Filed pursuant to Rule 424(b)(3)
Registration No. 333-146423

PROSPECTUS FOR UP TO 4,256,585 SHARES OF COMMON STOCK	PROXY STATEMENT
___________________________________

MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

The boards of directors of National Penn Bancshares, Inc., referred to as National Penn, and Christiana Bank & Trust Company, referred to as Christiana, have each unanimously approved a merger transaction in which National Penn will acquire Christiana.  In the merger, for each share of Christiana common stock you own, you may elect to receive either $37.69 in cash or 2.241 shares of National Penn common stock.  These amounts are subject to adjustment if the average closing sale price of a share of National Penn common stock is above $17.18 or below $15.18 over the ten-day-period prior to obtaining final regulatory approval, or if Zissimos A. Frangopoulos or Thomas A. Campbell dies or becomes disabled prior to the merger.

You may elect to receive all cash, all National Penn common stock or a combination of cash and National Penn common stock for your shares of Christiana common stock, subject to the requirement that 80% of the shares of outstanding Christiana common stock are exchanged for National Penn common stock and 20% of the shares of outstanding Christiana common stock are exchanged for cash.  Therefore, the actual allocation of cash and shares of National Penn common stock you receive will depend on the elections of other Christiana stockholders, and may be different from what you elect.

In a separate transaction, National Penn intends to merge with KNBT Bancorp, Inc., referred to as KNBT.  The KNBT merger is expected to close subsequent to the Christina merger.

National Penn common stock trades on the Nasdaq Global Select Market under the trading symbol “NPBC.”  On October 24, 2007, the closing sale price of National Penn common stock was $16.40.  Christiana common stock trades in the over-the-counter market on the OTC Bulletin Board under the trading symbol “CBTD.”  On October 24, 2007, the closing sale price of Christiana common stock was $34.75.  These prices will fluctuate between now and the closing of the merger.

Christiana will hold a special meeting of its stockholders to vote on the merger agreement and the merger on December 14, 2007, at 10:30 a.m. at The University of Delaware, Goodstay Center, 2700 Pennsylvania Avenue, Wilmington, Delaware.  We cannot complete the merger unless two-thirds of the votes of Christiana’s stockholders entitled to vote approve the merger agreement and the merger.  Holders of approximately 21.4% of outstanding shares of Christiana common stock and approximately 31.7% of the fully diluted shares of Christiana common stock have entered into letter agreements, in which they have agreed to vote their shares in favor of the merger.

The Christiana board of directors unanimously recommends that you vote “FOR” the merger agreement and the merger.  All stockholders of Christiana are invited to attend the special meeting in person.  However, whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to ensure that your shares will be voted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock of National Penn Bancshares, Inc. to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus.  Any representation to the contrary is a criminal offense.

The shares of National Penn Bancshares, Inc. common stock offered are not savings or deposit accounts or other obligations of either party or any of their banking or other subsidiaries, and they are not insured by any federal or state governmental agency.

Investing in National Penn Bancshares, Inc. common stock involves risks that are described in “Risk Factors” beginning on page 16.

This proxy statement/prospectus is dated October 25, 2007, and was first mailed to stockholders on or about November 2, 2007.

HOW TO OBTAIN MORE INFORMATION

This document provides you with detailed information about the merger agreement and the merger that will be submitted for approval at the Christiana special meeting of stockholders.  We encourage you to read this entire document carefully. This document incorporates by reference important business and financial information about National Penn and KNBT that is not included in or delivered with this document.  This information is available for you to review at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC, 20549, and through the SEC’s website at www.sec.gov.  You can also obtain free copies of this information by writing or calling:

Sandra L. Spayd	Chris J. Cusatis
Corporate Secretary	Senior Vice President and Chief Financial Officer
National Penn Bancshares, Inc.	Christiana Bank & Trust Company
Philadelphia and Reading Avenues	3801 Kennett Pike
Boyertown, Pennsylvania 19512	Greenville, DE 19807
Telephone: (610) 369-6202	Telephone: (302) 888-7730
E-mail: slspayd@natpennbank.com	E-mail: ccusatis@christianabank.com

In order to obtain timely delivery of the documents, you must request the information no later than December 3, 2007.

Additional information about Christiana is provided in Annex E to this document.

See “Where You Can Find More Information” at page 81 and “Incorporation of Certain Information by Reference” at page 82.

Greenville Center
3801 Kennett Pike
Greenville, Delaware 19807

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting of  stockholders of Christiana Bank & Trust Company will be held at 10:30 a.m., local time, on December 14, 2007 at The University of Delaware, Goodstay Center, 2700 Pennsylvania Avenue, Wilmington, Delaware for the following purposes:

•
To consider and vote upon a proposal to approve the Agreement of Reorganization and Merger, dated as of June 25, 2007, by and between National Penn Bancshares, Inc. and Christiana Bank & Trust Company, and the merger of Christiana with a newly-formed acquisition subsidiary of National Penn in which each share of Christiana common stock outstanding immediately prior to the merger would be converted into either $37.69 in cash or 2.241 shares of National Penn common stock, each subject to adjustment as provided for in the merger agreement, and all as further set forth in the merger agreement.

•	To consider and vote upon a proposal to adjourn the meeting, if necessary, if more time is needed to solicit proxies.

•	To transact such other business as may properly come before the meeting.

Christiana’s board of directors has fixed the close of business on October 19, 2007 as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting.

You will be entitled to dissent from the merger agreement and obtain the fair value for your shares if you do not vote in favor of the merger agreement, make a written demand on Christiana within 30 days following the special meeting, and follow the procedure in Section 788 of the Delaware Banking Code, which is described under “The Merger – Rights of Dissenting Stockholders” in the accompanying proxy statement/prospectus.  A copy of the provision of Delaware law relating to dissenters’ rights applicable in this transaction is attached as Annex D to the accompanying proxy statement/prospectus.

Your vote is important, regardless of the number of shares you own.  Whether or not you plan to attend the special meeting, Christiana’s board of directors urges you to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope.  This will not prevent you from voting in person at the special meeting, but will assure that your vote is counted if you are unable to attend.  The approval of the merger agreement and the merger will require the affirmative vote, in person or by proxy, of the holders of two-thirds of the shares of Christiana common stock.  If you abstain from voting or do not vote (either in person or by proxy), your abstention or failure to vote will have the effect of a vote “AGAINST” the adoption of the merger agreement and the merger.  If you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder in order to vote in person at the special meeting.

By Order of the Board of Directors,

/s/ W. Timothy Cashman, II
W. Timothy Cashman, II
Secretary

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER	1

SUMMARY	4

RISK FACTORS	16

A WARNING ABOUT FORWARD-LOOKING INFORMATION	19

THE CHRISTIANA SPECIAL MEETING OF STOCKHOLDERS	22
When and Where the Special Meeting will be Held	22
What Will be Voted on at the Special Meeting	22
Stockholders Entitled to Vote	22
Number of Shares that Must be Represented for a Vote to be Taken	22
Vote Required; Effect of Broker Non-Votes and Abstentions	22
Voting Agreements	22
Voting Your Shares	23
Changing Your Vote	23
Solicitation of Proxies and Costs	23

THE MERGER	24
Background of the Merger	24
Christiana’s Reasons for the Merger	27
Positive Factors	27
Negative Factors	28
Recommendation of the Christiana Board of Directors	28
Opinion of Christiana’s Financial Advisor	28
National Penn’s Reasons for the Merger	34
Consideration and Election	34
Illustration of Election Alternatives for Christiana Stockholders	36
Election and Exchange Procedures	37
Allocation of National Penn Common Stock and Cash	38
Stock Options	39
National Penn Common Stock	39
The Merger Agreement	39
Effect of the Merger	39
Effective Date	39
Representations and Warranties	40
Explanatory Note Regarding Summary of Merger Agreement and Representations and Warranties in the Merger Agreement	40
Conduct of Business Pending the Merger	41
Conditions to the Merger	43
Amendment; Waiver	44
Termination	45
Termination Fee	46
No Solicitation of Other Transactions	46
Nasdaq Listing	46
Expenses	47
Regulatory Approvals	47
Federal Approvals and Notices	47
State Approvals and Notices	48
Applications	48
Management and Operations After the Merger	48
Employment; Severance	49
Employee Benefits	49

Interests of Management and Others in the Merger	49
Share Ownership	49
Board Positions and Compensation	50
Indemnification and Insurance	50
Stock Options	50
Continued Employment	50
Agreements and Benefits for Key Management Employees	51
Zissimos A. Frangopoulos Employment Agreement and Benefits	51
Chris J. Cusatis Employment Agreement and Benefits	52
Thomas A. Campbell Employment Agreement and Benefits	53
Settlement Agreement and Supplemental Executive Retirement Agreements	54
Martin A. Infanti Settlement Agreement	54
Supplemental Executive Retirement Agreements	54
Accounting Treatment	54
Material United States Federal Income Tax Considerations	55
General	56
Federal Income Tax Consequences of the Merger to Christiana Stockholders	56
Backup Withholding	57
Federal Income Tax Consequences of the Merger to Christiana	57
Federal Income Tax Consequences of the Merger to Christiana and Christiana Stockholders if the Merger Did Not Qualify as a Reorganization	57
Transferability of National Penn Common Stock After the Merger	58
Christiana Affiliates	58
National Penn Affiliates	58
Rights of Dissenting Stockholders	59
General	59
Exercising Dissenters’ Rights	59
Appraisal Process	59

THE KNBT MERGER	60
National Penn’s Reasons for the KNBT Merger	60
Management and Operations After the KNBT Merger	61
The KNBT Merger Agreement	61
Termination	62
Termination Fee	62
Agreements for Key Management Employees	63
First Amendment to Employment Agreements of Scott V. Fainor and Sandra L. Bodnyk	63
Release, Consulting and Noncompetition Agreement of Eugene T. Sobol	63

MARKET PRICE AND DIVIDEND INFORMATION	64

UNAUDITED PRO FORMA FINANCIAL INFORMATION	66

INFORMATION WITH RESPECT TO NATIONAL PENN	72

DESCRIPTION OF NATIONAL PENN CAPITAL SECURITIES	72
Common Stock	72
Dividends	72
Voting Rights	72
Pre-Emptive Rights, Redemption	73
Liquidation Rights	73
Preferred Stock	73
Shareholder Rights Plan	73
Anti-Takeover Charter and Pennsylvania Law Provisions	73

INFORMATION WITH RESPECT TO KNBT BANCORP, INC.	75

COMPARISON OF RIGHTS OF HOLDERS OF CHRISTIANA AND NATIONAL PENN COMMON STOCK	75
Directors	75
Nomination	75
Election	76
Qualification	76
Removal	76
Shareholder Meetings	77
Call	77
Notice	77
Quorum	77
Required Shareholder Vote	77
General	77
Fundamental Changes	78
Amendment of Articles of Incorporation/Association	78
Amendment of Bylaws	79
Inspection Rights	79
Shareholder Rights Plan	79
Voluntary Dissolution	79
Dissenters’ Rights	80

ADJOURNMENT	80

EXPERTS	80

LEGAL MATTERS	80

OTHER BUSINESS	80

WHERE YOU CAN FIND MORE INFORMATION	81

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	82

ANNEXES

A.	Agreement of Reorganization and Merger, dated as of June 25, 2007, between National Penn Bancshares, Inc. and Christiana Bank & Trust Company
B.	Form of Letter Agreement
C.	Opinion of Keefe, Bruyette & Woods, Inc.
D.	Statutory Provision Relating to Dissenters’ Rights
E.	Christiana Bank & Trust Company Financial Information

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q-1:  What is the purpose of this document?

A: This document serves as both a proxy statement of Christiana and a prospectus of National Penn.  As a proxy statement, you are receiving it because the Christiana board of directors is soliciting your proxy for use at the Christiana special meeting of stockholders called to consider and vote on the Agreement of Reorganization and Merger, dated as of June 25, 2007, between Christiana and National Penn and the merger provided for in such agreement.  As a prospectus, you are receiving it because National Penn is offering to exchange shares of its common stock for shares of Christiana common stock in the merger.

Q-2:  Why are Christiana and National Penn proposing to merge?

A: We are proposing the merger because we believe that combining the strengths of the two companies is in the best interests of each company and its respective stockholders and customers.  Please see "The Merger - Christiana Reasons for the Merger" beginning at page 27 and "The Merger - Recommendation of the Christiana Board of Directors" beginning at page 28 for the various factors considered by the Christiana board of directors in recommending that Christiana stockholders vote "FOR" the proposal to approve the merger agreement and the merger.

Q-3:  What will I receive in the merger?

A: You may elect to receive either 2.241 shares of National Penn common stock or $37.69 in cash for each share of Christiana common stock you own (each subject to adjustment, as explained further below).  Additionally, you may elect to receive National Penn common stock, cash or a combination of both for your shares.  Notwithstanding your elections, upon completion of the merger:

●	80% of the total number of shares of Christiana common stock outstanding on the effective date of the merger will be exchanged for National Penn common stock, and

●	20% of the total number of shares of Christiana common stock outstanding on the effective date of the merger will be exchanged for cash.

Q-4:  How do I elect to receive National Penn common stock or cash for my Christiana stock?

A: Soon after the mailing of this proxy statement/prospectus, Mellon Investor Services, National Penn’s exchange agent, will mail you an election form.  This form includes instructions and the deadline for electing the type of consideration you would prefer to receive in the merger.  The election form will permit you to elect to receive National Penn common stock, cash or a combination of National Penn common stock and cash for your shares of Christiana common stock.  You must carefully follow the instructions from Mellon Investor Services.  Your election will be properly made only if the exchange agent has received at its designated office, by 5:00 p.m. on the date of the Christiana stockholders meeting, a signed election form completed according to the instructions set forth in the election form.  After you review the instructions from Mellon Investor Services, you should send your stock certificate(s) to Mellon Investor Services along with your completed election form.  See “The Merger - Consideration and Election - Election and Exchange Procedures” beginning on page 37.

Q-5:  What happens if I fail to make an election to receive National Penn common stock or cash?

A: As noted in the answer to question 3 above, 80% of the total number of shares of Christiana common stock outstanding on the effective date of the merger will be exchanged for National Penn common stock and 20% will be exchanged for cash.  Based on this requirement, if you fail to make a timely election, your Christiana shares will be exchanged for cash or National Penn common stock (or a combination of cash and National Penn common stock), depending on the elections of other Christiana stockholders.

Q-6:  What are the tax consequences of the merger to me?

A: In general, for United States federal income tax purposes, if Christiana stockholders receive solely cash for their shares in the merger, they will recognize gain or loss in an amount equal to the difference between the cash received and their adjusted tax basis in their Christiana common stock.  If Christiana stockholders receive solely National Penn common stock for their shares, they generally will not recognize any gain or loss for United States federal income tax purposes. If Christiana stockholders receive a combination of cash and National Penn common stock in the merger, they generally will not recognize loss but will recognize gain, if any, on their shares to the extent of any cash received. This tax treatment may not apply to all Christiana stockholders.

Each of National Penn’s and Christiana’s obligations to complete the merger is conditioned on the receipt of a legal opinion about the federal income tax treatment of the merger. This opinion will not bind the Internal Revenue Service, which could take a different view.

We urge you to consult your tax advisor for a full understanding of the tax consequences of the merger to you.  Tax matters are very complicated and, in many cases, tax consequences of the merger will depend on your particular facts and circumstances.  See “The Merger - Material United States Federal Income Tax Considerations,” beginning at page 55.

Q-7:  Do I have rights to dissent from the merger?

A: Yes.  Under Delaware law, Christiana stockholders have the right to dissent from the merger and to receive a payment in cash for the value of their shares of Christiana common stock, as determined by an appraisal process.  This value may be more or less than the value you would receive in the merger if you do not dissent.  To perfect your dissenters’ rights, you must follow precisely the required statutory procedures.  To the extent you are successful in pursuing your dissenters’ rights, you will receive a cash payment for the value of your shares that will be fully taxable to you.  See “The Merger - Rights of Dissenting Stockholders,” beginning at page 59 and the information in Annex D.

Q-8:  Are there regulatory or other conditions to the completion of the merger?

A: Yes.  The merger must be approved by the Federal Reserve Board, the FDIC and the Delaware Banking Commissioner.  As of the date of this proxy statement/prospectus, appropriate applications for approval have been filed and are being reviewed by these regulatory authorities.  National Penn has already received approval from the Federal Reserve Board.  In addition to regulatory approvals, the merger agreement and the merger must be approved at the Christiana special meeting by the affirmative vote of the holders of two-thirds of the shares of Christiana common stock entitled to vote.  National Penn shareholders do not have to approve the merger; accordingly, National Penn shareholders will not vote on approval of the merger agreement.

In addition, the merger will only be completed if Christiana and National Penn each receive an opinion from their respective counsel that (a) the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code of 1986, and (b) any gain realized in the merger will be recognized only to the extent of cash or other property (other than National Penn common stock) received in the merger.  Completion of the merger is also subject to other specified conditions.  See “The Merger - Conditions to the Merger,” beginning at page 43.

Q-9:  What does the Christiana board of directors recommend?

A: The Christiana board of directors has unanimously approved the merger agreement and believes that the merger is in the best interests of Christiana, its stockholders, its employees, its customers and the communities served by Christiana.  Accordingly, the Christiana board of directors unanimously recommends that you vote “FOR” approval of the merger agreement and the merger.

Q-10:  What do I need to do now?

A: After you have carefully read these materials, indicate on your proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the Christiana special meeting.  In addition, you may attend the Christiana special meeting in person, whether or not you have signed and mailed your proxy card.  If you sign, date and return your proxy but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger agreement and the merger.  Finally, you should also complete and sign the election form you will receive from Mellon Investor Services and return the election form to Mellon Investor Services at its designated office before the deadline specified in question 4 above.

Q-11:  Can I change my vote after I have mailed my signed proxy card?

A: Yes.  There are three ways for you to revoke your proxy and change your vote.  First, you may send a later-dated, signed proxy card before Christiana’s special meeting.  Second, you may revoke your proxy by written notice (which you could personally deliver at the special meeting) to the Secretary of Christiana at any time prior to the vote on the merger.  Third, you may attend the special meeting and vote in person.  If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q-12:  What happens if my stock certificates are held in “street name” by my broker, bank or other nominee?

A: Your broker, bank or other nominee will not vote your shares unless you provide instructions to your broker, bank or other nominee on how to vote.  You should fill out the voter instruction form sent to you by your broker, bank or other nominee with this document.

Q-13:  When do you expect the merger to be completed?

A: We expect to complete the merger after all of the conditions to the merger are fulfilled, including obtaining the approval of Christiana stockholders and applicable regulatory agencies. We anticipate that this will occur in the first quarter of 2008.  We cannot assure you that we will obtain the necessary stockholder approval or that the other conditions precedent to the merger can or will be satisfied.

Q-14:  Will I be able to vote on the merger between National Penn and KNBT?

A: No, you will not vote on the KNBT merger.  Information about the KNBT merger and about KNBT is included in this prospectus for your information.

SUMMARY

This summary highlights selected information from this document.  Because this is a summary, it does not contain all of the information that may be important to you.  You should carefully read this entire document and the other documents we refer to in this document before you decide how to vote.  We have included page references in this summary to direct you to more complete descriptions of the topics provided elsewhere in these materials.

The Special Meeting

Special meeting to be held December 14, 2007 (see page 22)

Christiana will hold a special meeting of stockholders on December 14, 2007, at 10:30 a.m., local time, at The University of Delaware, Goodstay Center, located at 2700 Pennsylvania Avenue, Wilmington, Delaware.

Matters to be considered at the special meeting (see page 22)

At the meeting, Christiana stockholders will vote on proposals to approve the merger agreement and the merger, and to adjourn the meeting, if necessary, to solicit additional proxies, if there are not sufficient votes at the time of the special meeting to approve the merger agreement and merger.

Record date set at October 19, 2007; one vote per share of Christiana stock (see page 22)

If you own shares of Christiana common stock at the close of business on October 19, 2007, you are entitled to notice of, and to vote at, the special meeting.  You will have one vote at the meeting for each share of Christiana common stock you owned on October 19, 2007.  On October 19, 2007, there were 1,519,659 shares of Christiana common stock outstanding

The Companies

Christiana Bank & Trust Company
3801 Kennett Pike
Greenville, DE 19807
(302) 888-7730
www.christianabank.com

Christiana Bank & Trust Company, headquartered in Greenville, Delaware, is listed on the OTC Bulletin Board under the symbol “CBTD.”  As of June 30, 2007, Christiana Bank & Trust had $184.9 million in assets, $162.4 million in deposits, $2.8 billion in trust assets under administration and 58 employees.

Christiana provides personal and commercial banking, as well as trust and asset management services from locations in Greenville and Wilmington, Delaware.  In addition, Christiana Corporate Services, Inc., a wholly owned subsidiary of Christiana Bank & Trust Company, provides commercial domicile and agency services in Delaware.  Monarch Management Services LLC, wholly owned by Christiana Corporate Services, Inc., provides commercial domicile services in Delaware.  Christiana Trust Company LLC, a Nevada non-depository trust company, wholly owned by Christiana Bank & Trust Company, provides commercial domicile and trust services in Nevada.

National Penn Bancshares, Inc.
Philadelphia and Reading Avenues
Boyertown, Pennsylvania 19512
(610) 367-6001
www.nationalpennbancshares.com

National Penn Bancshares, Inc. is a $5.62 billion asset financial services company operating 80 offices in Pennsylvania through National Penn Bank and its FirstService Bank, HomeTowne Heritage Bank, Nittany Bank, and The Peoples Bank of Oxford divisions.  The Peoples Bank of Oxford Division also operates one community office in Cecil County, Maryland.

National Penn’s financial services affiliates consist of National Penn Investors Trust Company, National Penn Capital Advisors, Inc., Vantage Investment Advisors, L.L.C., National Penn Insurance Agency, Inc. and National Penn Leasing Company.

National Penn is to merge with KNBT Bancorp, Inc. in an independent transaction in which shareholders of KNBT will receive for each share of KNBT common stock they own 1.03 shares of National Penn common stock.  The merger is expected to close in the first quarter of 2008.

National Penn common stock is traded on the Nasdaq Global Select Market under the symbol "NPBC."

KNBT Bancorp, Inc.
90 Highland Avenue
Bethlehem, Pennsylvania 18017
(610) 861-5000
www.knbt.com

KNBT Bancorp, Inc. is a Pennsylvania corporation headquartered in Bethlehem, Pennsylvania. KNBT is the registered bank holding company for Keystone Nazareth Bank & Trust Company, a Pennsylvania-chartered savings bank. In addition to a diversified range of financial products offered principally through Keystone, KNBT offers an array of investment, insurance and employee benefit services through its nonbank subsidiaries. Keystone operates 56 full-service branch offices in Lehigh, Northampton, Carbon, Monroe, Luzerne and Schuylkill Counties, Pennsylvania. At June 30, 2007, KNBT had total assets of $2.9 billion, total deposits of $2.0 billion, $833.1 million of assets under management and total stockholders’ equity of $352.3 million.  As of June 30, 2007, KNBT had approximately 750 full-time employees.  KNBT common stock is traded on the Nasdaq Global Market under the symbol “KNBT.”

The proposed merger (see page 24)

National Penn will acquire Christiana by a merger of an interim, direct wholly owned subsidiary of National Penn with and into Christiana.  Christiana will become a wholly owned subsidiary of National Penn, retaining its name and its status as a Delaware chartered banking corporation.  A copy of the merger agreement is attached to this document as Annex A.  Please read this document carefully, as it is the legal document that governs the merger.

You may elect to receive cash or shares of National Penn common stock (see page 34)

Subject to the restrictions described below, you may elect to receive for each of your shares of Christiana common stock, either:

●	$37.69 per share in cash; or

●	2.241 shares of National Penn common stock.

The 1:2.241 exchange ratio is subject to adjustment based on the average of the closing sale price of a share of National Penn common stock over the ten-day trading period ending on the on the day before the date on which the last required regulatory approval required for the merger is obtained, without regard to any requisite waiting period.  We refer to this ten-day trading period average price as the “National Penn Market Value.”

●	If the National Penn Market Value is less than $15.18, then the exchange ratio will be adjusted to that number which, when multiplied by the National Penn Market Value, equals $34.00.

●	If the National Penn Market Value is more than $17.18, then the exchange ratio will be adjusted to that number which, when multiplied by the National Penn Market Value, equals $38.50.

In addition, the amount of cash to be paid per share of Christiana common stock and the exchange ratio are subject to adjustment upon the occurrence of certain events.

●
If Zissimos A. Frangopoulos dies or becomes disabled or Thomas A. Campbell becomes disabled at any time prior to the merger, then Christiana stockholders will receive for each share of Christiana stock they own:

-	$36.00 per share in cash; or

-
the lesser of that number of shares of National Penn common stock determined by dividing $36.00 by the National Penn Market Value, or the number of shares of National Penn common stock determined under the merger agreement without regard to this provision.

●
If Thomas A. Campbell dies at any time prior to the merger, then each $36.00 referenced above will become $32.00, plus an insurance adjustment not to exceed $4.00, as further detailed in the merger agreement.  The amount of the insurance adjustment depends on the face value(s) of life insurance polities on the death of Mr. Campbell obtained by Christiana.  Christiana has obtained insurance policies on Mr. Campbell in amounts sufficient to generally ensure that the insurance adjustment would equal $4.00.

The closing prices of National Penn common stock as reported on the Nasdaq Global Select Market (as adjusted to reflect a 3% stock dividend paid on September 28, 2007) was $16.72 on June 22, 2007, the trading date immediately proceeding the day on which the merger was publicly announced.

Subject to the proration procedures discussed below, you may choose to exchange some or all of your shares for cash and some or all of your shares for National Penn common stock.  You will receive an election form prior to the Christiana special meeting in order to make this election.  You will have until 5:00 p.m. on December 14, 2007 to make your election and return your election form.  The holders of 20% of the outstanding shares of Christiana common stock will receive cash consideration and the holders of 80% of the outstanding shares of Christiana common stock will receive National Penn common stock.  If holders of more than 20% of the outstanding shares of Christiana common stock elect to receive cash, those persons will receive a portion of their merger consideration in shares of National Penn common stock.  Similarly, if the holders of more than 80% of the outstanding shares of Christiana common stock elect to receive shares of National Penn common stock, those persons will receive a portion of their merger consideration in cash.  Thus, you may not receive exactly the form of consideration that you elect, and you may receive a pro rata amount of cash and National Penn common stock even if you elect to receive all cash or all stock.  Additionally, if you do not return a properly completed election form by the election deadline, you will be deemed to have elected to receive either cash or National Penn common stock for your Christiana shares, depending on the election of other Christiana stockholders.  Complete information on the election procedure can be found in the sections “The Merger - Election and Exchange Procedures” and “The Merger - Consideration and Election - Allocation of National Penn Common Stock and Cash” beginning on pages 34 and 38, respectively.  Because 80% of the outstanding shares of Christiana common stock will be exchanged for National Penn common stock, and assuming that no holders of options to purchase Christiana common stock exercise their options prior to the merger, Christiana stockholders will own approximately 5.25% of the outstanding shares of National Penn common stock following the merger.

You should note that, unless one of the events described above occurs, if and to the extent that you receive cash, the value of the consideration you will receive is fixed at $37.69 per share of Christiana common stock.  However, if you receive National Penn common stock as consideration, the value of the stock will not be determined until closing and may be higher or lower than $37.69 per share of Christiana common stock.  The final exchange ratio and value of cash consideration will be determined at the time of closing and will be announced in a filing to be made with the SEC on the day of closing.

Christiana has received an opinion from its financial advisor that consideration is fair from a financial point of view (see page 28)

In connection with the merger, the board of directors of Christiana received the written opinion from Christiana’s financial advisor, Keefe, Bruyette & Woods, referred to as KBW, as to the fairness, from a financial point of view, of the consideration to be received in the merger by holders of Christiana common stock.  The full text of the opinion of KBW, updated as of October 22, 2007, is included in this document as Annex C.  We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by KBW.  The opinion of KBW is directed to Christiana’s board of directors and does not constitute recommendations to you or any other stockholder as to how to vote with respect to the merger, the form of consideration to be elected in the merger, or any other matter relating to the proposed transaction.  KBW will receive a fee for its services, including rendering the fairness opinion, in connection with the merger.

Approval of two-thirds of Christiana shares entitled to vote at the special meeting is required for approval of the merger agreement and the merger (see page 22)

The approval of the merger agreement and merger will require the affirmative vote, in person or by proxy, of the holders of two-thirds of the shares of Christiana common stock.  The approval of the proposal to adjourn the meeting, if necessary, to solicit additional proxies will require the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Christiana common stock.  Each holder of shares of Christiana common stock outstanding on the record date will be entitled to one vote for each share held of record.  Since the vote required for approval of the merger agreement is a percentage of all shares of Christiana common stock entitled to vote at the special meeting, abstentions and broker non-votes will have the same effect as votes “AGAINST” the merger agreement and merger.

National Penn shareholders will not vote on the merger agreement or the merger.

Christiana directors and certain executive officers have agreed to vote in favor of the merger (see page 22)

On June 25, 2007, the directors and certain executive officers of Christiana had sole or shared voting power over 319,584 shares, or 21.4%, of the outstanding shares of Christiana common stock and 584,535 shares, or approximately 31.7%, of the fully diluted shares of Christiana common stock.  These directors and officers of Christiana have agreed with National Penn to vote these shares of Christiana common stock in favor of approving the merger agreement and the merger.

As of the record date, National Penn’s directors and executive officers, and their immediate family members and entities they control, do not own any shares of Christiana common stock.  National Penn does not hold any shares of Christiana common stock directly or indirectly and holds no shares of Christiana common stock other than shares held in a fiduciary capacity for others, if any.

Christiana directors and management may have interests in the merger that differ from your interests (see page 49)

The directors and executive officers of Christiana may be deemed to have interests in the merger as directors and employees that are different from or in addition to yours as a Christiana stockholder.  These interests include, among others, provisions in the merger agreement regarding positions on the boards of directors of National Penn Bank and Christiana, as well as employment agreements for several officers, indemnification, insurance, substitute stock options and eligibility to participate in various National Penn employee benefit plans.  Christiana’s board of directors was aware of these interests and considered them in approving and recommending the merger.

We may amend or terminate the merger agreement (see pages 44 and 45)

The parties may amend the merger agreement by written agreement.  The parties may do so to a certain extent without stockholder approval, even if the stockholders have already approved the merger.

The merger agreement may be terminated at any time before the merger is completed.  Each party may unilaterally terminate the agreement in specified circumstances.  These include a failure to complete the merger by March 31, 2008, unless the terminating party’s breach is the reason the merger has not been completed.

In addition, if the National Penn Market Value is less than $12.62 per share (the walk-away price), then either party may terminate the merger agreement at any time during the ten-day period following the last trading day immediately preceding the day on which the last regulatory approval for the merger is obtained.

The Christiana board of directors may also terminate the merger agreement if it concludes that it must accept an alternative acquisition proposal in order to comply with its fiduciary duties, which termination will result in a payment of $3,000,000 to National Penn.  See “The Merger - Termination Fee” beginning on page 46.

Rights of National Penn shareholders differ from those of Christiana stockholders (see page 75)

When the merger is completed, those Christiana stockholders who will receive National Penn common stock as consideration in the merger will automatically become National Penn shareholders.  The rights of National Penn shareholders differ from the rights of Christiana stockholders in important ways.  Many of these differences relate to provisions in National Penn’s articles of incorporation and bylaws that differ from those of Christiana.  Some of these provisions are intended to make a takeover of National Penn harder if National Penn’s board of directors does not approve it.

Comparative market value per share

The table below shows the last sale price of National Penn common stock, Christiana common stock and the equivalent price per share of Christiana common stock on June 22, 2007 (the last full trading day prior to announcement of the execution of the merger agreement) and on October 24, 2007 (the last full trading day prior to the date of these materials).  The equivalent price per share of Christiana common stock is calculated by multiplying the last sale price of National Penn common stock by 2.241, which is the number of shares of National Penn common stock that Christiana stockholders would receive in the merger for each share of Christiana common stock they own if they elect to receive the stock consideration.  This exchange ratio is subject to adjustment based on the National Penn Market Value and upon the occurrence of certain events as more fully described in “The Merger - Consideration and Election” beginning on page 34.  The table below reflects only calculation based on a 1:2.241 exchange ratio.

	June 22, 2007	October 24, 2007
National Penn	$16.72 (1)	$16.40
Christiana	$26.10	$34.75
Equivalent Price Per Share of Christiana Common Stock	$37.47	$36.75

(1) As adjusted to reflect a 3% stock dividend paid on September 28, 2007.

Because the exchange ratio is subject to adjustment in limited circumstances and because the market price of National Penn common stock will fluctuate prior to the merger, the pro forma equivalent price per share of Christiana common stock will also fluctuate prior to the merger.  You will not know the final equivalent price per share of Christiana common stock when you vote on the merger.  This information relates only to the value of shares of Christiana common stock that are converted into shares of National Penn common stock in the merger; the amount of cash paid for shares of Christiana common stock that are converted into the cash will not fluctuate as a result of changes in the price of National Penn common stock.

The KNBT merger (see page 60)

After the acquisition of Christiana and pursuant to a merger agreement between National Penn and KNBT dated September 6, 2007, KNBT is to merge with and into National Penn, with National Penn surviving the KNBT merger.  Subsequently, Keystone Nazareth Bank & Trust, referred to as Keystone, a direct wholly owned subsidiary of KNBT, is to merge with and into National Penn Bank, a direct wholly owned subsidiary of National Penn.  National Penn’s decision to merge with KNBT occurred after its decision to acquire Christiana.  Likewise, it is anticipated that the KNBT merger will not become effective until after the Christiana merger is complete.

KNBT’s and National Penn’s Current Reports on Form 8-K, filed with the SEC on September 7, 2007, summarize the KNBT merger agreement, which is attached thereto as Exhibit 2.1.  We incorporate both Forms 8-K by reference in this document.  National Penn will furnish you with copies of the documents incorporated by reference upon request.  See "When You Can Find More Information” beginning on page 81.

SUMMARY SELECTED HISTORICAL FINANCIAL DATA

We are providing the following information to help you analyze the financial aspects of the merger.  We derived this information from National Penn’s, Christiana’s and KNBT’s audited financial statements for the fiscal years ended December 31, 2006, 2005, 2004, 2003 and 2002.  We derived the following selected unaudited historical data for the six months ended June 30, 2007 and 2006 from National Penn’s, Christiana’s and KNBT’s unaudited interim consolidated financials.  The interim information includes, in the opinion of National Penn, Christiana and KNBT management, all adjustments (consisting of normal, recurring adjustments) necessary for fair presentation of such information.  This information is only a summary, and you should read it in conjunction with National Penn’s and KNBT’s historical financial statements and the related notes contained in the annual and quarterly reports and other documents that National Penn and KNBT have filed with the Securities and Exchange Commission, referred to as the SEC, and incorporated by reference into this proxy statement/prospectus.  See “Where You Can Find More Information” beginning on page 81.  You should not rely on the historical information as being indicative of results expected for any future interim period.

National Penn

(Dollars in thousands, except per share data)						As of and for the Six Months Ended
						June 30,
	As of and for the Year Ended December 31,					(unaudited)
	2006	2005	2004	2003	2002	2007	2006
BALANCE SHEET DATA (1)
Total assets (2)	$5,452,288	$4,603,389	$4,481,094	$3,514,457	$2,860,084	$5,621,170	$5,225,420
Total deposits	3,825,633	3,309,046	3,143,193	2,435,296	1,925,964	3,825,786	3,786,748
Loans and leases, net (3)	3,573,631	2,993,744	2,816,849	2,221,434	1,744,829	3,673,483	3,445,627
Total investment securities	1,261,882	1,091,714	1,189,803	934,375	650,930	1,309,669	1,170,671
Total shareholders' equity (2)	542,869	447,668	430,426	319,696	224,182	545,905	518,739
STATEMENT OF INCOME (1), (4)
Total interest income	$302,185	$242,586	$198,775	$165,648	$163,178	$163,244	$144,701
Total interest expense	148,826	93,937	60,493	51,099	61,098	86,831	67,171
Net interest income	153,359	148,649	138,282	114,549	102,080	76,413	77,530
Provision for loan and lease losses	2,541	3,200	4,800	9,371	13,585	2,612	1,140
Net interest income after provision
for loan and lease losses	150,818	145,449	133,482	105,178	88,495	73,801	76,390
Other income	66,867	57,016	46,774	41,285	36,550	34,492	31,044
Other expenses (2)	133,331	125,064	119,229	104,344	83,126	67,828	66,030
Income before income taxes (2)	84,354	77,401	61,027	42,119	41,919	40,465	41,404
Income taxes	20,245	18,921	14,243	8,238	8,303	8,748	10,290
Net income from continuing operations (2)	64,109	58,480	46,784	33,881	33,616	31,717	31,114
Net income from discontinued operations	-	-	-	8,621	2,060	-	-
Net income (2)	$64,109	$58,480	$46,784	$42,502	$35,676	$31,717	$31,114
Cash dividends paid	$31,039	$27,973	$25,199	$21,234	$17,664	$16,102	$15,394
Dividend payout ratio (2)	48.42%	47.83%	53.86%	49.96%	49.51%	50.77%	49.48%
Return on average assets (2)	1.24%	1.29%	1.04%	1.21%	1.25%	1.16%	1.24%
Return on average shareholders' equity (2)	12.64%	13.39%	12.93%	15.88%	17.09%	11.76%	12.76%
Return on average tangible equity* (2)	27.06%	25.49%	23.53%	21.30%	18.99%	24.43%	26.71%

PER SHARE DATA (5), (2)
Basic earnings
Income from continuing operations	$1.31	$1.27	$1.08	$0.86	$0.93	$0.64	$0.64
Discontinued operations	-	-	-	0.22	0.06	-	-
Net Income	$1.31	$1.27	$1.08	$1.08	$0.99	$0.64	$0.64
Diluted earnings
Income from continuing operations	$1.29	$1.25	$1.06	$0.84	$0.92	$0.63	$0.63
Discontinued operations	-	-	-	0.21	0.05	-	-
Net Income	$1.29	$1.25	$1.06	$1.05	$0.97	$0.63	$0.63
Book value per share	$10.99	$9.73	$9.41	$7.94	$6.22	$11.01	$10.47
Dividends paid in cash	$0.629	$0.608	$0.585	$0.538	$0.488	$0.325	$0.320
Dividends paid in stock	3%	5-for-4 split	5-for-4 split	5%	5%	-	-

(1)	Balances have been restated for the sale in 2003 of Panasia Bank, N.A. which is being presented as discontinued operations.
(2)	Reflects the adoption of FAS 123(R) under the modified retrospective method.
(3)	Includes loans held for sale.
(4)
Results of operations are included for the Nittany Bank acquisition for the period January 26, 2006 through December 31, 2006, the People's Bank of Oxford acquisition for the period July 1, 2004 through December 31, 2004, the HomeTowne Heritage Bank acquisition for the period December 12, 2003 through December 31, 2003 and the FirstService Bank acquisition for the period February 25, 2003 through December 31, 2003.

(5)	Restated to reflect 3% stock dividends paid on September 28, 2007 and in 2006, 5-for-4 stock splits in 2005 and 2004, and 5% stock dividends in 2003 and 2002.

* Reconciliation Table for Non-GAAP Financial Measure - Return on Average Tangible Equity:

Return on average shareholders' equity	12.64%	13.39%	12.93%	15.88%	17.09%	11.76%	12.76%
Effect of goodwill and intangibles	14.42%	12.10%	10.60%	5.42%	1.90%	12.67%	13.95%
Return on average tangible equity	27.06%	25.49%	23.53%	21.30%	18.99%	24.43%	26.71%

Non-GAAP Financial Measure - Return on Average Tangible Equity

Return on average tangible equity is supplemental financial information determined by a method other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  National Penn’s management uses this non-GAAP measure in its analysis of National Penn’s performance.  Annualized net income return on average tangible equity excludes the average balance of acquisition-related goodwill and intangibles in determining average tangible shareholders’ equity.  Banking and financial institution regulators also exclude goodwill and intangibles from shareholders’ equity when assessing the capital adequacy of a financial institution.  Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results of National Penn, as it provides a method to assess management’s success in utilizing the company’s tangible capital.  This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Christiana

(Dollars in thousands, except per share data)						As of and for the Six Months Ended
						June 30,
	As of and for the Year Ended December 31,					(unaudited)
	2006	2005	2004	2003	2002	2007	2006
BALANCE SHEET DATA
Total assets	$168,408	$166,086	$147,715	$128,065	$105,908	$184,939	$183,301
Total deposits	145,125	148,303	122,121	92,883	82,450	162,355	164,080
Loans, net	129,526	116,037	101,486	91,586	80,158	121,533	127,572
Total investment securities	23,172	21,260	18,572	20,415	12,991	22,895	20,952
Total shareholders' equity	19,113	15,984	14,394	12,864	9,668	20,298	17,262
STATEMENT OF INCOME
Total interest income	$11,290	$8,350	$6,181	$5,379	$5,528	$5,717	$5,386
Total interest expense	4,214	2,336	1,715	1,856	2,307	2,379	1,895
Net interest income	7,076	6,014	4,466	3,523	3,221	3,338	3,491
Provision for loan losses	303	118	127	81	166	285	158
Net interest income after provision
for loan losses	6,773	5,896	4,339	3,442	3,055	3,053	3,333
Other income	5,437	3,621	3,200	3,091	2,796	3,200	2,305
Other expenses	8,232	7,137	6,059	5,529	5,055	4,725	3,928
Income before income taxes	3,978	2,380	1,480	1,004	796	1,528	1,710
Income taxes	1,446	848	514	304	248	519	615
Net income	$2,532	$1,532	$966	$700	$548	$1,009	$1,095
Cash dividends paid	$-	$-	$-	$-	$-	$-	$-
Dividend payout ratio	0%	0%	0%	0%	0%	0%	0%
Return on average shareholders' equity	14.55%	10.16%	7.11%	6.52%	6.07%	10.30%	13.28%
Return on average tangible equity* (1)	14.55%	10.16%	7.11%	6.52%	6.07%	10.30%	13.28%
PER SHARE DATA (2)
Basic earnings
Net Income	$1.72	$1.07	$0.69	$0.60	$0.53	$0.68	$0.75
Diluted earnings
Net Income	$1.56	$1.02	$0.68	$0.56	$0.47	$0.61	$0.68
Book value per share	$12.89	$11.04	$10.08	$9.40	$8.89	$13.61	$11.76
Dividends paid in cash	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Dividends paid in stock	2 @ 5%	5%	3%	-	-	-	-

(1)	Christiana has no goodwill or intangible assets. Therefore, tangible net worth is equal to total net worth.
(2)	Restated, where appropriate, to reflect 5% stock dividends distributed November 30, 2006, August 31, 2006, November 30, 2005 and 3% stock dividend distributed March 15, 2004.

KNBT
(Dollars in thousands, except per share data)	As of and for the Year Ended December 31,					As of and for the Six Months Ended June 30, (unaudited)
	2006	2005	2004	2003(1)	2002	2007	2006
Consolidated Summary of Income
Interest income	$148,421	$132,150	$97,291	$59,063	$59,479	$74,735	$72,932
Interest expense	75,557	58,619	33,446	21,061	26,416	39,932	35,676
Net interest income	72,864	73,531	63,845	38,002	33,063	34,803	37,256
Provision for loan losses	3,329	2,780	4,308	2,951	111	645	1,950
Total non-interest income	42,071	26,426	15,434	9,048	8,814	16,778	19,529
Total non-interest expense (2)	77,904	67,195	52,699	55,119	24,568	39,224	38,913
Income (Loss) before income taxes (benefit)	33,702	29,982	22,272	(11,020)	17,198	11,712	15,922
Income taxes (benefit)	10,099	9,156	4,666	(5,264)	5,188	4,214	4,536
Net income (loss) (2)	$23,603	$20,826	$17,606	$(5,756)	$12,010	$7,498	$11,386

Net income per share - diluted (3)	$0.87	$0.71	$0.60	N/M	N/M	$0.28	0.40
Net income per share - basic (3)	$0.87	$0.72	$0.61	N/M	N/M	$0.29	0.41
Cash dividends declared per share (3)	$0.31	$0.24	$0.15	-	-	$0.18	0.15
Consolidated Balance Sheet Data
Total assets	$2,898,827	$3,081,810	$2,419,198	$1,941,973	$1,015,906	$2,888,789	$2,994,485
Investment securities available-for-sale	858,854	1,119,273	1,057,109	734,087	294,150	682,144	944,627
Investment securities held to maturity	33,532	47,368	56,586	-	-	30,125	43,000
Loans receivable, net	1,603,122	1,465,764	1,002,741	882,166	555,526	1,755,290	1,523,847
Mortgage loans held-for-sale	1,994	556	718	4,677	23,796	1,362	20
Deposits	1,907,547	1,852,251	1,323,053	1,289,410	771,825	1,980,251	1,912,797
Securities sold under agreements to repurchase	45,296	76,932	22,643	24,550	8,904	104,269	54,862
FHLB advances	519,161	705,125	660,674	207,153	113,500	399,314	613,487
Subordinated debentures	38,406	38,872	15,464	15,000	-	15,515	38,642
Shareholders' equity/retained earnings	356,026	376,552	377,354	389,080	111,049	352,274	341,823
Book value per share	13.52	13.19	13.33	13.20	n/a	13.55	12.83
Full service offices	57	58	41	41	19	56	57
Selected Consolidated Ratios
Net income (loss) to:
Average total assets	0.79%	0.73%	0.81%	(0.46)%	1.25%	0.52%	0.76%
Average equity	6.63%	5.37%	4.57%	(3.58)%	11.46%	4.17%	6.26%
Net interest margin	2.84%	2.96%	3.40%	3.49%	3.66%	2.78%	2.90%
Efficiency ratio (4)	65.94%	64.66%	63.39%	117.15%	58.67%	74.08%	66.30%
Equity to assets (5)	12.28%	12.22%	15.62%	20.05%	10.93%	12.19%	11.42%
Tier 1 capital to average assets (leverage) (5)	9.77%	9.84%	14.66%	19.39%	10.78%	8.87%	7.68%
Tier 1 risk-based capital ratio (5)	13.96%	16.07%	24.88%	32.51%	18.19%	12.27%	13.92%
Total risk-based capital ratio (5)	14.83%	16.95%	25.64%	33.24%	18.19%	13.13%	14.81%

(1)	On October 31, 2003, KNBT completed the mutual-to-stock conversion of Keystone Nazareth Bank & Trust Company (formerly Keystone Savings Bank) and the related subscription stock offering and the acquisition of First Colonial Group, Inc.
(2)
Included in the non-interest expenses for the year ended December 31, 2003 are a  $16.2 million contribution to the Keystone Nazareth Charitable Foundation and $5.7 million of merger and systems integration costs as a result of the acquisition of First Colonial Group, Inc.

(3)	Per share data is not included for 2003 because no shares were issued prior to November 2003.
(4)	The calculation of the efficiency ratio for 2003 includes the effect of the $16.2 million contribution to the Keystone Nazareth Charitable Foundation and $5.7 million of merger and systems integration costs as a result of the acquisition of First Colonial Group, Inc.
(5)	Ratios for 2007-2003 are for KNBT. Ratios for 2002 are for Keystone Nazareth Bank & Trust Company (formerly Keystone Savings Bank).

Selected Consolidated Unaudited Pro Forma Financial Information

The following table shows information about National Penn’s financial condition and results of operations, including per share data, after giving effect to both the merger with Christiana and the merger with KNBT.  This information is called pro forma financial information in this document.  The table sets for the information as if the mergers had become effective on June 30, 2007 with respect to balance sheet data, and on January 1, 2007 and on January 1, 2006, respectively, with respect to results of income statements for the periods ended June 30, 2007 and December 31, 2006, respectively.  This pro forma financial information assumes that the mergers are each accounted for using the purchase method of accounting and represent a current estimate based on available information of the combined companies’ results of operations.  The pro forma financial information includes adjustments to record the assets and liabilities of Christiana and KNBT at their estimated fair values and is subject to further adjustment as additional information becomes available and as additional analyses are performed. This historical per share information for National Penn and the exchange ratio have been adjusted for the 3% stock dividend paid by National Penn on September 28, 2007.

This table should be read in conjunction with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of National Penn and KNBT and the more detailed pro forma financial information, including the notes thereto, appearing elsewhere in, or incorporated by reference into, this document.  See “Unaudited Pro Forma Combined Condensed Financial Information” beginning on page 66 and “Where You Can Find More Information” beginning on page 81.  The pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies and asset dispositions, among other factors, that may result as a consequence of the mergers and, accordingly, does not attempt to predict or suggest future results.  It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

	As of and for the	As of and for the
(Dollars in thousands, except per share data)	Six Months Ended	Year Ended
	June 30, 2007	December 31, 2006
INCOME STATEMENT DATA

Total interest income	$245,721	$465,946
Net interest income	113,661	231,516
Net interest income after provision for loan and lease losses	110,119	225,343
Noninterest income	54,429	114,305
Net income	39,303	88,401
Earnings per share:
Basic	$0.50	$1.11
Diluted	$0.49	$1.09
Dividends per share	$0.26	$0.50

BALANCE SHEET DATA

Total assets	$8,817,925
Total deposits	5,963,012
Loans and leases, net (1)	5,528,757
Total investment securities	2,070,304

_________
(1) Includes loans held for sale.

Comparative Per Share Data

We have summarized the per share information for National Penn and Christiana on a historical, National Penn - KNBT pro forma, pro forma combined and equivalent pro forma basis. You should read this information in conjunction with the historical financial statements (and related notes) contained in the annual and quarterly reports and other documents National Penn and KNBT have filed with the Securities and Exchange Commission.  See “Where You Can Find More Information” beginning on page 81.

The following table reflects the merger of National Penn, KNBT and Christiana as if the merger had taken place as of the beginning of the earliest period presented using the purchase method of accounting.

The per share data is not necessarily indicative of the operating results that National Penn would have achieved had it completed the mergers as of the beginning of the periods presented and should not be considered as representative of future operations.

		As of and for
	As of and for the Year Ended	the Six Months Ended
Earnings Per Common Share (4)	December 31, 2006	June 30, 2007
Basic
National Penn historical	$1.31	$0.64
National Penn – KNBT pro forma (1)	$1.13	$0.50
Christiana historical	$1.72	$0.68
Pro forma combined (2)	$1.11	$0.50
Equivalent pro forma for one share of Christiana common stock (3)	$2.49	$1.12

Diluted
National Penn historical	$1.29	$0.63
National Penn – KNBT pro forma (1)	$1.11	$0.50
Christiana historical	$1.56	$0.61
Pro forma combined (2)	$1.09	$0.49
Equivalent pro forma for one share of Christiana common stock (3)	$2.44	$1.11

Cash Dividends Declared Per Common Share (4)
National Penn historical	$0.63	$0.32
National Penn – KNBT pro forma (1)	$0.51	$0.27
Christiana historical	$-	$-
Pro forma combined (2)	$0.50	$0.26
Equivalent pro forma for one share of Christiana common stock (3)	$1.12	$0.59

Book Value Per Common Share (4)
National Penn historical	$10.99	$11.01
National Penn – KNBT pro forma (1)	$13.05	$13.08
Christiana historical	$12.89	$13.61
Pro forma combined (2)	$13.26	$13.30
Equivalent pro forma for one share of Christiana common stock (3)	$29.72	$29.80

(1)	National Penn - KNBT pro forma amounts are calculated using an exchange ratio of 1:1.03.
(2)	Pro forma combined amounts include National Penn, KNBT and Christiana.
(3)	The Christiana equivalent pro forma information shows the effect of the merger (with 80% of the outstanding Christiana common stock exchanged for National Penn common stock and 20% of the outstanding shares of Christiana common stock exchanged for cash) from the perspective of an owner of Christiana common stock. We calculated the Christiana equivalent information by multiplying the pro forma combined per share amounts by an assumed exchange ratio of 1:2.241(4). The exchange ratio is subject to adjustment. See “The Merger - Consideration and Election” beginning on page 34.
(4)	National Penn information is adjusted to reflect a 3% stock dividend paid on September 28, 2007.

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement/prospectus, you should carefully consider the matters described below to determine whether to approve the merger agreement and the merger.

Risks related to the merger

Christiana stockholders cannot be sure of the market value of the National Penn common stock or the per-share amount of cash merger consideration that they will receive in the merger.

No assurance can be given that the value of the per share stock consideration that is received by a Christiana stockholder at the effective time of the merger will be substantially equivalent to the value of the per share stock consideration as it would be computed at the time of the vote to approve the merger or at the time Christiana stockholders elect the form of merger consideration to be received.  Under the terms of the merger agreement, and subject to exceptions as described elsewhere in this document, the exchange ratio for the consideration to be issued or offered in connection with the merger is subject to an adjustment based on the National Penn Market Value, defined above on page 5.  As the National Penn Market Value fluctuates, based on numerous factors, the value of the shares of National Penn common stock that a Christiana stockholder will receive will correspondingly fluctuate, and may be greater or less than the $37.69 per share cash consideration.

As of October 19, 2007, the closing price of National Penn common stock as reported on the Nasdaq Global Select Market was $15.88.  The market price of National Penn common stock may vary from these prices, and may also vary from this price on the date that this document is mailed to Christiana stockholders or on the date of the special meeting of Christiana stockholders.  The market price of National Penn common stock may change as a result of a variety of factors, including general market and economic conditions, changes in its business, operations and prospects, and regulatory considerations.  Many of these factors are beyond the control of National Penn and are not necessarily related to a change in the financial performance or condition of National Penn.  As a result of the fluctuations in the exchange ratio, the market value of shares of National Penn common stock that a Christiana stockholder receives in the merger will decline or rise correspondingly with changes in the market price of National Penn common stock prior to and as of the date the merger consideration is exchanged.  Furthermore, the value of the National Penn common stock that Christiana stockholders receive in the merger may not be equivalent to the cash merger consideration of $37.69 per share.  We urge you to obtain current market quotations for National Penn common stock.

Additionally, under the terms of the merger agreement, the exchange ratio and the value of cash consideration will be adjusted in the event of the death or disability of either Zissimos A. Frangopoulos or Thomas A. Campbell prior to the merger.   Please note that if either of these events occurs after Christiana stockholders have returned their election forms, those stockholders will not be able to change their election despite the adjustments to the exchange ratio and the value of the cash consideration.

Some Christiana stockholders may not receive the form of merger consideration that they elect.

The number of shares of Christiana common stock that will be converted into cash will equal 20% of the total number of shares of Christiana common stock outstanding at the time of the merger.   As of September 28, 2007, the aggregate cash amount to be paid by National Penn was approximately $11.36 million.  The remaining merger consideration available for Christiana stockholders will be issued as shares of National Penn common stock.  Depending on the elections made by all Christiana stockholders, Christiana stockholders who elect to receive shares of National Penn common stock may nonetheless receive cash consideration for a portion of their shares of Christiana common stock.  Alternatively, Christiana stockholders who elect to receive cash consideration may receive shares of National Penn common stock for a portion of their shares of Christiana common stock.

If Christiana stockholders oversubscribe for the available pool of cash or shares of National Penn common stock, either those Christiana stockholders electing to receive cash or those electing to receive National Penn common stock, as the case may be, will receive a portion of their consideration in the form that they did not elect to receive.  Accordingly, at the time Christiana stockholders vote on the proposal to approve the merger agreement, they will not know the form of merger consideration that they will receive, regardless of their election prior to the merger.  Further, to the extent that Christiana stockholders receive a portion of the merger consideration in a form that they did not elect, they also will not know the tax consequences that will result upon the exchange of their shares of Christiana common stock.

The merger will result in reduced ownership and control by Christiana stockholders.

Because 80% of the outstanding shares of Christiana common stock will be exchanged for National Penn common stock, and assuming that no holders of options to purchase Christiana common stock exercise their options prior to the merger, Christiana stockholders will own approximately 5.25% of the outstanding shares of National Penn common stock following the merger.  As a result, Christiana stockholders will have less control over the affairs of National Penn after the merger than they had with respect to Christiana prior to the merger.

If the merger does not occur by March 31, 2008, National Penn and Christiana may choose not to proceed with the merger.

Either National Penn or Christiana may terminate the merger agreement if the merger has not been completed by March 31, 2008, unless failure to complete the merger is caused by National Penn’s or Christiana’s breach of the merger agreement, in which event the breaching party may not terminate the merger agreement for such failure to close prior to March 31, 2008.  Completion of the merger is subject to various conditions including approval by Christiana’s stockholders, compliance with the merger agreement and various regulatory compliance requirements.  Some conditions to closing may still exist following the date of the Christiana special meeting to approve the merger and the merger agreement.  We cannot assure you that all conditions to the merger will have been satisfied by March 31, 2008 to enable the merger to proceed.

If the National Penn Market Value is less than $12.62 per share, National Penn and Christiana may choose not to proceed with the merger.

If the National Penn Market Value is less than the walk-away price of $12.62 per share, either National Penn or Christiana may terminate the merger agreement within ten days following the last trading day prior to the date on which the last regulatory approval for the merger is obtained.  We cannot assure you that the National Penn Market Value will be equal to or above the walk-away price.

The merger agreement limits Christiana’s ability to pursue alternatives to the merger with National Penn.

The merger agreement contains terms and conditions that make it more difficult for Christiana to sell its business to a party other than National Penn.  Subject to limited exceptions, Christiana is required to convene a special meeting of its stockholders and Christiana’s board of directors is required to recommend approval of the merger agreement.  If the Christiana board of directors determines to accept an acquisition proposal from a competing third party and terminate the merger agreement consistent with its terms, Christiana would be obligated to pay National Penn a $3,000,000 termination fee.  The obligations of Christiana and the termination fee might discourage a competing third party from considering or proposing an acquisition generally, including on better terms than offered by National Penn.  Further, the termination fee might result in a potential competing third party acquirer proposing a lower per share price than it might otherwise have proposed to acquire Christiana.

If Delaware law changes, we may not achieve our intended goals in the merger.

National Penn’s decision to acquire Christiana is based in part on the “Delaware Advantage” – that is, the premise that the business, legal and tax environment in Delaware makes it advantageous for corporations, individuals, government entities, foundations and endowments to do business in Delaware.  If there are any material changes in the legal or tax environment in Delaware, National Penn may not achieve the intended benefit of the merger.

Risks related to the KNBT merger.

National Penn’s pending acquisition of KNBT Bancorp, Inc. could adversely affect the successful integration of National Penn’s and Christiana’s businesses.

National Penn has entered an agreement with KNBT Bancorp, Inc., a bank holding company with approximately $3 billion in assets as of June 30, 2007, providing for the merger of KNBT with and into National Penn.  Unlike all of National Penn’s prior mergers and acquisitions, the KNBT transaction is not an incremental or “fill-in” acquisition.  Rather, National Penn considers the KNBT transaction to be a “strategic merger” intended to result in a more formidable competitor than either National Penn or KNBT could have become alone.

The relative size and timing of the KNBT merger, and the need to plan for the successful integration of the business and management teams of National Penn and KNBT, could divert National Penn management’s attention from the effort to integrate the businesses of National Penn and Christiana and impair the success of this integration effort.  In addition, there can be no assurance that the anticipated benefits of the merger with KNBT will be fully realized in a timely manner.

Failure to complete the KNBT merger could adversely affect the value of National Penn’s common stock.

If for any reason National Penn and KNBT do not merge, that failure could adversely affect National Penn’s business and make it difficult for National Penn to attract other acquisition partners.  Additionally, if the KNBT merger should fail to occur, the value of National Penn’s common stock may decline.

National Penn’s merger with KNBT will reduce your ownership and control of National Penn and may cause National Penn to become more susceptible to adverse economic events.

National Penn will issue additional shares of National Penn common stock to pay for the KNBT merger, which will dilute your ownership interest in National Penn.  In addition, under the terms of the KNBT merger agreement, KNBT is entitled to appoint five members to the National Penn board of directors, which will consist of fifteen total members after the KNBT merger.

The KNBT merger will be material to National Penn and any failure to integrate KNBT into National Penn could have a material adverse effect on the value of National Penn common stock.  In addition, the KNBT merger may require National Penn to use substantial cash or other liquid assets or to incur debt, in which case National Penn could become more susceptible to economic downturns and competitive pressures.

KNBT’s low return on equity may cause KNBT’s common stock price to decline prior to, or may cause National Penn’s common stock to decline after, KNBT’s merger with National Penn.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to analyze the performance of a financial institution. KNBT’s return on equity for the years ended December 31, 2006, 2005 and 2004 was 6.63%, 5.37% and 4.57%, respectively. These returns are lower than returns on equity for many comparable publicly traded bank holding companies. KNBT completed its conversion from mutual-to-stock form in October 2003 and received net proceeds from the stock offering of $196.2 million, resulting in an equity to assets ratio of 20.05% at December 31, 2003. Although KNBT’s management has developed capital management strategies designed to effectively utilize this capital, KNBT expects its return on equity to remain relatively low until it is able to further deploy its capital by increasing the amount of its interest-earning assets, thereby increasing net interest income, as well as by increasing the level of its non-interest income. This relatively low return on equity may affect National Penn’s return on equity after the KNBT merger, which may cause the value of National Penn’s common stock to decline.

After the KNBT merger, National Penn will be subject to increased lending risk within its commercial loan portfolio.

There are inherent risks associated with making any loan. The risks related to lending activities include nonpayment, uncertainties as to the future value of collateral, the impact of changes in interest rates and changes in economic conditions. Loan underwriting and application approval process, monitoring of large loan relationships and periodic reviews by third party specialists, are all done in attempt to manage credit risk, although National Penn cannot be assured such approval and monitoring will always reduce loan credit risk.

In addition, National Penn’s commercial loan portfolio following the KNBT merger will result in increased credit risk. At December 31, 2006, KNBT had $534.4 million in commercial (real estate and non-real estate) loans compared to approximately $195.5 million at December 31, 2003. KNBT’s strategy has been to grow its commercial loan portfolio, and KNBT plans to continue to emphasize the origination of these types of loans. However, these loans have a higher risk of default and loss than single-family residential mortgage loans because repayment of the loans often depends on the successful operation of a business or the underlying property. In addition, these loans are typically larger than single-family residential mortgage loans and consumer loans and the deterioration of one or more of these loans could cause a significant increase in non-performing loans or non-performing assets. As a result, there would be a reduction in interest income recognized on loans that could require National Penn to increase the provision for losses on loans, both of which reduce net income. All of these factors could have a material adverse effect on National Penn’s financial condition and results of operations following its merger with KNBT.

A WARNING ABOUT FORWARD-LOOKING INFORMATION

This document, including information incorporated by reference in this document, contains forward-looking information about National Penn, Christiana, KNBT and the combined operations of National Penn, Christiana and KNBT after both mergers that are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that are not historical facts.  These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should,'' "project," "plan,'' "seek," "intend,'' or "anticipate'' or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of the transactions, and statements about the future performance, operations, products and services of the companies and their subsidiaries.  National Penn and Christiana caution readers not to place undue reliance on these statements.

National Penn’s, Christiana’s and KNBT’s businesses and operations, as well as their combined business and operations following both mergers, are and will be subject to a variety of risks, uncertainties and other factors.  Consequently, their actual results and experience may materially differ from those contained in any forward-looking statements.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following:

●	A continued flat or inverted interest rate yield curve may increase funding costs and reduce interest margins, and may adversely affect business volumes.
●
Competitive pressures may increase significantly and have an adverse effect on National Penn’s, Christiana’s and KNBT’s product pricing, including loan pricing, adversely affecting National Penn’s, Christiana’s and KNBT’s interest margins.  Competitors with substantially greater resources may enter product market, geographic or other niches served by National Penn, KNBT and/or Christiana prior to or following both mergers.  Customers may substitute competitors’ products and services for National Penn’s, Christiana’s and KNBT’s products and services, due to price advantage, technological advantages, or otherwise.

●
The merger between National Penn and KNBT may fail to occur or the synergies and cost savings expected to result from that merger may not be fully realized or realized as quickly as expected; revenues and loan growth may be lower than expected; and loan losses, deposit attrition, operating costs, customer and key employee losses, and business disruption may be greater than expected.

●
After the merger, National Penn and Christiana may be unable to differentiate themselves from their competitors by a higher level of customer service, as intended by National Penn’s business strategy and other marketing initiatives.

●
Expansion of National Penn’s and Christiana’s products and services offerings may take longer, and may meet with more effective competitive resistance from others already offering such products and services, than expected.

●	New product development by new and existing competitors may be more effective, and take place more quickly, than expected.
●	Geographic expansion may be more difficult, take longer, and present more operational and management risks and challenges, than expected.
●	Business development in newly entered geographic areas, including those entered by the both mergers, may be more difficult, and take longer, than expected.
●	National Penn and Christiana may be less effective than expected in cross-selling their various products and services and in utilizing alternative delivery systems such as the Internet.
●
Projected business increases following the merger, new product development, geographic expansion, and productivity and investment initiatives may be lower than expected, and recovery of associated costs may take longer than expected.

●	National Penn and Christiana may be unable to retain key executives and other key personnel due to intense competition for such persons or otherwise.
●	Growth and profitability of National Penn’s and Christiana’s non-interest income or fee income may be less than expected.

●
General economic or business conditions, either nationally or in the regions in which the combined company will be doing business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, or a decision to reevaluate staffing levels or to divest one or more lines of business.

●
Following the merger: expected synergies and cost savings may not be fully realized or realized as quickly as expected; revenues and loan growth may be lower than expected; and loan losses, deposit attrition, operating costs, customer and key employee losses, and business disruption may be greater than expected.  Business opportunities and strategies potentially available to National Penn and Christiana after the merger may not be successfully or fully acted upon.

●	Costs, difficulties or delays related to the integration of businesses or systems of National Penn, Christiana and KNBT may be greater than expected.

●	Technological changes, including systems conversions and integration, may be more difficult to make or more expensive than expected or present unanticipated operational issues.

●	Maintaining information security, and dealing with any breach of information security, may be more difficult and expensive than expected and may present operational or reputational risks.

●
Legislation or regulatory changes, including without limitation, changes in laws or regulations on competition, industry consolidation, development of competing financial products and services, changes in accounting rules, practices and interpretations by regulatory authorities, changes in or additional customer privacy and data protection requirements, and intensified regulatory scrutiny of National Penn and the financial services industry in general, may adversely affect the combined company’s costs and business.

●	Market volatility may continue or increase in the securities markets.

●
In the current environment of increased investor activism, including hedge fund investment policies and practices, shareholder concerns or actions due to stock price changes of financial services companies, including National Penn and Christiana, may require increased management/board attention, efforts and commitments, deferring or decreasing the focus on business development and operations.

●	A downward movement in real estate values could adversely affect National Penn’s and Christiana’s asset quality and earnings.

●	Repurchase obligations with respect to real estate mortgages sold in the secondary market could adversely affect National Penn’s earnings.

●	There may be unanticipated regulatory rulings or developments.

●	Changes in consumer spending and savings habits could adversely affect National Penn’s and Christiana’s business.

●	Negative publicity with respect to any National Penn and/or Christiana product or service, whether legally justified or not, could adversely affect the combined company’s reputation and business.

●	Various domestic or international military or terrorist activities or conflicts may have a negative impact on National Penn’s and Christiana’s business.

●	The merger may not result in the anticipated revenue enhancements, cost savings, business development and growth, and other benefits.

●	National Penn and Christiana may be unable to successfully manage the foregoing and other risks and to achieve their current short-term and long-term business plans and objectives.

●	National Penn’s coordination of two mergers occurring at approximately the same time may distract the attention of National Penn’s management.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements.  National Penn and Christiana caution readers not to place undue reliance on such statements.  The foregoing review of important factors should be read in conjunction with the “Risk Factors” section beginning on page 16, and the other cautionary statements and risk factors included in National Penn’s and KNBT’s annual and quarterly reports filed with the SEC.  Neither National Penn nor Christiana makes any commitment to publicly release any revision to any forward-looking statements to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

THE CHRISTIANA SPECIAL MEETING OF STOCKHOLDERS

When and Where the Special Meeting Will be Held

Christiana will hold a special meeting of its stockholders at The University of Delaware, Goodstay Center, located at 2700 Pennsylvania Avenue, Wilmington, Delaware, at 10:30 a.m., local time, on December 14, 2007.

What Will be Voted on at the Special Meeting

At the special meeting, Christiana stockholders will:

●      Consider and vote upon a proposal to approve the merger agreement and the merger;

●      Consider and vote upon a proposal to adjourn the meeting, if necessary, if more time is needed to solicit proxies; and

●      Transact such other business as may properly come before the meeting.

Stockholders Entitled to Vote

Christiana has set October 19, 2007 as the record date to determine which Christiana stockholders will be entitled to vote at the special meeting.  Only Christiana stockholders at the close of business on this record date will be entitled to receive notice of, and to vote at the special meeting.  As of the record date, there were 1,519,659 shares of Christiana common stock outstanding and entitled to be voted at the special meeting, held by approximately 152 stockholders of record.  Each holder of shares of Christiana common stock outstanding on the record date will be entitled to one vote for each share held of record.

Number of Shares that Must be Represented for a Vote to be Taken

In order to have a quorum, a majority of the total outstanding shares of Christiana common stock entitled to vote at the special meeting must be represented at the meeting in person or by proxy.

We will count as present at the special meeting, for purposes of determining the presence or absence of a quorum:

●      Shares of Christiana common stock held by persons attending the Christiana special meeting, whether or not they are voting, and

●      Shares of Christiana common stock for which Christiana has received proxies, including proxies with respect to which holders of those shares have abstained from voting or not directed a vote.

Vote Required; Effect of Broker Non-Votes and Abstentions

Approval of the merger agreement and merger requires the affirmative vote of the holders of two thirds of the votes entitled to vote at the special meeting.  Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the votes entitled to vote at the special meeting.  Abstentions and broker non-votes will have the same effect as shares voted “AGAINST” the merger agreement and the merger.

Voting Agreements

The directors and certain executive officers of Christiana have agreed with National Penn to vote all shares of Christiana common stock for which they have voting power in favor of approving the merger agreement and the merger.  On June 25, 2007, the date upon which these agreements were executed, these directors and executive officers of Christiana had sole or shared voting power over 319,584 shares, or approximately 21.4%, of the outstanding shares of Christiana common stock and 584,535 shares, or approximately 31.7%, of the fully diluted shares of Christiana common stock.

No separate consideration was paid to any of the directors or executive officers for entering into these voting agreements.  However, the directors and executive officers of Christiana may be deemed to have interests in the merger as directors and executive officers that are different from or in addition to those of other Christiana stockholders.  See “Interests of Management and Others in the Merger” beginning on page 49.  National Penn required that such agreements be executed as a condition to National Penn’s entering into the merger agreement.

Voting your Shares

The Christiana board of directors is soliciting proxies from the Christiana stockholders.  This will give you an opportunity to vote at the Christiana special meeting.  When you deliver a valid proxy, the shares represented by that proxy will be voted by the proxy holder in accordance with your instructions.  If you do not vote either by proxy or by attending the Christiana special meeting and voting in person, your shares will have the same effect as shares voted “AGAINST” the merger agreement and the merger.  If you vote by proxy but make no specification on your proxy card that you have otherwise properly executed, the proxy holder will vote the shares “FOR” approval of the merger agreement and the merger.

Changing your Vote

Any Christiana stockholder may revoke a proxy at any time before or at the special meeting in one or more of the following ways:

●      Delivering a written notice of revocation, bearing a later date than the proxy, at any time prior to the vote at the special meeting to the
Secretary of Christiana;

●      Submitting a later-dated proxy prior to the vote at the special meeting; or

●      Attending the special meeting and voting in person.

You should send any written notice of revocation or subsequent proxy to Christiana Bank & Trust Company, 3801 Kennett Pike, Greenville, Delaware 19807  (Attn: W. Timothy Cashman, II), or hand deliver the notice of revocation or subsequent proxy to Mr. Cashman before the taking of the vote at the special meeting.  Attendance at the special meeting will not, by itself, constitute a revocation of a proxy.

Solicitation of Proxies and Costs

Christiana will pay the costs of soliciting proxies.  In addition to solicitation by mail, directors, officers and employees acting on behalf of Christiana may solicit proxies for the special meeting in person or by telephone, facsimile or other means of communication.  Christiana will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses.  Christiana will make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and Christiana will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.  Christiana has also engaged Georgeson Inc., a proxy soliciting firm, to assist in the solicitation of proxies for a fee of $6,000 plus per item and out-of-pocket expenses.

THE MERGER

The following information describes the material terms and provisions of the merger.  This description is not complete.  We qualify this discussion in its entirety by reference to the merger agreement, which we incorporate by reference in this proxy statement/prospectus.  A copy of the merger agreement is attached hereto as Annex A.  We urge you to read the full text of the agreement and the other Annexes to this proxy statement/prospectus carefully.

Background of the Merger

Since commencing its business operations in 1994, Christiana has successfully grown its banking business with a loyal client base and its trust operations.  Christiana’s trust operations, especially, have experienced substantial growth, including its assets under administration.  National Penn has been a customer of Christiana since the mid-1990s, utilizing Christiana as both a custodian/domicile of assets and as a trustee with respect to various trust preferred securities.  Christiana’s personalized approach to client service, coupled with a cost-conscious approach to overhead management, has also contributed to Christiana’s achievement of increasing profitability.  Christiana’s success has been noted generally in the financial services industry, leading to occasional interactions between senior Christiana officials and senior officials of other financial services companies with potential interest in effecting a business combination with Christiana, including a very preliminary meeting and discussion with National Penn’s president several years ago.

Over the past several years, Christiana’s board of directors and senior management have reviewed Christiana’s strategic alternatives and assessed various opportunities for increasing long-term stockholder value, including opportunities for enhancing earnings internally, and acquiring and/or affiliating with other financial institutions.  These reviews included periodic assessments by different investment banks of Christiana’s financial performance and return to stockholders and trends in the financial marketplace, including merger and acquisition activity, both local and nationwide.  Although the board of directors and management have generally pursued the goal of increasing long-term stockholder value by remaining an independent financial institution focused on profitable growth, the board and management have also been acutely aware in recent years of changes in the financial services industry and the competitive challenges facing a smaller financial institution.  These challenges have included increasing government regulation, increasing expense burdens and commitments for technology and training, an interest rate environment resulting in the compression of net interest margin and increasing customer expectations for sophisticated products and services.

On November 22, 2006, Christiana’s President and Chief Executive Officer met with representatives from KBW, an investment bank and financial advisory firm, to discuss general market conditions.

As part of Christiana’s periodic reviews and updates, at a meeting of Christiana’s executive committee on December 14, 2006, KBW delivered a presentation on general market conditions, the current banking environment and the current mergers and acquisitions environment.  This presentation included a peer group analysis and discounted cash flow analysis for Christiana.

On January 11, 2007, Christiana’s President and Chief Executive Officer met in New York, New York with representatives from KBW and the law firm of Thacher Proffitt & Wood LLP to discuss Christiana’s strategic alternatives.

On March 5, 2007, Christiana’s executive committee held a special meeting to discuss strategic options and the duties of Christiana’s directors.  Thacher Proffitt delivered a presentation focused on the legal aspects of strategic considerations involved in the exercise of a board of directors’ fiduciary duties and KBW delivered a presentation focused on the financial aspects of the strategic issues relating to board responsibility.  The executive committee determined that the issues covered at this meeting should be discussed with the entire board of directors.

On March 15, 2007, a special meeting of Christiana’s board of directors was held to consider the issues presented to the executive committee at its March 5, 2007 special meeting.  Thacher Proffitt and KBW delivered presentations substantially similar to the ones they had previously delivered to the executive committee.  Following these presentations, Thacher Proffitt was formally engaged to act as Christiana’s special legal counsel on strategic matters.

Christiana’s board of directors held a special meeting on March 29, 2007 to further discuss Christiana’s strategic options.  The board discussed Christiana’s five-year strategic plan and considered a presentation prepared by management which focused on Christiana’s direction.  The board determined to continue the discussions regarding Christiana’s strategic options at a special meeting following Christiana’s annual stockholders meeting on April 26, 2007.

On April 26, 2007, Christiana’s board of directors held a special meeting to further discuss Christiana’s long-term business plan and strategic options.  Thacher Proffitt delivered a presentation which included a general discussion of the board’s fiduciary duties, strategic considerations to enhance shareholder value and a description of the merger process, including the various considerations the board would have to evaluate throughout the process.  KBW delivered a presentation that identified eight financial institutions that would potentially have an interest in acquiring Christiana.  Among other things, KBW’s presentation compared the following attributes of the potential interested parties: (1) financial performance; (2) market performance; (3) probable level of interest; (4) likely form of consideration to be paid for Christiana; and (5) post-merger plans for Christiana.  The board of directors, Thacher Proffitt and KBW also discussed a potential time line for a transaction and the board’s “wish list” of desirable characteristics of an acquiror.

Following the presentations and discussions, Christiana’s board of directors determined it was in the best interests of Christiana and its stockholders to proceed with additional steps towards exploring a potential merger, business transaction or acquisition of Christiana.  The board then formed the special project committee for the purpose of engaging in activities and duties related to exploring a potential transaction and appointed directors Frangopoulos, Herdeg, Luft and Nesbitt to the committee, with Mr. Herdeg serving as its chairman.  The board of directors formally authorized the engagement of KBW to act as financial advisor to Christiana in connection with exploring a potential transaction.

In late April and early May, KBW contacted six of the eight potential acquirors, each of whom entered into confidentiality agreements with KBW, as agent for Christiana, and KBW delivered financial and other non-public information regarding Christiana to those potential acquirors.  Three of those potential acquirors declined to pursue interest in acquiring Christiana.

On May 21, 2007, KBW received letters with initial indications of interest in acquiring Christiana from National Penn, Company A and Company B.

National Penn’s indication of interest proposed a transaction in which National Penn would acquire Christiana in a merger transaction for a mixture of cash and National Penn’s stock.  The purchase price would be in the range of $34.71 to $39.39 per share.  Eighty percent would be paid in National Penn common stock and twenty percent would be paid in cash.  National Penn increased the low end of their range to $36.28 on May 23, 2007.

Company A’s indication of interest proposed a transaction in which Company A would acquire Christiana in a merger transaction for a mixture of cash and Company A stock.  The purchase price would be in the range of $34.00 to $36.00 per share, with approximately seventy percent paid in Company A common stock and thirty percent paid in cash.

Company B’s indication of interest was also in the range of $34.00 to $36.00 per share with approximately sixty percent paid in Company B common stock and forty percent paid in cash.  Both Company A and Company B agreed to a single price indication of interest of $36.00 per share after discussions with KBW prior to Christiana’s May 24, 2007 board of directors meeting.

On May 24, 2007, Christiana’s board of directors held a special meeting with representatives from KBW and Thacher Proffitt to review the indications of interest from National Penn, Company A and Company B.  KBW updated the board of directors on the financial performance and market performance of the three companies and reviewed the price, form of consideration and post-merger plans for Christiana as outlined in their respective indications of interest.  The board of directors voted to invite National Penn to perform on-site due diligence on Christiana and authorized members of the special project committee to seek clarification from Company A and Company B of their post-merger plans for Christiana.  Subsequent to these discussions, Company A was also invited to perform on-site due diligence on Christiana.  Due diligence on Christiana by National Penn and Company A was performed from June 1, 2007 to June 10, 2007.

On June 6, 2007, Christiana and representatives from KBW and Thacher Proffitt met with members of National Penn’s senior management team and conducted a due diligence review of National Penn.

On June 8, 2007, Christiana and representatives from KBW and Thacher Proffitt met with members of Company A’s senior management team and conducted a due diligence review of Company A.

On June 11, 2007, Company A’s financial advisor contacted KBW to indicate that Company A would not be proceeding with a potential transaction with Christiana for a variety of undisclosed reasons.

On June 14, 2007, National Penn delivered a draft merger agreement to KBW which contained the final terms of National Penn’s offer.  The draft merger agreement included an offer to pay a value of $37.69 per share of Christiana common stock in a mixed cash and stock transaction.  Twenty percent of the aggregate purchase price would be paid in cash at $37.69 per share.  Eighty percent of the aggregate purchase price would be paid in the form of National Penn common stock.  The exact number of shares would be based on an exchange ratio that, at the time, equaled $37.69 of National Penn common stock per share, but, based on fluctuations in National Penn’s stock price, could be as high as $38.50 worth of National Penn common stock per share and as low as $34.00 worth of National Penn common stock per share.

At a special meeting of Christiana’s board of directors on June 15, 2007, KBW reviewed the financial aspects of the proposed merger.  Christiana’s board of directors resolved to proceed with negotiations with National Penn towards a definitive agreement.

Over the next week, the parties and their advisors negotiated the terms of the merger agreement subject to the resolution of several open items.

On June 20, 2007 a special meeting of Christiana’s board of directors was held.  Thacher Proffitt provided for the board of directors a detailed review of the terms of the merger agreement, as well as the affiliate agreements to be entered into by each of the members of the board of directors and senior management, the legal duties of the board of directors to Christiana’s stockholders and potential conflicts of interest issues.  Thacher Proffitt also described the items in the merger agreement that had yet to be resolved.  These items included (1) National Penn’s request that the merger consideration be reduced in the event that Mr. Frangopoulos or Mr. Campbell was no longer employed by Christiana at the time the merger was consummated; and (2) ongoing discussions regarding the parties’ ability to terminate the merger agreement in the event of an adverse change in National Penn's stock price.

The board of directors indicated an unwillingness for Christiana stockholders to bear the risk of a price adjustment in the event Mr. Frangopoulos or Mr. Campbell were no longer employed due to some unforeseen event such as death or disability.  The board of directors instructed Christiana’s advisors to consider methods to alleviate such a risk, such as the purchase of life insurance policies, and authorized management and Christiana’s advisors to continue negotiating the final terms of the merger agreement.  These negotiations occurred over the course of the next few days and the final open items were resolved the morning of June 25, 2007.

During the afternoon of June 25, 2007, a special meeting of the Christiana board of directors was held.  At this meeting, KBW and Thacher Proffitt updated the board of directors on the status of the negotiations.  Thacher Proffitt delivered a presentation to the board of directors which provided a detailed review of the revisions that had been made to the merger agreement since the board of directors meeting on June 20, 2007.  KBW delivered a presentation which discussed the financial terms of the merger in detail.  KBW then stated to the board of directors that it would render a written fairness opinion stating that, based upon and subject to the considerations described in its opinion, the per share merger consideration offered by National Penn was “fair” from a financial point of view to Christiana’s stockholders.  The board of directors then unanimously approved the merger agreement and the transactions contemplated thereby.  Shortly thereafter, the parties executed the merger agreement and issued a joint press release publicly announcing the transaction late in the afternoon on June 25, 2007.

National Penn’s decision to merge with KNBT occurred after National Penn made its decision to acquire Christiana and after National Penn and Christiana executed the merger agreement.  Neither the Christiana merger nor the KNBT merger is conditional upon the approval of or the occurrence of the other. KBW's fairness opinion was updated as of October 22, 2007.

Between the date of the merger agreement and the date of this proxy statement/prospectus, neither Christiana nor its representatives have been contacted by any party other than National Penn with respect to a potential acquisition of Christiana.

Christiana’s Reasons for the Merger

The Christiana board has unanimously determined that the merger is in the best interests of Christiana, its stockholders, its employees, its customers and the communities served by Christiana.  In arriving at this determination and approving and recommending the merger agreement, the Christiana board, among other things, consulted with KBW with respect to the financial aspects and fairness of the merger consideration to the Christiana stockholders from a financial point of view and with its legal counsel as to the legal duties and the other terms of the merger agreement.  The primary reason for the board's determination was its understanding of the results that could be expected to be obtained by Christiana if it continued to operate independently and the likely benefits and risks to stockholders of such course as compared with the value of the merger consideration being offered by National Penn.  The board also believed that stockholders would benefit by having the opportunity to become part of a larger and more diverse entity with respect to geography, services and products offerings.  Additionally, the board considered the opinion of Christiana’s financial advisor that the merger consideration is fair, from a financial point of view, to the holders of Christiana common stock.

In connection with its review and approval of the merger agreement and in the course of its deliberations, the board also considered numerous factors, including the following positive and negative factors:

Positive Factors

●	The value of the merger consideration being offered as compared to the book value, earnings per share and historical trading prices of the Christiana common stock.

●
The fact that Christiana stockholders who receive shares of National Penn common stock should experience an increase in the liquidity for their shares as the National Penn common stock is traded on the Nasdaq Global Select Market rather than the OTC Bulletin Board and, historically, has a much larger volume of shares traded on a daily basis than trades in the Christiana common stock.

●
Christiana's positive perception about National Penn due to its understanding of, and review of information concerning, the business, results of operations, financial condition, competitive position and future prospects of National Penn, including the results of its due diligence review of National Penn.

●
Christiana stockholders who receive National Penn common stock in the merger will likely receive dividend income from such investment in the future, which dividend income on an exchange basis (assuming an exchange ratio of 2.241 shares of National Penn common stock for each share of Christiana common stock) is currently $0.3644 per Christiana share on an annual basis.

●	National Penn does not currently operate in Christiana’s market and therefore it is not anticipated that a significant number of employees will be displaced.

●
The Christiana board’s belief that, given the current prospective environment in which Christiana operates, including the economic, competitive and regulatory conditions facing financial institutions generally and the trend toward consolidation in the banking and financial services industries, pursuing the merger with National Penn would be more beneficial to stockholders than continuing to operate as an independent financial institution.

●	There is no financing contingency on the part of National Penn to complete the merger, nor is approval by the National Penn shareholders required.

●	The perceived ability of National Penn to receive the requisite regulatory approvals in a timely manner.

●
The Christiana board’s belief that National Penn’s reputation of being sensitive to the local identity of its subsidiaries, as demonstrated by its prior acquisitions, and National Penn’s determination to operate Christiana as a separate subsidiary while maintaining Christiana’s name, as well as the expected retention and continuity of staff in all of Christiana’s customer contact areas, outweighed any potential negative reaction by Christiana customers and clients to the change of its status from an independent, local bank.

●
The terms and conditions of the merger agreement, including the parties' respective representations and warranties, the conditions to closing and termination provisions which the board believed provided adequate assurances about the current operations of National Penn.

●
The transaction eliminates the necessity and business risks associated with Christiana undertaking the additional capital investment necessary to expand Christiana’s product offerings as well as the expansion of its technology infrastructure in order to continue to grow the business franchise and stockholders value.

Negative Factors

●
The provisions in the merger agreement limiting the number of shares that may be exchanged for cash and for stock which is likely to result in some stockholders receiving a form of merger consideration other than that which they actually elected.

●
The merger agreement provides for Christiana's payment of a termination fee of $3,000,000 to National Penn if the merger agreement is terminated under certain limited circumstances, although this factor was mitigated somewhat by the fact that such circumstances would generally involve the receipt of an acquisition proposal with a third party.

●
The merger agreement limits Christiana's ability to solicit or discuss alternative transactions during the pendency of the merger, although this was mitigated by the fact that Christiana's board is permitted, in certain circumstances in the exercise of its fiduciary duties, to engage in discussions with parties who submit an unsolicited proposal.

Some of Christiana’s officers and directors may be deemed to have interests in the merger, described under “Interests of Management and Others in the Merger” beginning on page 49, that are in addition to or different from their interests as Christiana stockholders generally.  The discussion of the information and factors considered by the Christiana board is not exhaustive, but includes all material factors considered by the Christiana board of directors.  In view of the wide variety of factors considered by the Christiana board of directors in connection with its evaluation of the merger and the complexity of these matters, the Christiana board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision.  The Christiana board of directors evaluated the factors described above, including asking questions of Christiana’s management and Christiana’s legal and financial advisors, and reached the unanimous decision that the merger was in the best interests of Christiana and its stockholders, its employees, its customers and the communities served by Christiana.  In considering the factors described above, individual members of the Christiana board of directors may have given different weights to different factors.  The Christiana board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Recommendation of the Christiana Board of Directors

The Christiana board of directors has unanimously approved the merger and the merger agreement, and believes that the proposed merger is in the best interests of Christiana and its stockholders, its employees, its customers and the communities served by Christiana.  Accordingly, the Christiana board of directors unanimously recommends that Christiana stockholders vote “FOR” approval of the merger agreement and the merger.

Opinion of Christiana’s Financial Advisor

On April 26, 2007, Christiana executed an engagement agreement with Keefe, Bruyette & Woods, Inc., referred to as KBW.  KBW’s engagement encompassed assisting Christiana as its financial advisor in connection with a possible business combination with select other institutions. Christiana selected KBW because KBW is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and is familiar with Christiana and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On June 15, 2007, the Christiana board of directors held a meeting to evaluate the proposed merger of Christiana with and into National Penn.  At this meeting, KBW reviewed the financial aspects of the proposed merger. On June 25, 2007, KBW updated its analysis on the proposed merger and rendered an opinion as of such date to Christiana stockholders as to the fairness from a financial point of view, of the consideration to be paid in the merger.  The Christiana board approved the merger agreement at this meeting.

KBW's opinion was subsequently updated as of October 22, 2007.  The full text of KBW’s updated written opinion is attached as Annex C to this document and is incorporated herein by reference.  Christiana’s stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.  The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

KBW's opinion speaks only as of the date of the opinion.  The opinion is directed to the Christiana board and addresses only the fairness, from a financial point of view, of the consideration offered to the Christiana stockholders.  It does not address the underlying business decision to proceed with merger and does not constitute a recommendation to any Christiana stockholder as to how the stockholder should vote at the Christiana special meeting on the merger or any related matter.

In rendering its opinion, KBW:

●      reviewed, among other things,
●      the merger agreement,
●      Annual Reports to shareholders and Annual Reports on Form 10-K of National Penn,
●      Quarterly Reports on Form 10-Q of National Penn,
●      Annual Reports to stockholders of Christiana, and
●      Quarterly Reports to stockholders of Christiana;

●      held discussions with members of senior management of Christiana and National Penn regarding
●      past and current business operations,
●      regulatory relationships,
●      financial condition, and
●      future prospects of the respective companies;

●
reviewed the market prices, valuation multiples, publicly reported financial condition and results of operations for Christiana and National Penn and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

●	compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant; and

●
evaluated the potential pro forma impact of the merger on National Penn, including cost savings, that management of National Penn expects to result from a combination of the businesses of Christiana and National Penn;

●      performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by KBW, or that was publicly available.  KBW did not attempt, or assume any responsibility, to verify such information independently.  KBW relied upon the management of Christiana and National Penn as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW.  KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for Christiana and National Penn are adequate to cover those losses.  KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of Christiana or National Penn, nor did they examine or review any individual credit files.

The projections furnished to KBW and used by it in certain of its analyses were prepared by Christiana’s senior management team. Christiana does not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger.  As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions.  Accordingly, actual results could vary significantly from those set forth in the projections. In its analysis, KBW used certain publicly available financial information and earnings estimates on National Penn and made no attempt to independently verify its accuracy.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

●      the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

●	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

●	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

●      all conditions to the completion of the merger will be satisfied without any waivers; and

●
in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, that may be imposed, will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

KBW further assumed that the merger will be accounted for as a purchase transaction under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. KBW’s opinion is not an expression of an opinion as to the prices at which shares of Christiana common stock or National Penn common stock will trade since the announcement of the proposed merger or the actual value of the National Penn common shares when issued pursuant to the merger, or the prices at which the National Penn common shares will trade following the completion of the merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Christiana and National Penn. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.  In addition, the KBW opinion was among several factors taken into consideration by the Christiana board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Christiana board with respect to the fairness of the consideration to be paid in the merger.

Summary of Analysis by KBW.  The following is a summary of the material analyses presented by KBW to the Christiana board, in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Christiana board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances.  Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal.  Christiana stockholders will receive 2.241 shares of National Penn common stock or cash in the amount of $37.69 for each share of Christiana common stock. Based on National Penn’s closing stock price on June 13, 2007 of $16.81 (as adjusted for the 3% stock dividend paid by National Penn on September 28, 2007), the exchange ratio represented a value of $37.69 per share to Christiana.

Selected Peer Group Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Christiana and National Penn to the following depository institutions that KBW considered comparable to Christiana and National Penn.

Companies included in Christiana’s peer group were:

DNB Financial Corporation	Mid Penn Bancorp, Inc.
Union National Financial Corporation	Mauch Chunk Trust Financial Corp.
MNB Corporation	New Tripoli Bancorp, Inc.
New Century Bank	Jonestown Bank and Trust
Neffs Bancorp, Inc.	Fleetwood Bank Corporation

Companies included in National Penn’s peer group were:

Fulton Financial Corporation	Valley National Bancorp
Susquehanna Bancshares, Inc.	First Midwest Bancorp, Inc.
United Bankshares, Inc.	Chittenden Corporation
Provident Bankshares Corporation	F.N.B. Corporation
First Commonwealth Financial Corporation	Harleysville National Corporation
S&T Bancorp, Inc.	WSFS Financial Corporation
Univest Corporation of Pennsylvania	Omega Financial Corporation

Certain financial data prepared by KBW, and as referenced in the tables presented below may not correspond to the data presented in Christiana’s and National Penn’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented. Market price information was as of June 13, 2007 for Christiana and June 22, 2007 for National Penn, and 2007 and 2008 earnings estimates were taken from First Call, a nationally recognized earnings estimate consolidator.

KBW’s analysis showed the following concerning Christiana’s and National Penn’s financial performance:

Financial Performance Measures:	National Penn	National Penn Peer Group Median	Christiana	Christiana Peer Group Median
Core Return on Average Equity	11.18%	12.05%	11.48%	6.59%
Core Return on Average Assets	1.11%	1.19%	1.37%	0.66%
Most Recent Quarter Net Interest Margin	3.38%	3.66%	4.33%	3.29%
Most Recent Quarter Efficiency Ratio	57.2%	60.3%	68.7%	78.8%

KBW’s analysis showed the following concerning Christiana’s and National Penn’s financial condition:

Financial Condition Measures:	National Penn	National Penn Peer Group Median	Christiana	Christiana Peer Group Median
Tangible Equity / Tangible Assets	5.12%	6.25%	11.94%	8.15%
Loans / Deposits	97.9%	90.5%	90.9%	88.3%
Net Charge-offs / Average Loans	0.18%	0.09%	0.00%	0.02%
Loan Loss Reserves / Loans	1.57%	1.17%	1.05%	1.06%
Non Performing Assets / Loans + OREO	0.33%	0.54%	0.00%	0.30%

KBW’s analysis showed the following concerning Christiana’s and National Penn’s market performance:

Market Performance Measures:	National Penn	National Penn Peer Group Median	Christiana	Christiana Peer Group Median
Price to Earnings Multiple, based on 2007 GAAP estimated earnings	13.5x	14.8x	NM	NM
Price to Earnings Multiple, based on 2008 GAAP estimated earnings	12.6x	13.3x	NM	NM
Price to Last Twelve Months earnings	NM	NM	15.9x	26.2x
Price to Book Value	151%	172%	196%	137%
Price to Tangible Book Value	309%	285%	196%	137%

Comparable Transaction Analysis. KBW reviewed publicly available information related to selected comparably sized acquisitions of bank holding companies announced after January 1, 2005, with headquarters in the mid-Atlantic region and with aggregate transaction values between $25 million and $100 million. The transactions included in the group were:

Acquiror	Acquiree

Harleysville National Corporation	East Penn Financial Corporation
First Keystone Corporation	Pocono Community Bank
Bradford Bancorp, Inc.	Patapsco Bancorp, Inc.
Northwest Bancorp, Inc. (MHC)	Penn Laurel Financial Corp
Citizens & Northern Corporation	Citizens Bancorp, Inc.
Sandy Spring Bancorp, Inc.	CN Bancorp, Inc.
Conestoga Bancorp, Inc.	PSB Bancorp, Inc.
Alliance Financial Corporation	Bridge Street Financial , Inc.
Centra Financial Holdings, Inc.	Smithfield State Bank of Smithfield, PA
F.N.B. Corporation	Legacy Bank
Orrstown Financial Services, Inc.	First National Bank of Newport
Tower Bancorp Incorporated	FNB Financial Corporation
Sun Bancorp, Inc.	Advantage Bank
Community Partners Bancorp	Town Bank
New York Community Bancorp, Inc.	Long Island Financial Corp.
Interchange Financial Services Corp.	Franklin Bank
NBT Bancorp Inc.	CNB Bancorp, Inc.
Fulton Financial Corporation	SVB Financial Services, Inc.

Transaction multiples for the merger were derived from an offer price of $37.69 (based upon National Penn’s closing share price on June 13, 2007) per share price for Christiana. For each precedent transaction, KBW derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

●	book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

●	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

●	the earnings per share of the acquired company for the latest 12 months of results publicly available prior to the time the transaction was announced;

●	tangible book premium to core deposits based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

●	market premium based on the latest closing price 1-day prior to the announcement of the acquisition.

The results of the analysis are set forth in the following table:

Transaction Price to:	National Penn / Christiana Merger	Comparable Transactions Median
Book Value (03/31/07)	283%	221%
Tangible Book Value (03/31/07)	283%	235%
Last Twelve Months Earnings per Share	23.0x	25.4x
Core Deposit Premium	34.6%	18.0%
Market Premium	44.4%	39.8%

No company or transaction used as a comparison in the above analysis is identical to Christiana, National Penn or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis, based upon Christiana management’s 5 – year earnings estimates, to estimate an implied equity value per share of Christiana. In this analysis, KBW assumed a discount rate of 12.25% and a terminal value of 15.0x to derive (i) the present value of the estimated free cash flows that Christiana could generate over the period beginning January 2007 and ending in December 2011 and (ii) the present value of Christiana’s terminal value at the end of 2012.

Based on these assumptions, KBW derived an implied equity value per share of Christiana common stock of $32.23.

KBW also presented a sensitivity table with a range of earnings per share growth rates from 10.0% to 18.0% and a range of terminal multiples from 12.0x to 16.0x’s.

Based on these assumptions, KBW derived a range of implied equity values per share of Christiana common stock of $19.41 to $36.77.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Christiana common stock.

Forecasted Pro Forma Financial Analysis. KBW analyzed the estimated financial impact of the merger on National Penn’s 2008 and 2009 estimated earnings per share and 2008 and 2009 estimated cash earnings per share. Cash earnings per share is determined by adding per share amortization of intangible assets to earnings per share. For National Penn, KBW used the First Call consensus estimate of earnings per share for 2008 and applied a growth rate of 9% for 2009 per First Call. For Christiana, KBW used management estimates of earnings per share for 2008 and 2009. In addition, KBW assumed that the merger will result in cost savings equal to National Penn management’s estimates. Based on its analysis, KBW determined that the merger would be approximately breakeven to National Penn’s estimated GAAP and cash earnings per share in 2008, approximately breakeven to estimated GAAP earnings per share in 2009 and slightly accretive to cash earnings per share in 2009.

Furthermore, the analysis indicated that National Penn’s Leverage Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk Based Capital Ratio would all remain “well capitalized” by regulatory standards. For all of the above analysis, the actual results achieved by National Penn following the merger may vary from the projected results, and the variations may be material.

Other Analyses.  KBW reviewed the relative financial and market performance of Christiana and National Penn to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for National Penn.

The Christiana board has retained KBW as an independent contractor to act as financial adviser to Christiana regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises.  In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Christiana and National Penn.  As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Christiana and National Penn for KBW’s own account and for the accounts of its customers.

Christiana and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Christiana has agreed to pay KBW a cash fee equal to 1.00% of the market value of the aggregate consideration offered in exchange for the outstanding shares of common stock of Christiana in the transaction.  $100,000 of this fee was paid to KBW upon the announcement of the transaction, with the remainder payable at closing.  Pursuant to the KBW engagement agreement, Christiana also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

National Penn’s Reasons for the Merger

National Penn's acquisition strategy consists of identifying financial institutions with business philosophies that are similar to those of National Penn, which operate in strong markets that are geographically compatible with National Penn's operations, and which can be acquired at an acceptable cost.  In evaluating acquisition opportunities, National Penn generally considers potential revenue enhancements and operating efficiencies, asset quality, interest rate risk, and management capabilities.

In determining the terms of its proposal for Christiana and whether to enter into the merger agreement, National Penn's board of directors considered a number of factors, including the following:

●	The acquisition of Christiana adds a level of business historically characterized as high growth to the National Penn group.

●	The acquisition would further diversify National Penn’s revenue base.

●	The acquisition would result in an increase in National Penn's trust and other assets under management or administration from approximately $2.7 billion to approximately $5.4 billion.

●	The acquisition would gain National Penn a geographic presence in an area of Delaware that National Penn considers affluent and fast-growing.

●	The acquisition of Christiana will permit National Penn to partake in the “Delaware Advantage,” which may result in business, legal and tax benefits to National Penn.

●	Christiana’s customer service-oriented emphasis is consistent with National Penn's general business approach.

●	The financial condition, operating results and future prospects of National Penn and Christiana.

●	Management's view, based on, among other things, such comparable transactions review, that the consideration paid is fair to National Penn and its shareholders from a financial point of view.

In approving the transaction, National Penn’s board of directors did not specifically identify any one factor or group of factors as being more significant than any other factor in the decision making process.  There can be no certainty that the above benefits of the merger anticipated by the National Penn board will occur.  Actual results may vary materially from those anticipated.  For more information on the factors that could affect actual results, see "A Warning About Forward-Looking Information” beginning on page 19 and “Risk Factors” beginning on page 16.

Consideration and Election

The merger agreement provides that:

●	A direct wholly owned subsidiary of National Penn will merge into Christiana.

●
You, as a stockholder of Christiana, at your election, will receive either 2.241 shares of National Penn common stock or $37.69 in cash (each subject to adjustment as described below), for each share of Christiana common stock you own.

●
You, as a stockholder of Christiana, may elect to receive National Penn common stock, cash or a combination of both, subject to allocation procedures so that 20% of Christiana common stock is exchanged for cash and 80% is exchanged for National Penn common stock.

Further, the number of National Penn shares you will receive may be adjusted as the exchange ratio is adjusted to reflect fluctuations in the market value of National Penn common stock, as measured by the National Penn Market Value, as follows:

●	If the National Penn Market Value is less than $15.18, then the exchange ratio will be adjusted to that number which, when multiplied by the National Penn Market Value, equals $34.00.

●	If the National Penn Market Value is more than $17.18 then the exchange ratio will be adjusted to that number which, when multiplied by the National Penn Market Value, equals $38.50.

●
If Zissimos A. Frangopoulos dies or becomes disabled or Thomas A. Campbell becomes disabled at any time prior to the merger, then Christiana stockholders will receive for each share of Christiana stock they own:

-	$36.00 per share in cash; or

-
the lesser of that number of shares of National Penn common stock determined by dividing $36.00 by the National Penn Market Value, or the number of shares of National Penn common stock determined under the merger agreement without regard to this provision.

●
If Thomas A. Campbell dies at any time prior to the merger, then each $36.00 referenced above will become $32.00, plus an insurance adjustment not to exceed $4.00, as further detailed in the merger agreement.  The amount of the insurance adjustment depends on the face value(s) of life insurance policies on the death of Mr. Campbell obtained by Christiana.  Christiana has obtained insurance policies on Mr. Campbell in amounts sufficient to generally ensure that the insurance adjustment would equal $4.00.

The discussions below may refer to the number of shares of National Penn common stock to be received for each share of Christiana common stock being converted into National Penn common stock as the “per share stock consideration,” the amount of cash to be received for each share of Christiana common stock being converted into cash as the “per share cash consideration” the total amount of stock to be issued to Christiana stockholders in the merger as the “aggregate stock consideration” and the total amount of cash to be issued to Christiana stockholders in the merger as the “aggregate cash consideration.”

As of September 28, 2007, the aggregate cash consideration to be paid by National Penn to Christiana stockholders is approximately $11.36 million.  The remaining merger consideration will be issued in the form of shares of National Penn common stock.  As a result, the actual allocation of cash and shares of National Penn common stock that Christiana stockholders receive in the merger will depend on the elections of other Christiana stockholders, and may be different from what a Christiana stockholder actually elects.  Since the aggregate cash consideration to be paid to Christiana stockholders is fixed, to the extent that Christiana stockholders either oversubscribe or undersubscribe for the available pool of cash consideration, National Penn’s exchange agent will allocate among such oversubscribing or undersubscribing Christiana stockholders based upon the allocation procedures set forth in the merger agreement and described further below.

Because the exchange ratio of 2.241 shares of National Penn common stock for each share of Christiana common stock is generally fixed but is subject to adjustment based on changes in the National Penn Market Value, as described above, the value of the per share stock consideration that is received in the merger may not be substantially equivalent to the $37.69 per share cash consideration.  In addition, no assurance can be given that the value of the per share stock consideration that is received by a Christiana stockholder at the effective time of the merger will be substantially equivalent to the value of the per share stock consideration as it would be computed at the time of the vote to approve the merger or at the time Christiana stockholders elect the form of merger consideration to be received.  As the market value of National Penn common stock fluctuates, based on numerous factors, the value of the shares of National Penn common stock that a Christiana stockholder will receive will correspondingly fluctuate, and may be greater or less than the $37.69 per share cash consideration.

As noted above, the exchange ratio has been adjusted for the 3% stock dividend paid by National Penn on September 28, 2007.  The exchange ratio will be appropriately adjusted if there is another stock dividend or a stock split, reverse stock split or other similar event regarding National Penn common stock before completion of the merger.  By way of illustration, if National Penn would declare and pay another stock dividend of 5% on or prior to the effective date of the merger, the exchange ratio would be adjusted upward by 5% and those Christiana stockholders entitled to receive National Penn common stock would receive 2.353 shares of National Penn common stock for each share of Christiana common stock.

Illustration of Election Alternatives for Christiana Stockholders

The following table shows the relationship between the closing value share price of National Penn common stock and the total amount of consideration that would be received in exchange for 100 shares of Christiana common stock, depending on whether the holder of Christiana stock elected to receive all cash, all stock, or a mix of both cash and stock and no proration occurs.  The assumed closing price of National Penn common stock in the table ranges from the highest ($18.85) to the lowest ($16.19) closing sale price per share of National Penn common stock during the second quarter of 2007, in addition to the walk-away price of $12.62.  All share prices are shown adjusted for the 3% stock dividend paid on September 28, 2007.

As indicated in the table, a closing value share price of National Penn common stock of $16.82 per share produces nearly the same total consideration received, regardless of which election is made.  As the closing value share price of National Penn common stock rises above $16.82 per share, a Christiana stockholder receiving stock will receive relatively more consideration per share of Christiana common stock on the closing date than if he or she received cash for his or her shares of Christiana common stock on the closing date.  Conversely, as the closing value share price of National Penn common stock falls below $16.82 per share, a Christiana stockholder receiving cash consideration will receive relatively more consideration on the closing date per share of Christiana common stock than if he or she received National Penn common stock for his or her shares of Christiana common stock on the closing date.  The foregoing comparisons of receiving cash and stock consideration are independent of tax considerations.

ILLUSTRATIVE ELECTION ALTERNATIVES FOR A HOLDER OF
100 SHARES OF CHRISTIANA COMMON STOCK

		Mixed Election			Cash Election	Stock Election
Assumed Closing Price of National Penn Common Stock (1)	Exchange Ratio (1)	Cash Received (2)	Value of National Penn Stock Received (2, 3)	Total Consideration Received for 100 Shares	Cash Received (Total Consideration Received)	Value of National Penn Stock Received (4)
$ 18.85	2.042	$ 1,885	$ 1,925	$ 3,810	$ 3,769	$ 3,850
$ 16.76	2.297	$ 1,885	$ 1,925	$ 3,810	$ 3,769	$ 3,850
$ 17.22	2.236	$ 1,885	$ 1,925	$ 3,810	$ 3,769	$ 3,850

$ 17.17	2.241	$ 1,885	$ 1,925	$ 3,809	$ 3,769	$ 3,849
$ 16.82	2.241	$ 1,885	$ 1,885	$ 3,769	$ 3,769	$ 3,769
$ 16.19	2.241	$ 1,885	$ 1,815	$ 3,699	$ 3,769	$ 3,630
$ 15.17	2.241	$ 1,885	$ 1,701	$ 3,585	$ 3,769	$ 3,401

$ 14.56	2.335	$ 1,885	$ 1,700	$ 3,585	$ 3,769	$ 3,400
$ 12.62	2.694	$ 1,885	$ 1,700	$ 3,585	$ 3,769	$ 3,400

(1)	Adjusted to reflect the 3% National Penn stock dividend paid on September 28, 2007.

(2)	This assumes that 50% (50 shares) of the Christiana shares are exchanged for cash consideration of $37.69 per share and 50% are exchanged for National Penn common stock.

(3)
This is the value of 50 shares of Christiana common stock, resulting from application of the appropriate exchange ratio for shares of National Penn common stock for each share of Christiana common stock, based on the adjustment set forth in the merger agreement.

(4)
This is the value of 100 shares of Christiana common stock, resulting from the application of the appropriate exchange ratio for shares of National Penn common stock for each share of Christiana common stock, based on the adjustment set forth in the merger agreement.

Election and Exchange Procedures

Subject to the allocation process described in the next section, each Christiana stockholder may elect to receive with respect to his or her shares of Christiana common stock, all National Penn common stock, all cash or a combination of National Penn common stock and cash.

Stock Election Shares.  Christiana stockholders who validly elect to receive National Penn common stock for some or all of their shares will receive the per share stock consideration for that portion of the stockholder’s shares of Christiana common stock equal to the stockholder’s stock election, subject to the allocation process described below.  In our discussion, we refer to shares held by stockholders who have made stock elections as “stock election shares.”

Cash Election Shares.  Christiana stockholders who validly elect to receive cash for some or all of their shares will receive the per share cash consideration for that portion of the stockholder’s shares of Christiana common stock for which they elect to receive cash, subject to the allocation process described below.  In our discussion below, we refer to shares held by Christiana stockholders who have made cash elections as “cash election shares.”

No-Election Shares.  Shares held by Christiana stockholders (i) who indicate that they have no preference as to whether they receive National Penn common stock or cash, (ii) who do not make a valid election, or (iii) who fail to properly perfect dissenters’ rights will be deemed to be “no-election shares.”  No-election shares will be converted into the per share stock consideration as needed unless there is an oversubscription of the stock consideration, in which case the no election shares will be converted into the per share cash consideration as needed.  See “Allocation of National Penn Common Stock and Cash” beginning on page 44 below.

In the aggregate, a fixed amount of stock consideration and cash consideration will be paid to Christiana stockholders as described above.  Accordingly, there is no assurance that a Christiana stockholder will receive the form of consideration that the stockholder elects with respect to any or all of his or her shares of Christiana common stock.  If the elections of Christiana stockholders result in an oversubscription for the available pool of stock consideration or cash consideration, the procedures for allocating National Penn common stock and cash to be received by Christiana stockholders will be followed by National Penn’s exchange agent.  See “Allocation of National Penn Common Stock and Cash” below.

Election Form.  Soon after its mailing of this proxy statement/prospectus, National Penn’s exchange agent will mail to you an election form along with instructions on electing to receive National Penn common stock or cash or a combination of stock and cash for your Christiana stock.  The deadline for making your election will be 5:00 p.m. on the day of the Christiana stockholders meeting.  You must carefully follow the instructions from National Penn’s exchange agent.  Your election will be properly made only if, by the deadline date, you have submitted to National Penn’s exchange agent at its designated office, a properly completed and signed election form that is accompanied by your Christiana stock certificate(s).  The Christiana stock certificate(s) must be in a form that is acceptable for transfer (as explained in the election form).  If your election is not properly made, your shares of Christiana stock will be treated as “no-election shares.”  Neither National Penn nor its exchange agent will be under any obligation to notify any person of any defects in an election form.

As soon as reasonably practicable following the merger and upon the surrender by stockholders of any certificates representing Christiana common stock, National Penn’s exchange agent will mail to Christiana stockholders a statement evidencing book-entry shares representing the aggregate number of shares that Christiana stockholder has a right to receive and/or checks representing cash consideration for shares of Christiana common stock, to former stockholders of Christiana who have timely submitted an effective election form along with their Christiana stock certificates.

If Christiana stockholders do not timely submit an election form along with their certificates for Christiana common stock, they will receive from National Penn’s exchange agent promptly after completion of the merger, a letter of transmittal with instructions for submitting their Christiana stock certificate for National Penn common stock or cash consideration.  At that time, those Christiana stockholders will need to carefully review the instructions, complete the materials enclosed with the instructions and return the materials along with their Christiana stock certificate.  Whether those stockholders receive National Penn common stock or cash will depend on the election of other Christiana stockholders.  See “Allocation of National Penn Common Stock and Cash” beginning on page 38 below.  Within ten business days after receipt of the properly completed letter of transmittal and your Christiana stock certificate, National Penn’s exchange agent will mail a statement evidencing book-entry shares of National Penn common stock, a check or both for the merger consideration.  No interest will be paid on any cash payment.

Statements evidencing book-entry shares of National Penn common stock will be dated as of the effective date of the merger and will entitle the holders to dividends and any other distributions to which the holder is entitled.  Until the certificates representing Christiana common stock are surrendered for exchange after completion of the merger, holders of such certificates will not receive any cash consideration or stock consideration or dividends or distributions on any National Penn common stock into which such shares have been converted.  When such certificates are surrendered, any unpaid dividends or other distributions will be paid without interest.  National Penn has the right to withhold dividends or any other distributions on its shares until the Christiana stock certificates are surrendered for exchange.

Until surrendered, each Christiana stock certificate, following the effective date, is evidence solely of the right to receive the merger consideration.  In no event will either National Penn or Christiana be liable to any former Christiana stock holder for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.

Fractional shares of National Penn common stock may be issued in connection with the merger pursuant to the exchange agent’s direct registration system, providing for the payment of stock consideration in book-entry form.

Allocation of National Penn Common Stock and Cash

Notwithstanding the election of Christiana stockholders to receive cash, National Penn common stock or a combination of stock and cash in the merger:

•	80% of the total number of shares of Christiana common stock outstanding on the effective date of the merger will be exchanged for National Penn common stock, and

•	20% of the total number of shares of Christiana common stock outstanding on the effective date of the merger will be exchanged for cash upon completion of the merger.

Oversubscription of the Stock Consideration.  If the aggregate number of shares of National Penn common stock that would be issued in the merger upon the conversion of the stock election shares is more than the aggregate stock consideration, then:

•	all cash election shares and no election shares will be converted as needed into the per share cash consideration;

•
National Penn’s exchange agent will then convert on a pro rata basis a sufficient number of stock election shares into cash election shares such that the aggregate cash amount that will be paid in the merger equals as closely as possible the aggregate cash consideration;

•	all shares converted into cash election shares through the pro rata process described above will be converted into the per share cash consideration; and

•	the remaining shares will be converted into the per share stock consideration.

Oversubscription of the Cash Consideration.  If the aggregate cash amount that would be paid in the merger upon the conversion of the cash election shares is more than the aggregate cash consideration, then:

•	all stock election shares and no election shares will be converted into the per share stock consideration;

•
National Penn’s exchange agent will then convert on a pro rata basis a sufficient number of cash election shares into stock election shares such that the aggregate cash amount that will be paid in the merger equals as closely as possible the aggregate cash consideration;

•	all shares converted into stock election shares through the pro rata process described in the point above will be converted into the per share stock consideration; and

•	the remaining shares will be converted into the per share cash consideration.

Because the United States federal income tax consequences of receiving National Penn common stock, cash, or both National Penn common stock and cash will differ, Christiana stockholders are urged to read carefully the information set forth under the caption “Material Federal Income Tax Consequences” beginning on page 56 and to consult their tax advisors for a full understanding of the merger’s tax consequences to them.  In addition, because the per share stock consideration can fluctuate in value during the election period, the economic value per share received by Christiana stockholders who receive the stock consideration may, as of the date of receipt by them, be more or less than the amount of cash consideration per share received by Christiana stockholders who receive cash consideration.

Stock Options

As of the record date for the special meeting, various directors, officers and employees of Christiana held options to purchase a total of 322,063 shares of Christiana common stock.  When the merger takes place, each Christiana stock option still outstanding will cease to be a right to purchase shares of Christiana common stock and will be converted automatically into an option to purchase shares of National Penn common stock.  National Penn will assume each such option, in accordance with the terms of the Christiana stock option plan, except that from and after the merger's effective date:

•
National Penn and its board of directors or a duly authorized committee of the board will be substituted for Christiana and Christiana’s board of directors or board committee to administer the Christiana stock option plans.

•
Each Christiana stock option assumed by National Penn may be exercised solely for shares of National Penn common stock.  The number of shares of National Penn common stock issuable upon the exercise of the converted options and the exercise price for the converted option appropriately adjusted to reflect the merger consideration.  This adjustment is described in the following two paragraphs.

•
The number of shares of National Penn common stock subject to each converted option will be equal to the quotient obtained by dividing (1) the number of shares of Christiana common stock originally subject to that option, multiplied by the original exercise price of that option, by (2) the adjusted exercise price of that option immediately following the effective date of the merger.

•
The exercise price of each Christiana option immediately after the effective date will be equal to the quotient obtained by dividing (1) the product of the closing price of National Penn on the date of the merger, multiplied by the original exercise price of that option, by (2) the cash consideration, adjusted as described above.

National Penn Common Stock

Each share of National Penn common stock outstanding immediately prior to completion of the merger will remain outstanding and unchanged by the merger.

The Merger Agreement

In addition to the preceding terms concerning consideration and election matters, the merger agreement also contains the following provisions.

Effect of the Merger

Upon completion of the merger, a direct wholly owned subsidiary of National Penn will be merged with and into Christiana.  Christiana will retain its name, property, rights, powers, duties, obligations, debts and liabilities.  National Penn and Christiana will continue to be governed by their respective articles of incorporation/articles of association and the bylaws as in effect immediately prior to the merger.

Effective Date

The merger will take effect when all conditions to the merger, including obtaining stockholder and regulatory approvals, have been fulfilled or, where permitted, waived or as soon as practicable thereafter as we mutually select.  We presently expect to close the merger in the first quarter of 2008.  See "The Merger - Conditions to the Merger” beginning on page 43 and "The Merger - Regulatory Approvals” beginning on page 47.

Representations and Warranties

The merger agreement contains customary representations and warranties relating to, among other things:

•	Organization of National Penn and Christiana and their respective subsidiaries.

•	Capital structures of National Penn and Christiana.

•	Due authorization, execution, delivery, performance and enforceability of the merger agreement.

•	Receipt of consents or approvals of regulatory authorities or third parties necessary to complete the merger.

•	Delivery of financial statements consistent with accounting principles generally accepted in the United States.

•	Absence of material adverse changes, since March 31, 2007, in the consolidated assets, business, financial condition or results of operations of National Penn or Christiana.

•	Filing of tax returns and payment of taxes.

•	Absence of undisclosed material pending or threatened litigation.

•	Compliance with applicable laws and regulations.

•	Retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974.

•	Quality of title to assets and properties.

•	Maintenance of adequate insurance.

•	Absence of undisclosed brokers' or finders' fees.

•	Absence of material environmental violations, actions or liabilities.

•	Compliance with the Community Reinvestment Act of 1977, as amended.

•
Accuracy of information supplied by National Penn and Christiana for inclusion in the registration statement filed under the Securities Act of 1933, as amended, in connection with the issuance of National Penn common stock in the merger, this document, and all applications filed with regulatory authorities for approval of the merger.

•	Related party transactions.

•	Documents filed with the Securities and Exchange Commission and the accuracy of information contained therein.

•	Receipt of a fairness opinion from KBW.

•	Validity and binding nature of loans reflected as assets in the financial statements of Christiana and National Penn.

•	Allowance for loan losses.

•	Tax and accounting treatment of the merger.

Christiana has also represented to National Penn that no “business combination,” “fair price,” “control transaction,” “control share transaction” or other similar anti-takeover statute or regulation under state or federal law is applicable to the merger.  National Penn has also represented that it has adequate funds and authorized but unissued shares of common stock to complete the merger.

Explanatory Note Regarding Summary of Merger Agreement and Representations and Warranties in the Merger Agreement

The summary of the terms of the merger agreement is intended to provide information about the terms of the merger.  The terms and information in the merger agreement should not be relied on as disclosure about National Penn or Christiana without consideration of the entirety of public disclosure by National Penn as set forth in all of its respective public reports with the SEC.  The terms of the merger agreement (such as the representations and warranties) govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger.  In particular, the representations and warranties made by the parties to each other in the merger agreement have been negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the merger should events or circumstances change or be different from those stated in the representations and warranties.  Matters may change from the state of affairs contemplated by the representations and warranties.  National Penn will provide additional disclosure in its public reports to the extent that it is aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

Conduct of Business Pending the Merger

In the merger agreement, we each agreed to use our reasonable good faith efforts to preserve our business organizations, to maintain good relationships with employees and to preserve the goodwill of customers and others with whom we do business.

In addition, Christiana agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the merger agreement or consented to by National Penn.  Christiana also agreed in the merger agreement that Christiana will not, without the written consent of National Penn:

•	Change its articles of association or bylaws.

•
Change the number of authorized or issued shares of its capital stock; repurchase any shares of its capital stock; redeem or otherwise acquire any shares of its capital stock; or issue or grant options or similar rights with respect to its capital stock or any securities convertible into its capital stock, except (1) for an issuance of Christiana common stock upon the valid exercise of any Christiana options outstanding on June 25, 2007, but excluding any options where the exercise would breach a letter agreement of a Christiana director or officer, and (2) Christiana may issue shares of Christiana common stock as matching contributions under its 401(k) Plan for each quarter prior to the effective time of the merger, but not to exceed 2,000 shares per quarter.

•
Declare, set aside or pay any dividend or other distribution in respect of its capital stock, except that any subsidiary of Christiana may pay dividends to Christiana to the extent permitted by applicable regulatory restrictions.

•
Grant any severance or termination pay, except in accordance with policies or agreements in effect on June 25, 2007; or enter into or amend any employment, consulting, severance, "change-in-control" or termination contract or arrangement.

•	Grant any job promotions except in accordance with past practice.

•
Grant any pay increase or pay any bonus except for: (i) routine periodic increases, merit pay increases and pay raises in connection with promotions, all in accordance with past practice, provided that such pay increases and raises will not exceed 5% in the aggregate; (ii) annual bonuses in the ordinary course as accrued on the most recent balance sheet prior to the date of payment, determined consistently with past practice; and (iii) retention bonuses on account of the merger granted in good faith reasonable amounts not exceeding $300,000 in the aggregate.

•	Engage in any merger, acquisition, leasing, purchase and assumption transaction or any similar transaction; or open, relocate or close any office or take any action with respect thereto.

•	Dispose of or encumber any assets or incur any debt other than in the ordinary course of business and consistent with past practice.

•	Take any action which would result in any of the conditions to the closing of the merger to not be satisfied.

•
Waive, release, grant or transfer any rights of material value, or modify or change in any material respect any existing material agreement to which Christiana is a party, other than in the ordinary course of business, consistent with past practice.

•	Change any accounting methods, principles or practices, except as may be required by accounting principles generally accepted in the United States.

•	Implement any new employee benefit or welfare plan, or amend any such plan except as required by law.

•
Amend or otherwise modify its underwriting and other lending guidelines and policies or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice.

•
Enter into, renew, extend or modify any transaction with any affiliate of Christiana, other than deposit and loan transactions in the ordinary course of business and which comply with applicable laws and regulations.

•	Enter into any interest rate swap, floor or cap or similar arrangement.

•
Take any action that would give rise to a right of payment to any person under any employment agreement, except in the ordinary course of business consistent with past practice or for the execution of the merger agreement.

•
Purchase any security, other than U.S. Government, government agency or government sponsored entity securities, for its investment portfolio not rated "AAA" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc. or with a remaining maturity of more than five years.

•
Except as already disclosed to National Penn, make any capital expenditure of $100,000 or more; undertake or enter into any lease, contract or other commitment, other than in the ordinary course of business, involving an unbudgeted expenditure of more than $100,000 or extending beyond 12 months from June 25, 2007.

•	Take any action that would preclude the treatment of the merger as a reorganization under Section 368 of the Internal Revenue Code of 1986.

•	Agree to do any of the foregoing.

Christiana also agreed in the merger agreement, among other things:

•
To obtain an updated fairness opinion from KBW to the effect that the consideration is fair to Christiana stockholders, dated not more than ten days prior to the mailing of the proxy statement/prospectus to its stockholders.

•
To submit the proposed merger to its stockholders for approval at a special meeting to be held as soon as practicable, with an approval recommendation by its board of directors, subject to compliance with the fiduciary duties of its board of directors.

•
To purchase two “key man” life insurance policies insuring the life of Thomas A. Campbell, under one policy for a period of five years in an amount of $1,500,000 naming itself as beneficiary and under the other policy, for a period of one year for $4,500,000 naming National Penn as beneficiary.

We jointly agreed, among other things:

•	To prepare all applications for, and use our reasonable best efforts to obtain, all required regulatory approvals.

•	To prepare the registration statement of which this proxy statement/prospectus forms a part.

•	Subject to the terms of the merger agreement, to take all actions necessary to complete the transactions contemplated by the merger agreement.

•	To provide access to the other to its business, properties and assets.

•	To maintain adequate insurance.

•	To maintain accurate books and records.

•	To file all tax returns and pay all taxes when due.

•	To cooperate with each other, and if mutually agreed in the interest of an orderly, cost-effective consolidation of operations and competitive market issues, terminate:

-
any contract or arrangement Christiana or any Christiana subsidiary may have with an outside service bureau or other vendor of services (including, but not limited to, any entity that provides data processing services for Christiana), provided that no such termination will be effective until the effective date of the merger; or

-
any in-house back office, support, processing or other operational activities or services of Christiana or any Christiana subsidiary, including accounting, loan processing and deposit services, and substitute a contract or arrangement between National Penn or any National Penn subsidiary and Christiana for the provision of similar services to Christiana.

•	To deliver to each other monthly and quarterly financial statements.

•	To deliver to each other all public disclosure documents that may be filed under the Securities Exchange Act of 1934.

•	To agree upon the form and substance of any press release or public disclosure related to the proposed merger.

Conditions to the Merger

Our obligations to complete the merger are subject to various conditions, including the following:

•	The merger agreement shall have been duly approved by the Christiana stockholders.

•
All necessary governmental approvals for the merger shall have been obtained, all waiting periods required by law or imposed by any governmental authority with respect to the merger shall have expired and no approval shall contain any condition or requirement which could adversely affect the contemplated benefits from the merger.  See "The Merger - Regulatory Approvals” beginning on page 47.

•	There shall not be any order, decree, or injunction in effect preventing the completion of the transactions contemplated by the merger agreement.

•
Christiana and National Penn shall have received an opinion from their respective counsel that (a) the merger constitutes a “reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, and (b) any gain realized in the merger will be recognized only to the extent of cash or other property (other than National Penn common stock) received in the merger. See "The Merger - Material United States Federal Income Tax Considerations” beginning on page 55.

•
The accuracy in all material respects as of June 25, 2007, and as of the effective date of the merger, of the representations and warranties of the other, except as to any representation or warranty which specially relates to an earlier date and except as otherwise contemplated by the merger agreement.

•	The other's performance in all material respects of all covenants and obligations required to be performed by it at or prior to the effective date of the merger.

•	The effectiveness of the registration statement of which this proxy statement/prospectus forms a part.

•	Other conditions which are customary for transactions of the type contemplated by the merger agreement.

Christiana’s obligation to complete the merger is subject to the following additional conditions:

•	The shares of National Penn common stock to be issued in the merger shall have been authorized for quotation on Nasdaq.

•	No event shall have occurred triggering any right or entitlement under National Penn’s shareholder rights plan.

•	National Penn shall not have violated or repudiated any of the employment agreements entered into with specified key management officials of Christiana.

•
Christiana shall have received a certificate from National Penn’s exchange agent certifying its receipt of sufficient cash and irrevocable obligation to issue shares of National Penn common stock to fulfill National Penn’s obligations under the merger agreement.

National Penn’s obligation to complete the merger is subject to the following additional conditions:

•	Zissimos A. Frangopoulos, Thomas A. Campbell, and Chris J. Cusatis shall remain employed by Christiana through the effective date other than for reason of death or disability.

•	The aggregate number of shares the holders of which perfect dissenters’ rights of appraisal shall not exceed 10% of the outstanding shares of Christiana common stock.

Except for the requirements of Christiana stockholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement, we each may waive each of the conditions described above in the manner and to the extent described in "The Merger - Amendment & Waiver" below.

Amendment & Waiver

Subject to applicable law, at any time prior to completion of the merger, the parties may:

•	Amend the merger agreement.

•	Extend the time for the performance of any of the obligations or other acts of the other required in the merger agreement.

•	Waive any inaccuracies in the representations and warranties of the other contained in the merger agreement.

•
Waive compliance by the other with any of the agreements or conditions contained in the merger agreement, except the requirements of Christiana stockholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated.

Termination

The merger agreement may be terminated at any time prior to the effective date of the merger by mutual written consent.  The merger agreement may also be terminated by either party if:

•
The other party, in any material respect, breaches any representation, warranty, covenant or other obligation contained in the merger agreement, and such breach remains uncured 30 days after written notice of such breach is given to the breaching party.  However, if the breach cannot reasonably be cured within this 30-day period, but may reasonably be cured within 60 days and such cure is being diligently pursued, no termination can occur before the expiration of such 60 day period.

•
The closing of the merger does not occur by March 31, 2008, unless the failure of the merger to occur by such date is due a breach of the merger agreement by the party seeking to terminate the merger agreement, in which case the breaching party may not terminate the merger agreement for such failure to effectuate the merger by March 31, 2008.

•
Any regulatory authority whose approval or consent is required for completion of the merger issues a definitive written denial of such approval or consent and the time period for appeals or requests for reconsideration has expired.

•	Christiana stockholders vote but do not approve the merger agreement at the special meeting.

•
The National Penn Market Value is less than $12.62 per share.  However, this termination right may be exercised only during the ten-day period following the trading day one day prior to the date on which the last regulatory approval required for the consummation of the merger and the performance of National Penn and Christiana of their respective covenants and obligations under the merger agreement is obtained (without regard to any requisite waiting period).

Additionally, Christiana’s board of directors may terminate the merger agreement if the board concludes, in good faith after consultation with its legal and financial advisors, that it must agree to or endorse an acquisition proposal and terminate the merger agreement in order to comply with its fiduciary duties.

Neither National Penn nor Christiana’s board of directors has made a decision as to whether it would exercise its right to terminate the merger agreement if the termination provision relating to the price of National Penn common stock is triggered.  In considering whether to exercise its right to terminate the merger agreement, National Penn and Christiana’s board of directors would, consistent with their fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with their respective financial advisors and legal counsel.

The updated fairness opinion received by Christiana from KBW is dated as of October 22, 2007 and is based on conditions in effect on such date.  Accordingly, the fairness opinion does not address the possibilities presented if the termination provision relating to the price of National Penn common stock is triggered, including the possibility that Christiana’s board of directors might elect to continue with the merger even if Christiana has the ability to terminate the merger agreement under this provision.  See "Opinion of Christiana’s Financial Advisor” beginning on page 28.

Approval of the merger agreement by Christiana’s stockholders will confer on Christiana’s board of directors the power to complete the merger even if this price-related termination provision is triggered, without any further action by, or re-solicitation of, the votes of Christiana stockholders.

Christiana stockholders should be aware that the market price of National Penn common stock will fluctuate and could possibly decline.  Accordingly, the value of the National Penn common stock actually received by holders of Christiana common stock may be more or less than the $37.69 per share cash consideration.

Termination Fee

Christiana has agreed to pay a fee of $3,000,000 to National Penn if Christiana fails to complete the merger and National Penn is not in material breach of the merger agreement after the occurrence of any one of the following events:

•
If the board of directors of Christiana concludes, in good faith after consultation with its legal and financial advisors, that it must agree to or endorse another acquisition proposal and terminate the merger agreement in order to comply with its fiduciary duties.

•
If a person or group (as those terms are defined in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder), other than National Penn or an affiliate of National Penn acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 15% or more of the then outstanding shares of Christiana common stock; or enters into an agreement, letter of intent or memorandum of understanding with Christiana pursuant to which such person or group or any affiliate of such person or group would:

-	merge or consolidate, or enter into any similar transaction, with Christiana;

-	acquire all or substantially all of the assets or liabilities of Christiana; or

-
acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 15% or more of the then outstanding shares of Christiana common stock (each of the above being deemed to constitute an acquisition proposal for purposes of the merger agreement).

•
If Christiana authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement, letter of intent or memorandum of understanding described in the bullet above.

•
If the Christiana stockholders vote but fail to approve the merger at the Christiana stockholder meeting, or the Christiana stockholders meeting is cancelled, if prior to the stockholder vote or cancellation:

-	the Christiana board of directors withdraws or modifies its recommendation that Christiana stockholders approve the merger agreement;

-
there has been an announcement by a person or group (as those terms are defined in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder), other than National Penn or an affiliate of National Penn, of an offer or proposal to acquire 10% or more of the Christiana common stock then outstanding, or to acquire, merge, or consolidate with Christiana, or to purchase all or substantially all of Christiana's assets;

-
any one or more directors or officers of Christiana who have signed a letter agreement, acting jointly or severally, and who, individually or in the aggregate, beneficially own 1% or more of the Christiana common stock fail to maintain continued ownership of the shares of Christiana common stock over which he, she or they exercise sole or shared voting power (as identified on his, her or their signed letter agreements), as required by such signed letter agreements; or

-
any director or officer of Christiana who has signed a letter agreement fails to vote at the Christiana stockholders meeting, the shares of Christiana common stock over which he or she exercises sole or shared voting power (as identified in his or her signed letter agreement), as required by such signed letter agreement.

No Solicitation of Other Transactions

Christiana has agreed that it will not, and will not allow others under its control to, directly or indirectly:

•	Initiate, solicit, encourage or take any other action to facilitate, any inquiries or the making of any proposal which constitutes any acquisition proposal;

•	Enter into or maintain or continue discussions or negotiate with any person in furtherance of an acquisition proposal; or

•	Agree to or endorse any acquisition proposal.

Christiana has also agreed to notify National Penn promptly if any acquisition proposal or inquiry described above is received by Christiana from any third party, unless it believes that such notification would violate the Christiana directors’ fiduciary duties.

Notwithstanding the foregoing, if Christiana’s board of directors concludes in good faith after consultation with its legal and financial advisors, that failure to take any of the following actions would constitute a breach of their fiduciary duties to Christiana’s stockholders, Christiana’s board may:

•	furnish confidential and non-public information concerning Christiana to a third party;

•	engage in discussions or negotiations with a third party;

•	following receipt of a third party's acquisition proposal, take and disclose to its stockholders a position with respect to the proposal; or

•	following receipt of a third party's acquisition proposal, withdraw or modify its recommendation of the merger.

For a discussion of circumstances under which events relating to a possible change in control involving Christiana could result in Christiana’s paying the termination fee of $3,000,000, see “Termination Fee” beginning on page 46.

Nasdaq Listing

Christiana’s obligation to complete the merger is subject to the condition that National Penn common stock continues to be authorized for quotation on the Nasdaq Global Select Market.

Expenses

Except in the case of a termination (see “The Merger - Termination” section on page 45), each party will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel.

Regulatory Approvals

Completion of the merger is subject to the prior receipt of all consents or approvals of, and the provision of all notices to, federal and state authorities required to complete the merger.

As of the date of this proxy statement/prospectus, appropriate applications and notice for approval have been filed and are being reviewed by the regulatory authorities.  National Penn and Christiana have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the merger.  These include approval from the Federal Reserve Board, the FDIC and the Delaware Banking Commissioner.  The merger cannot proceed in the absence of these required regulatory approvals.

Federal Approvals and Notices

The merger of a non-operating subsidiary of a bank holding company and an unaffiliated bank requires prior approval of the Federal Reserve Board under the Bank Holding Company Act.  Under this law, the Federal Reserve Board generally may not approve any proposed transaction:

•	that would result in a monopoly or that would further a combination or conspiracy to monopolize or attempt to monopolize banking in any part of the United States; or

•
that could substantially lessen competition in any section of the country, that would tend to create a monopoly, or in any other manner would be in restraint of trade, unless the Federal Reserve Board finds that the merger’s anti-competitive effects are clearly outweighed by its probable effect in meeting the convenience and needs of the communities served.

The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the company and the banks concerned and the convenience and needs of the communities to be served.  Under the Community Reinvestment Act of 1977, the Federal Reserve Board also must take into account the record of performance of National Penn and Christiana in meeting the credit needs of their communities, including low and moderate-income neighborhoods.  Further, the Federal Reserve Board must consider the effectiveness of National Penn and Christiana in combating money laundering activities.  Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing.  On October 18, 2007, National Penn received notification from the Federal Reserve Board approving the merger.

The merger also requires the prior approval of the FDIC, following publication of notice of application giving the public an opportunity to comment.  Similar to the Federal Reserve Board, the FDIC must consider the competitive effects of the proposed transaction.  The FDIC will consider the pro forma financial statements of the resulting bank, particularly its capitalization, the "convenience and needs of the community," and the record of both Christiana and National Penn in meeting the needs of the communities they serve under the federal Community Reinvestment Act.  Further, the FDIC must consider the effectiveness of National Penn in combating money laundering activities.  The interim bank will not be required to apply for FDIC insurance of accounts as the present FDIC insurance of the accounts of Christiana will continue after the merger, if approved.

State Approvals and Notices

The formation of the interim bank and the merger are subject to the prior approval of the Delaware Banking Commissioner.  Delaware law requires that, in order to form an interim bank, a notice of intent must be filed with the Delaware Banking Commissioner, and notice of intent to form an interim bank must be published in a newspaper of general circulation throughout the state of Delaware.  The Delaware Banking Commissioner will then decide whether to charter such interim bank.  Upon the Delaware Banking Commissioner’s approval of chartering the interim bank, Articles of Organization must be formed and endorsed, after which the interim bank may be incorporated in Delaware.

In determining whether to approve the merger, the Delaware Banking Commissioner will consider, among other things, whether the purposes and probable effects of the merger would be consistent with the purposes set forth in the Delaware Banking Code, and whether the merger would be prejudicial to the interests of the depositors, creditors, beneficiaries of fiduciary accounts or stockholders of the institutions involved.

Applications

National Penn filed applications with the Federal Reserve Board, the FDIC and the Delaware Banking Commissioner on September 4, 2007, September 6, 2007 and September 25, 2007, respectively, requesting approval of the merger of a direct wholly owned subsidiary of National Penn with and into Christiana.  The applications described the terms of the merger, the parties involved, and the activities to be conducted by the combined companies as a result of the transactions, and contained financial and managerial information.  National Penn received notice from the Federal Reserve Board on October 18, 2007 approving the merger.

National Penn and Christiana are not aware of any material governmental approvals or actions that are required to complete the merger, except as described above.  If any other approval or action is required, National Penn and Christiana will seek such approval or action.

Management and Operations After the Merger

After the merger, Christiana will operate as a separate subsidiary of National Penn.  National Penn will establish the Christiana board of directors to advise National Penn from time to time regarding business development, marketing and expansion of Christiana.  The Christiana board of directors will consist of the members of Christiana’s board of directors on the effective date of the merger, along with two representatives selected by National Penn, one of which shall serve as the chairman of Christiana’s board.

Upon completion of the merger and subject to all applicable legal requirements, National Penn has agreed that it will cause National Penn Bank’s board of directors to appoint a person selected by Christiana’s board of directors and approved by National Penn to serve as a director of National Penn Bank, effective as of the effective date of the merger.  Christiana’s board of directors has selected Zissimos A. Frangopoulos to serve in this role.

If the Christiana appointee (or any successor selected as described in this sentence) resigns, dies or is otherwise removed from the board of directors of National Penn Bank prior to the end of the third one-year term, as the case may be, the pre-merger Christiana directors who are then serving on the Christiana board of directors, by a plurality vote, will have the right to select a successor, subject to compliance with the mandatory retirement age provisions of the bylaws of National Penn and National Penn Bank, such person being “independent” under SEC and Nasdaq rules, and the approval of National Penn.

Employment; Severance

National Penn has agreed that, after consultation with Christiana, it will inform each Christiana employee at or near the time of the closing of the merger of the likelihood of his or her continued employment with Christiana after the merger.  Following the closing, any Christiana employee will be given the opportunity to apply for any employment position posted within the National Penn system and Christiana applicants will be given priority consideration.

All employees of Christiana and each Christiana subsidiary are eligible for possible severance benefits except that:

•	No person who receives any payment or benefit pursuant to any "change-in-control" or similar agreement, plan or right will receive severance benefits; and

•
No person with an operating systems conversion support role of any kind will receive severance benefits unless he or she continues in employment for 30 days following the actual consolidation and conversion of Christiana’s operating systems with and into National Penn's operating systems.

Severance benefits will consist of two week's pay (at then current levels) for each year of an employee’s service with Christiana or any Christiana subsidiary.  The minimum benefit is eight weeks’ salary for full-time employees and the maximum severance benefit will be 26 weeks’ salary.  Such benefits will be paid as salary continuation.  Severance pay will be pro-rated for part-time employees.

A person eligible for severance benefits will receive such benefits if his or her employment is terminated other than for “cause” within twelve months following the effective date of the merger.  In addition, an employee who is not offered comparable employment (i.e., a position with substantially similar job responsibilities at substantially the same salary level in a work location within 30 miles of the employee’s then current work location) may elect to terminate employment and be eligible for severance.  Any person whose employment with National Penn is terminated without cause more than twelve months after the effective date of the merger will receive such severance benefits from National Penn as are provided under National Penn’s general severance policy for such terminations then in effect, if any.  Any such person will be given full credit for each year of service as an employee of Christiana or any Christiana subsidiary.

In addition to these severance benefits, Christiana may pay retention bonuses to certain persons mutually agreed on between Christiana and National Penn.

Employee Benefits

When the merger takes effect, each employee of Christiana or any Christiana subsidiary who becomes an employee of National Penn or of a National Penn subsidiary will be entitled to full credit for each year of service with Christiana for purposes of determining eligibility for participation (including, but not limited to, applicability of minimum waiting periods), and vesting, but not benefit accrual for periods of prior service, in National Penn’s employee benefit plans, programs and policies.  National Penn will use the original date of hire by Christiana or a Christiana subsidiary in making these determinations.

The employee benefits provided to former employees of Christiana or its subsidiaries after the merger's effective date will be reasonably equivalent in the aggregate to the employee benefits provided by National Penn or its subsidiaries to their similarly situated employees.  The National Penn medical, dental and life insurance plans, programs or policies, if any, that become applicable to employees of Christiana or its subsidiaries will not contain any exclusion or limitation with respect to any pre-existing health condition of any such employees or their dependents.

Subject to the above assurances, after the merger takes effect, National Penn may discontinue, amend or convert to a National Penn plan any particular benefit or welfare plan of Christiana, subject to such plan's provisions and applicable law.

Interests of Management and Others in the Merger

Share Ownership

As of October 19, 2007, the record date for the special meeting of Christiana stockholders:

•
The directors and certain executive officers of Christiana may be deemed to be the beneficial owners of 337,524 shares, representing 22.2% of the outstanding shares of Christiana common stock (excluding the ownership of stock options discussed in the Section on page 50 titled “Stock Options”).

•	The directors and executive officers of Christiana own no shares of National Penn common stock.

•	The directors and executive officers of National Penn own no shares of Christiana common stock.

Board Positions and Compensation

Upon completion of the merger, National Penn has agreed that Christiana’s current directors will receive the following board positions:

•
One person selected by Christiana’s board of directors and approved by National Penn will be elected to the National Penn Bank’s board of directors, to hold office for a minimum three years following the merger, until a successor is elected and qualified or otherwise in accordance with applicable law, the articles of association and bylaws of Christiana.  Christiana’s board of directors has selected Zissimos A. Frangopoulos to serve in this role.

•
The members of the pre-merger board of directors of Christiana will become, along with other directors chosen by National Penn, the members of the post-merger board of directors of Christiana, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the articles of association and bylaws of Christiana.

Pre-merger non-employee directors of Christiana who become members of the post-merger Christiana board of directors will receive compensation comparable to the compensation received by them as Christiana directors as of June 25, 2007.  Other persons who may be selected for service on the Christiana board of directors will be compensated in accordance with National Penn's standard compensation arrangements for board members, which is partially fixed and partially incentive-based compensation.  Christiana’s pre-merger non-employee directors who become post-merger Christiana board members will have the option of electing to receive such National Penn standard compensation.

Indemnification and Insurance

National Penn has agreed to indemnify the directors, officers, employees and agents of Christiana and its subsidiaries against all losses, expenses (including reasonable attorneys' fees), claims, damages or liabilities and settlement amounts arising out of actions or omissions or alleged actions or omissions occurring prior to the merger's effective date, including the transactions contemplated by the merger agreement, to the fullest extent permitted under Delaware law.  This includes the advancement of expenses incurred in the defense of any proceeding, as long as the person receiving the expense advance provides a repayment undertaking required by Delaware law.

National Penn has also agreed to provide directors and officers liability insurance with at least the same coverage as the D&O insurance currently maintained by Christiana and containing terms and conditions which are no less favorable to the beneficiaries, for a period of at least six years, but not less than three years, from the date of the merger.  However, during that six-year period, National Penn will not be obligated to pay annual premiums for D&O insurance covering Christiana’s directors and officers more than $313,658 (150% of the annual premium payment, as of January 1, 2007, under Christiana’s current policy in effect on the date of the merger agreement).  If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the maximum amount specified above in any year, National Penn is required to use its reasonable best efforts to maintain the most advantageous D&O insurance policies obtainable for a premium equal to such amount.

Stock Options

As described above, each option to purchase Christiana common stock that remains unexercised on the effective date of the merger will be converted into an option to purchase National Penn common stock.  The number of shares subject to each stock option and the exercise price for those shares will be adjusted to prevent alteration of the economic value of the option, as measured immediately prior to and immediately following the effective date.  In other respects, the terms and conditions of the Christiana stock options will not be changed and such options will remain outstanding and will be exercisable according to the terms of the applicable option plan and stock option agreement.  See "The Merger - Consideration an Election - Stock Options" beginning on page 39.

As of June 25, 2007, Christiana directors and executive officers held stock options for a total of 264,951 shares of Christiana common stock.

Continued Employment

Upon completion of the merger, National Penn will either offer employment to each person who is then an employee of Christiana or pay severance benefits as provided in the merger agreement.  See "Employment; Severance” beginning on page 49.

Agreements and Benefits for Key Management Employees

National Penn has entered into agreements concerning the employment of Zissimos A. Frangopoulos, Chris J. Cusatis and Thomas A. Campbell following completion of the merger.

Zissimos A. Frangopoulos Employment Agreement and Benefits

National Penn and Christiana have entered into an employment agreement with Zissimos A. Frangopoulos, currently the President and Chief Executive Officer of Christiana, which provides that Mr. Frangopoulos will remain President and Chief Executive Officer of Christiana after the merger.  The employment agreement is for a term beginning on the date of the merger and continuing through December 31, 2009.

Mr. Frangopoulos will receive a base salary of $242,000, to be reviewed annually.  Mr. Frangopoulos’s employment may be terminated at any time without cause or if he is disabled for one year or more.  In either event, the employment agreement will remain in effect, with full salary being paid, for the remainder of its term and will terminate at the end of the term.  If Mr. Frangopoulos dies during the term of the employment agreement, the employment agreement will terminate, but Mr. Frangopoulos’s designated beneficiary will receive a lump sum payment equal to the remaining salary payments to be made through the remainder of the term of the employment agreement.  The employment agreement will terminate upon Mr. Frangopoulos’s voluntary resignation.

Mr. Frangopoulos will be entitled to participate in an executive incentive plan, a cash bonus plan that will be mutually agreed upon between Christiana and National Penn on an annual basis.  In addition to salary and bonuses payable, Mr. Frangopoulos will also be entitled while the employment agreement is in effect to participate in all group insurance, 401(k) plans, employee stock purchase plans or other plans (other than health insurance and pension plans) providing benefits applicable generally to employees of National Penn or Christiana.  Mr. Frangopoulos will also be eligible while the employment agreement is in effect for receipt of stock option, restricted stock or other equity awards pursuant to National Penn's Long-Term Incentive Compensation Plan or any successor or additional stock plan for key employees of National Penn and its subsidiaries.  The employment agreement provides that, if Mr. Frangopoulos is terminated without cause, National Penn will be required to continue his base salary, Executive Incentive Plan payments and SERP payments, but Mr. Frangopoulos will not receive any other employee benefits.

Mr. Frangopoulos’s employment agreement includes the following restrictive covenants:

●
During the term of the employment agreement and for a period of one year thereafter or, if Mr. Frangopoulos voluntarily terminates employment, then for a period of one year after termination, or following a change in control then for a period of 90 days after any termination, Mr. Frangopoulos will not engage as a director, officer, employee, partner, shareholder, consultant, agent or in any other capacity, in the commercial or retail banking or trust business in competition with National Penn, Christiana or any other entity in the National Penn controlled group, as determined under Section 1563 of the Internal Revenue Code, at that time in any location within fifty miles of Greenville, New Castle County, Delaware (twenty-five miles if triggered by a change in control).

●
During the term of the employment agreement and for a period of one year thereafter or, if Mr. Frangopoulos voluntarily terminates employment, then for a period of one year after termination, or following a change in control then for a period of 90 days after any termination, Mr. Frangopoulos may not request any customers of National Penn, Christiana or any other entity in the National Penn controlled group at that time to curtail or cancel their business with National Penn, Christiana, or any such entity in the National Penn controlled group, excluding himself and any customer who is his relative.

●
During the term of the employment agreement and for a period of two years thereafter, or for a period of two years following voluntary termination, Mr. Frangopoulos will not induce, or attempt to influence any employee of National Penn, Christiana or any other entity in the National Penn controlled group to terminate employment with National Penn, Christiana, or such National Penn controlled group entity, or to enter into any employment or other business relationship with any other person, firm or corporation.

●
During the term of the agreement and for an indefinite period thereafter, Mr. Frangopoulos will not disclose to any person, firm or corporation any trade secret, details of organization or business affairs, names of past or present customers, consumers or employees, or any other proprietary data or confidential information of National Penn, Christiana or any of National Penn’s other subsidiaries or affiliates.

Finally, Mr. Frangopoulos’s employment agreement provides that, if the merger occurs prior to January 1, 2008, and if Mr. Frangopoulos’s employment at Christiana is terminated prior to that date, National Penn will pay Mr. Frangopoulos a change in control payment in accordance with the terms of his existing change in control agreement with Christiana.  If the merger occurs after January 1, 2008, or the merger occurs before January 1, 2008, but Mr. Frangopoulos remains employed by Christiana after that date, National Penn will pay Mr. Frangopoulos such change in control payment on either January 1, 2008, or the date of the merger, whichever occurs later.  The value of this change of control benefit will equal 115% of 2.0 times the sum of the highest base salary paid by Christiana in the preceding twelve months plus the bonus paid in the preceding year.  This change in control benefit will be limited to the maximum amount deductible by National Penn under Section 280G of the Internal Revenue Code.

Chris J. Cusatis Employment Agreement and Benefits

National Penn and Christiana have entered into an employment agreement with Chris J. Cusatis, currently the Chief Financial Officer of Christiana, which provides that Mr. Cusatis will remain Chief Financial Officer of Christiana after the merger.  The employment agreement is for a term of two years beginning on the date of the merger and subject to prior termination.

Mr. Cusatis will receive a base salary of $131,000, to be reviewed annually.  Mr. Cusatis’s employment may be terminated at any time without cause or if he is disabled for one year or more.  In either event, the employment agreement will remain in effect, with full salary being paid, for the remainder of its term and will terminate at the end of the term.  If Mr. Cusatis dies during the term of the employment agreement, the employment agreement will terminate, but Mr. Cusatis’s designated beneficiary will receive a lump sum payment equal to the remaining salary payments to be made through the remainder of the term of the employment agreement.  The employment agreement will terminate upon Mr. Cusatis’s voluntary resignation.

Mr. Cusatis will be entitled to participate in an executive incentive plan, a cash bonus plan that will be mutually agreed upon between Christiana and National Penn on an annual basis.  In addition to his salary and bonuses payable, Mr. Cusatis will also be entitled while the employment agreement is in effect to participate in all health insurance plans, group insurance, 401(k) plans, employee stock purchase plans or other plans (other than pension plans) providing benefits applicable generally to employees of National Penn or Christiana.  Mr. Cusatis will also be eligible while the employment agreement is in effect for stock option, restricted stock or other equity awards, commensurate with his positions with National Penn and Christiana, pursuant to National Penn's Long-Term Incentive Compensation Plan or any successor or additional stock plan for key employees of National Penn and its subsidiaries.  The employment agreement provides that, if Mr. Cusatis is terminated without cause, National Penn will be required to continue his base salary and Executive Incentive Plan payments, but Mr. Cusatis will not receive any other employee benefits.

Mr. Cusatis’s employment agreement includes the following restrictive covenants:

●
During the term of the employment agreement and for a period of one year thereafter or, if Mr. Cusatis voluntarily terminates employment within the first year following the merger, then for a period of one year after termination, or if Mr. Cusatis voluntarily terminates employment on or after the first anniversary of the merger then for a period of six months after termination, Mr. Cusatis will not engage as a director, officer, employee, partner, shareholder, consultant, agent or in any other capacity, in the commercial or retail banking or trust business in competition with National Penn, Christiana or any other entity in the National Penn controlled group, as determined under Section 1563 of the Internal Revenue Code, at that time in any location within fifty miles of Greenville, New Castle County, Delaware (twenty-five miles if triggered by a change in control).

●
During the term of the employment agreement and for a period of one year thereafter or, if Mr. Cusatis voluntarily terminates employment within the first year following the merger, then for a period of one year after termination, or if Mr. Cusatis voluntarily terminates employment on or after the first anniversary of the merger then for a period of six months after termination, Mr. Cusatis may not request any customers of National Penn, Christiana or any other entity in the National Penn controlled group at that time to curtail or cancel their business with National Penn, Christiana, or any such entity in the National Penn controlled group, excluding himself and any customer who is his relative.  None of the restrictions above will apply if Mr. Cusatis voluntarily terminates employment following a change in control of National Penn.

●
During the term of the employment agreement and for a period of two years thereafter, or for a period of two years following voluntary termination, Mr. Cusatis will not induce, or attempt to influence any employee of National Penn, Christiana or any other entity in the National Penn controlled group to terminate employment with National Penn, Christiana, or such National Penn controlled group entity, or to enter into any employment or other business relationship with any other person, firm or corporation.

●
During the term of the agreement and for an indefinite period thereafter, Mr. Cusatis will not disclose to any person, firm or corporation any trade secret, details of organization or business affairs, names of past or present customers, consumers or employees, or any other proprietary data or confidential information of National Penn, Christiana or any of National Penn’s other subsidiaries or affiliates.

Finally, Mr. Cusatis’s employment agreement provides that, if the merger occurs prior to January 1, 2008, and if Mr. Cusatis’s employment at Christiana is terminated prior to that date, National Penn will pay Mr. Cusatis a change in control payment in accordance with the terms of his existing change in control agreement existing with Christiana.  If the merger occurs after January 1, 2008, or the merger occurs before January 1, 2008, but Mr. Cusatis remains employed by Christiana after that date, National Penn will pay Mr. Cusatis such change in control payment on either January 1, 2008, or the date of the merger, whichever occurs later.  The value of this change of control benefit will equal 115% of 2.0 times the sum of the highest base salary paid by Christiana in the preceding twelve months plus the bonus paid in the preceding year.  This change in control benefit will be limited to the maximum amount deductible by National Penn under Section 280G of the Internal Revenue Code.

Thomas A. Campbell Employment Agreement and Benefits

National Penn and Christiana have entered into an employment agreement with Thomas A. Campbell, currently the Executive Vice President, Trust of Christiana, which provides that Mr. Campbell will remain Executive Vice President, Trust of Christiana after the merger.  The employment agreement is for a term of two years beginning on the date of the merger and subject to prior termination, and will automatically renew for additional one-year periods unless either party notifies the other party that it does not intend to extend the term.

Mr. Campbell will receive a base salary of $185,000, to be reviewed annually.  Mr. Campbell’s first annual salary review date is scheduled to occur in June 2008.  Mr. Campbell’s employment agreement also includes a change in control benefit that would entitle him, in certain circumstances, to a lump sum cash severance payment in the amount of $100,000.

Mr. Campbell’s employment may be terminated at any time without cause or if he is disabled for one year or more.  In either event, the employment agreement will remain in effect, with full salary being paid, for the remainder of its term and will terminate at the end of the term.  If Mr. Campbell dies during the term of the employment agreement, the employment agreement will terminate, but Mr. Campbell’s designated beneficiary will receive a lump sum payment equal to the remaining salary payments to be made through the remainder of the term of the employment agreement.  The employment agreement will terminate upon Mr. Campbell’s voluntary resignation.

Mr. Campbell will be entitled to participate in an executive incentive plan, a cash bonus plan that will be mutually agreed upon between Christiana and National Penn on an annual basis.  In addition to his salary and bonuses payable, Mr. Campbell will also be entitled while the employment agreement is in effect to participate in all group insurance, 401(k) plans, employee stock purchase plans or other plans (other than pension plans) providing benefits applicable generally to employees of National Penn or Christiana.  Mr. Campbell will also be eligible while the employment agreement is in effect for stock option, restricted stock or other equity awards, commensurate with his positions with National Penn and Christiana, pursuant to National Penn's Long-Term Incentive Compensation Plan or any successor or additional stock plan for key employees of National Penn and its subsidiaries.  The employment agreement provides that, if Mr. Campbell is terminated without cause, National Penn will be required to continue his base salary, Executive Incentive Plan payments and SERP payments, but Mr. Campbell will not receive any other employee benefits.

Mr. Campbell’s employment agreement includes the following restrictive covenants:

●
During the term of the employment agreement and for a period of one year thereafter or, if Mr. Campbell voluntarily terminates employment, then for a period of one year after termination, or following a change in control then for a period of 90 days after any termination, Mr. Campbell will not engage as a director, officer, employee, partner, shareholder, consultant, agent or in any other capacity, in the commercial or retail banking or trust business in competition with National Penn, Christiana or any other entity in the National Penn controlled group, as determined under Section 1563 of the Internal Revenue Code, at that time in any location within fifty miles of Greenville, New Castle County, Delaware (twenty-five miles if triggered by a change in control).

●
During the term of the employment agreement and for a period of one year thereafter or, if Mr. Campbell voluntarily terminates employment, then for a period of one year after termination, or following a change in control then for a period of 90 days after any termination, Mr. Campbell may not request any customers of National Penn, Christiana or any other entity in the National Penn controlled group at that time to curtail or cancel their business with National Penn, Christiana, or any such entity in the National Penn controlled group, excluding himself and any customer who is his relative.

●
During the term of the employment agreement and for a period of two years thereafter, or for a period of two years following voluntary termination, Mr. Campbell will not, induce, or attempt to influence any employee of National Penn, Christiana or any other entity in the National Penn controlled group to terminate employment with National Penn, Christiana, or such National Penn “controlled group” entity, or to enter into any employment or other business relationship with any other person, firm or corporation.

●
During the term of the agreement and for an indefinite period thereafter, Mr. Campbell will not disclose to any person, firm or corporation any trade secret, details of organization or business affairs, names of past or present customers, consumers or employees, or any other proprietary data or confidential information of National Penn, Christiana or any of National Penn’s other subsidiaries or affiliates.

Finally, Mr. Campbell’s employment agreement provides that, if the merger occurs prior to January 1, 2008, and if Mr. Campbell’s employment at Christiana is terminated prior to that date, National Penn will pay Mr. Campbell a change in control payment in accordance with the terms of his existing change in control agreement with Christiana.  If the merger occurs after January 1, 2008, or the merger occurs before January 1, 2008, but Mr. Campbell remains employed by Christiana after that date, National Penn will pay Mr. Campbell such change in control payment on either January 1, 2008, or the date of the merger, whichever occurs later.  The value of this change of control benefit will equal 115% of 2.0 times the sum of the highest base salary paid by Christiana in the preceding twelve months plus the bonus paid in the preceding year.  This change in control benefit will be limited to the maximum amount deductible by National Penn under Section 280G of the Internal Revenue Code.

Settlement Agreement and Supplemental Executive Retirement Agreements

Martin A. Infanti Settlement Agreement

Martin A. Infanti has entered into an agreement with Christiana and National Penn which provides that, if the merger occurs prior to January 1, 2008, and if Mr. Infanti’s employment at Christiana is terminated prior to that date, National Penn will pay Mr. Infanti a change of control payment in accordance with the terms of his existing change of control agreement with Christiana.  If the merger occurs after January 1, 2008, or the merger occurs before January 1, 2008, but Mr. Infanti remains employed by Christiana after that date, National Penn will pay Mr. Infanti such change of control payment on either January 1, 2008, or the date of the merger, whichever occurs later.  The value of this change of control benefit will equal 115% of 2.0 times the sum of the highest base salary paid by Christiana in the preceding twelve months plus the bonus paid in the preceding year.  In addition, certain health insurance coverages may be continued for up to eighteen months following termination of Mr. Infanti’s employment.  These change of control payments and benefits will be limited to the maximum amount deductible by National Penn under Section 280G of the Internal Revenue Code.

Supplemental Executive Retirement Agreements

In addition to the foregoing, certain executives, including Mr. Campbell, are party to supplemental executive retirement agreements under which they may experience an increased benefit due to the merger.  The total value of such increase in value due to the merger which could be payable to all executives (four executives) would be $134,052 in the aggregate.  This increase in value would be limited to the maximum amount deductible by National Penn under Section 280G of the Internal Revenue Code.

Accounting Treatment

National Penn will account for the merger under the purchase method of accounting.  National Penn will record, at fair value, the acquired assets and assumed liabilities of Christiana.  To the extent that the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, National Penn will record intangible assets, which, among other things, include goodwill and core deposit intangibles.  National Penn will include in its results of operations the results of Christiana’s operations after completion of the merger.

Material United States Federal Income Tax Considerations

The following discussion summarizes the material U.S. federal income tax consequences relating to the merger to Christiana, National Penn and the holders of Christiana common stock and National Penn common stock.  Because this is a summary that is intended to address only federal income tax consequences of the merger that will apply to all Christiana stockholders, it may not contain all of the information that may be important to you.  As you review this discussion, you should keep in mind that:

•	The tax consequences to you may vary depending on your particular tax situation;

•	You may be subject to special rules that are not discussed below if you are:

-	a tax-exempt organization;

-	a broker-dealer;

-	a trader in securities that elects to mark to market;

-	a person who holds Christiana shares as part of a hedge, straddle or conversion transaction;

-	a person who acquired Christiana shares pursuant to the exercise of employee stock options or otherwise as compensation;

-	a person who does not hold Christiana shares as a capital asset;

-	a person that has a functional currency other than the U.S. dollar;

-	a non-U.S. corporation, non-U.S. partnership, non-U.S. trust, non-U.S. estate, or individual who is not taxed as a citizen or resident of the Untied States;

-	a trust;
-	an estate;
-	a regulated investment company;
-	a real estate investment trust;
-	an insurance company;
-	a bank or other financial institution;
-	a U.S. expatriate; or
-	otherwise subject to special tax treatment under the Internal Revenue Code;

•	This summary does not address state, local, or foreign tax considerations.
•	This discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of the merger on your individual tax situation, including any state, local or non-U.S. tax consequences.

The information in this section is based upon the current Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations, and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions.  Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect interpretations of current law.  Any change could apply retroactively.  Neither Christiana nor National Penn has requested, or plans to request, any rulings from the Internal Revenue Service concerning the tax treatment of the merger.  Thacher Proffitt & Wood LLP, counsel to Christiana, and Reed Smith LLP, counsel to National Penn, will provide opinion letters to Christiana and National Penn with respect to the discussion set forth below under this heading “Material United States Federal Income Tax Considerations,” and the form of the opinions are included as an exhibit to the registration statement of which this proxy statement/prospectus is a part.  It is possible that the Internal Revenue Service would challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts and that a court would agree with the Internal Revenue Service.

General

The merger is intended to qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code.  The income tax consequences summarized below are based upon the assumption that the merger will qualify as a reorganization.  Thacher Proffitt & Wood LLP, counsel to Christiana, and Reed Smith LLP, counsel to National Penn, have delivered opinions to Christiana and National Penn that:

•	the merger will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code, and

•	any gain realized in the merger will be recognized only to the extent of cash or other property (other than National Penn common stock) received in the merger.

The delivery of opinions by Thacher Proffitt & Wood LLP and Reed Smith LLP reaffirming the above, dated as of the closing date, is a condition to the merger.  The opinions of counsel will rely on customary representations made by Christiana and National Penn and applicable factual assumptions.  If any of the factual assumptions or representations relied upon in the opinions of counsel are inaccurate, the opinions may not accurately describe the U.S. federal income tax treatment of the merger, and this discussion may not accurately describe the tax consequences of the merger.  The opinions of Thacher Proffitt & Wood LLP and Reed Smith LLP are not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will not contest the conclusions expressed therein.

Federal Income Tax Consequences of the Merger to Christiana Stockholders

You may receive in exchange for your Christiana common stock and pursuant to your election:

•	only cash,

•	only common stock of National Penn, or

•	common stock of National Penn and cash by election, subject to the limits described elsewhere herein.

If the merger of Christiana with National Penn constitutes a reorganization under Section 368(a) of the Internal Revenue Code, the merger will have the following federal income tax consequences to you:

•
Receipt of Only Cash. If you receive only cash in the merger or as payment for dissenting shares, you will recognize gain or loss on the exchange of your Christiana shares.  The gain or loss will equal the difference between the amount of cash you receive and your adjusted tax basis in your Christiana shares immediately prior to the exchange.  The gain or loss will be taxable as a capital gain or loss and will be long-term capital gain or loss if your holding period in your Christiana stock is more than one year.

•
If you are not treated as completely terminating your interest in National Penn because of the application of the constructive ownership rules of Section 318 of the Internal Revenue Code, which generally attribute to you the ownership of shares that are owned by your family members or by entities in which you own an interest or in which you have an option to acquire an interest, the cash you receive may be treated under certain circumstances as a dividend under Section 302 of the Internal Revenue Code.  You should consult your tax advisor as to the possibility that all or a portion of any cash you receive in exchange for your Christiana stock will be treated as a dividend.

•
Receipt of Only Common Stock of National Penn. If you receive only common stock of National Penn in the merger, you will not recognize gain or loss on the exchange of your Christiana shares.  Your aggregate tax basis in the National Penn shares you receive will be equal to the aggregate tax basis in the Christiana shares which you exchanged for the National Penn shares.  Your holding period in the National Penn shares will include your holding period in your Christiana shares.

•
Receipt of Common Stock of National Penn and Cash by Election. If you receive common stock of National Penn and cash as a result of your election in the merger or as a result of the allocation and proration procedure described herein, you will recognize a gain, but not a loss, equal to the lesser of (1) the amount of cash received as a result of your election or (2) your aggregate gain on the exchange.  Your aggregate gain on the exchange is equal to the excess of the value of all the consideration you receive in the exchange, including shares of National Penn, over your adjusted tax basis in your shares of Christiana exchanged for the consideration.  In determining the aggregate gain, your gain or loss from each identifiable block of shares must be calculated and only the gains aggregated, with no offset for the losses.

•
Your recognized gain should be taxed as a capital gain and will be a long-term capital gain if your holding period in your Christiana common stock is more than one year.  However, it is possible that your recognized gain could be taxable as dividend income if the cash you receive does not result in a “meaningful reduction” in the National Penn common stock that you would have received had you received only National Penn common stock in the merger.  In determining whether a meaningful reduction has occurred, Section 318 of the Internal Revenue Code requires that you be treated as actually owning National Penn shares that are owned by your family members or by entities in which you own an interest or in which you have an option to acquire an interest.  The Internal Revenue Service has ruled that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a meaningful reduction if that shareholder has any reduction in its percentage stock ownership compared to what the shareholder would have received had all of the merger consideration been stock.  You should consult your own tax advisor as to the applicability of these rules to your particular facts and circumstances.

•
Your aggregate tax basis in the National Penn shares you receive will be equal to the aggregate tax basis in the Christiana shares which you exchanged for the National Penn shares, increased by the amount of your recognized gain and decreased by the amount of cash you received.  Your holding period in the National Penn shares will include your holding period in your Christiana shares.

Backup Withholding

In order to avoid “backup withholding” on a payment of cash to you  pursuant to your election to receive cash in exchange for all or some of your Christiana shares, or in payment for dissenting shares, you must, unless an exception applies under applicable law and regulations, provide us with your correct taxpayer identification number on a Substitute Form W-9, and certify under penalty of perjury that you are not subject to backup withholding and that your taxpayer identification number is correct.  A Substitute Form W-9 will be included with the letter of transmittal to be sent to you by the exchange agent.  If you fail to provide your correct taxpayer identification number or the required certifications, you may be subject to penalty by the Internal Revenue Service and any cash payments you would otherwise receive in consideration for shares of Christiana in the merger may be subject to backup withholding at a rate of 28%.  Any amount withheld under the backup withholding rules may be allowed as a refund or credit against your federal income tax liability provided that you furnish certain required information to the Internal Revenue Service.

Federal Income Tax Consequences of the Merger to Christiana

Christiana will generally not recognize gain or loss in connection with the merger.

Federal Income Tax Consequences of the Merger to Christiana and Christiana Stockholders If the Merger Did Not Qualify as a Reorganization

If the merger failed to qualify as a reorganization, then you would recognize gain or loss, as applicable, on the exchange of your Christiana common stock equal to the difference between:

●	The aggregate fair market value of all the consideration you receive in the exchange, including shares of National Penn; and

●	Your adjusted tax basis in your shares of Christiana exchanged for the consideration.

If the merger failed to qualify as a reorganization, Christiana would generally not recognize gain or loss.

Transferability of National Penn common stock after the merger

The National Penn common stock issued in the merger will be freely transferable under the Securities Act, except for shares issued to any Christiana stockholder who may be deemed to be:

●	an "affiliate" of Christiana for purposes of Rule 145 under the Securities Act; or

●	an "affiliate" of National Penn for purposes of Rule 144 under the Securities Act.

Affiliates will include persons (generally executive officers, directors and 10% or more stockholders) who control, are controlled by, or are under common control with, Christiana at the time of the Christiana special meeting, and with respect to National Penn, at or after the effective date of the merger.

As currently written, Rules 144 and 145 will restrict the sale of shares of National Penn common stock received in the merger by affiliates and certain of their family members and related interests.

Christiana Affiliates

●
Generally, during the year following the effective date of the merger, those persons who are affiliates of Christiana at the time of the Christiana special meeting, provided they are not affiliates of National Penn at or following the merger's effective date, may publicly resell any shares of National Penn common stock received by them in the merger, subject to specified volume limitations and requirements.  These include the amount of National Penn common stock that may be sold by them in any three-month period, the manner of sale, and the adequacy of current public information about National Penn.

●
After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to National Penn as required by Rule 144.

●
If a Christiana affiliate becomes an affiliate of National Penn after the effective date of the merger, the resale restrictions described above will remain in place until the period of two years after the merger has passed and until the person has not been an affiliate of National Penn for at least three months.

National Penn Affiliates

●
Persons who are affiliates of National Penn after the effective date of the merger may publicly resell the shares of National Penn common stock received by them in the merger subject to the same limitations and requirements as apply to Christiana affiliates in the first year and subject to certain filing requirements specified in Rule 144.

The ability of affiliates to resell shares of National Penn common stock received in the merger under Rule 144 or Rule 145, as summarized herein, generally will be subject to National Penn’s having satisfied its public reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale.

Affiliates also would be permitted to resell shares of National Penn common stock received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

This proxy statement/prospectus does not cover any resales of shares of National Penn common stock received by persons who may be deemed to be affiliates of National Penn or Christiana.

Each Christiana director and executive officer has agreed with National Penn, as a Christiana affiliate, not to transfer any shares of National Penn common stock received in the merger except in compliance with the Securities Act.

Rights of Dissenting Stockholders

Christiana stockholders have the right to dissent from the merger agreement and obtain the fair value of their Christiana shares in cash as determined by an appraisal process in accordance with the procedures under Section 788 of the Delaware Banking Code, which is set forth in Title 5 of the Delaware Code.  In order to exercise this right, a Christiana stockholder must vote against the merger agreement. This summary is qualified in its entirety by reference to Annex D, which sets forth the applicable dissenters' rights provision of Delaware law. If you are considering exercising your dissenters' rights, you should read carefully the summary below and the full text of the law set forth in Annex D.

General

Under Delaware law, an owner of shares of a Delaware state bank who votes his or her shares against a merger that, like the proposed merger, would result in a Delaware state bank, has the right to receive the value of those shares in cash if and when the merger becomes effective.

Exercising Dissenters’ Rights

Any Christiana stockholder wishing to dissent from the merger agreement must make written demand to Christiana within 30 days after the effective date of the merger.  Any such written demand must be accompanied by the surrender of the dissenting stockholder’s stock certificates and must be delivered to:  Christiana Bank & Trust Company, 3801 Kennett Pike, Greenville, DE 19807 (Attn:  Chris J. Cusatis, Senior Vice President and Chief Financial Officer).

Christiana will publicize the effective date of the merger by means of a press release which will be posted on Christiana’s website.

Appraisal Process

The value of the dissenting shares will be determined by an appraisal process.  The shares will be valued as of the date of the Christiana stockholders’ meeting approving the merger.  The appraisal will be made by three appraisers, one to be selected by the owners of two-thirds of the dissenting shares, one to be selected by the board of directors of Christiana and one to be selected by the other two appraisers.  The valuation agreed upon by any two of the appraisers will be the appraised value of the dissenting shares.  If the appraisal is not completed within 90 days after the effective date of the merger, the Delaware State Bank Commissioner is required to cause an appraisal to be made.

Christiana may also fix an amount which it considers to be not more than the value of its shares which it will pay dissenting shareholders for their shares.  Dissenting shareholders may accept that offer or seek appraisal, as described above.

Christiana will pay the expenses of the appraisal.

THE KNBT MERGER

On September 6, 2007, National Penn and KNBT jointly announced the pending merger of National Penn and KNBT.  Pursuant to the KNBT merger agreement, National Penn will acquire KNBT by a merger of KNBT with and into National Penn during the first quarter of 2008, following the completion of the Christiana merger.  Subsequently, Keystone is to merge with and into National Penn Bank.  In the KNBT merger, KNBT stockholders will receive 1.03 shares of National Penn common stock for each of their shares of KNBT common stock on the effective date of the KNBT merger.

The KNBT merger will result in National Penn’s ranking ninth out of Pennsylvania-based banking institutions in terms of statewide deposits, and will make National Penn the fifth largest Pennsylvania-based bank in terms of total assets.

The approval of the KNBT merger agreement and merger will require the affirmative vote, in person or by proxy, of the holders of a majority of the shares of both KNBT and National Penn common stock.  Christiana stockholders are not entitled to vote on approval of the KNBT merger agreement or the KNBT merger itself because the record date to determine which National Penn shareholders can vote on the KNBT merger will occur prior to the completion of the Christiana merger.  The KNBT merger will nevertheless impact the majority of Christiana stockholders because Christiana stockholders who receive shares of National Penn common stock in the Christiana merger and retain those shares will be shareholders of National Penn at the effective time of the KNBT merger.

National Penn’s Reasons for the KNBT Merger

National Penn’s acquisition strategy consists of identifying financial institutions with business philosophies that are similar to those of National Penn, which operate in strong markets that are geographically compatible with National Penn’s operations, and which can be acquired at an acceptable cost.  In evaluating acquisition opportunities, National Penn generally considers potential revenue enhancements and operating efficiencies, asset quality, interest rate risk and management capabilities.

In determining the terms of its proposal for KNBT and whether to enter into the KNBT merger agreement, National Penn’s board of directors considered a number of factors, including the following:

•
The combination of KNBT and National Penn would result in a combined company with over $8.5 billion in assets, which would make National Penn the fifth largest commercial bank holding company headquartered in Pennsylvania (based on current total asset value), with leadership positions in key markets, including Berks, Centre, Chester, Lehigh and Northampton Counties, Pennsylvania.

•	KNBT’s emphasis on customer service is consistent with National Penn’s general business approach.

•
The stronger presence in eastern Pennsylvania following the KNBT merger, including the combined entity’s holding the #1 and #2 market shares in Northampton County, Pennsylvania and Lehigh County, Pennsylvania, respectively.

•	The depth and experience of the management teams of National Penn and KNBT when combined.

•
The similar operating models, low business complexity, similar approaches to the market, and compatible credit cultures of National Penn and KNBT should result in relatively low execution risk in the integration of National Penn’s and KNBT’s businesses.

•	The financial condition, operating results and future prospects of National Penn and KNBT as a combined company.

•	The anticipated accretion to tangible book value and earnings per share for National Penn as a result of the KNBT merger, beginning in 2008.

•
Management’s view based on, among other things, a comparable transactions review, that the consideration to be paid to KNBT shareholders is fair to National Penn and its shareholders from a financial point of view.

•	The combination of KNBT and National Penn would result in a combined company better balanced in terms of its mix of commercial and consumer loan exposures.

•	KNBT’s prized market position in Pennsylvania.

•	Given KNBT’s and National Penn’s similar credit cultures, the combination will result in sound credit quality.

•
The combination of KNBT and National Penn would result in a combined company better able to leverage its customer base through a larger branch network and better able to cross-sell the entire franchise.

In approving the transaction, National Penn’s board of directors did not specifically identify any one factor or group of factors as being more significant than any other factor in the decision-making process.  There can be no certainty that the above benefits of the KNBT merger anticipated by the National Penn board will occur.  Actual results may vary materially from those anticipated.  For more information on the factors that could affect actual results, see “A Warning About Forward-Looking Information” beginning on page 19 and “Risk Factors” beginning on page 16.

Management and Operations After the KNBT Merger

Upon the consummation of the KNBT merger, KNBT will merge with and into National Penn, and the separate existence of KNBT will cease.  The board of directors of National Penn will consist of fifteen directors, ten of whom will be selected by the National Penn board prior to the KNBT merger.  The remaining five directors will be selected by the current board of directors of KNBT from among the current, independent directors of KNBT, subject to approval by National Penn.

During the three years following the KNBT merger, if the number of National Penn board members who had been KNBT board members prior to the merger falls below five, the National Penn board of directors and the National Penn Nominating/Corporate Governance Committee will nominate for election a person requested by the majority of the post-merger National Penn board of directors who had been KNBT board members prior to the KNBT merger.  Each person who serves on the National Penn board of directors in this capacity will be compensated for such service after the effective date of the KNBT merger in the same manner and in the same amounts as all other directors of National Penn are compensated.  Additionally, after the KNBT merger, Mr. Jeffrey P. Feather, KNBT’s Chairman, will become Vice Chairman of National Penn’s board of directors, will serve on National Penn’s Executive Committee and will become the Chairman of National Penn’s Nominating/Corporate Governance Committee.

After the KNBT merger, National Penn will cause National Penn Bank to elect the five post-merger National Penn directors who had been KNBT directors prior to the KNBT merger as directors of National Penn Bank for a period of at least three years.  If any of these five directors dies, resigns, or is otherwise removed from National Penn Bank’s board of directors within three years of the KNBT merger, the remaining directors of these five former KNBT directors may select, by a plurality vote, a successor director for the National Penn Bank board.  In addition to these five board members, National Penn will cause National Penn Bank to elect Mr. Scott Fainor, currently a director of KNBT, to the National Penn Bank board of directors.

After Keystone merges into National Penn Bank, National Penn will cause National Penn Bank to establish and operate a separate banking division called “KNBT, a Division of National Penn Bank.”  Following the merger with Keystone, National Penn will cause National Penn Bank to establish a regional board, which will initially consist of all of the directors of KNBT prior to the Keystone merger, including the five National Penn directors who were formerly KNBT directors prior to the KNBT merger.  National Penn will operate Keystone or this separate banking division and maintain this regional board for at least three years following the effective date of the KNBT merger, unless this obligation expires as described in the merger agreement.

KNBT regional board members who are not also serving as directors of National Penn will receive compensation for their service on the KNBT regional board in the amount of $25,000 per year (which can be a combination of retainer and meeting fees) until the third anniversary of the completion of the KNBT merger.  Compensation for KNBT regional board members who are also serving as directors of National Penn will be based on National Penn’s existing fee schedule for advisory/regional boards.  Other people selected for service on the KNBT regional board of directors will be compensated in accordance with National Penn's standard compensation arrangements for board members, which is partially fixed and partially incentive-based compensation.

The KNBT Merger Agreement

The KNBT merger will take effect when all conditions to the KNBT merger, including obtaining shareholder and regulatory approvals, have been fulfilled or, where permitted, waived, or as soon as possible thereafter as National Penn and KNBT mutually select.  National Penn and KNBT expect to close the merger in the first quarter of 2008, after the completion of the Christiana merger.

The KNBT merger agreement contains customary representations and warranties relating to, among other things, the organization and capital structures of KNBT and National Penn, the delivery of specific documents by each of KNBT and National Penn to one another in order to consummate the KNBT merger pursuant to the KNBT merger agreement, the requirement that both KNBT and National Penn continue to conduct business in a way such that neither party undergoes any material adverse changes prior to the KNBT merger, compliance with laws and regulations and the filing of tax returns and payment of taxes.

National Penn’s and KNBT’s obligations to complete the KNBT merger are subject to various conditions, including, among others, approval of the KNBT merger agreement by the shareholders of both National Penn and KNBT.  The KNBT merger will also require governmental approvals, tax opinions from counsel to each of National Penn and KNBT as well as other conditions which are customary for transactions such as the KNBT merger.

Approval of the KNBT merger agreement by National Penn’s shareholders will confer on National Penn’s board of directors the power to complete the KNBT merger without any further action by, or re-solicitation of, the votes of National Penn shareholders.  Approval of the KNBT merger agreement by KNBT’s shareholders will confer on KNBT’s board of directors the power to complete the KNBT merger without any further action by, or re-solicitation of, the votes of KNBT shareholders.

Termination

The merger agreement may be terminated at any time prior to the effective date of the KNBT merger by mutual written consent and including for the following reasons:

•
The failure of the closing to occur prior to June 30, 2008, unless the failure of the closing to occur by such date is caused by National Penn’s or KNBT’s breach of the KNBT merger agreement, in which the breaching party may not terminate the KNBT merger agreement for such failure to close prior to June 30, 2008.

•
The issuance of a definitive written denial of an approval or consent from a regulatory authority which is required for consummation of the KNBT merger and the performance by National Penn and KNBT of their respective covenants and obligations under the KNBT merger agreement is obtained, without regard to any requisite waiting period, where the time period for appeals and requests for reconsideration has run.

•
A KNBT shareholder vote which fails to approve the KNBT merger at the KNBT shareholders meeting or a National Penn shareholder vote which fails to approve the KNBT merger at the National Penn shareholders meeting.

•
KNBT’s board of directors may terminate the KNBT merger agreement if the board concludes, in good faith after consultation with its legal and financial advisors, that it must agree to or endorse an acquisition proposal and terminate the KNBT merger agreement in order to comply with its fiduciary duties.

Termination Fee

KNBT has agreed to pay a fee of $20,000,000 to National Penn if KNBT fails to complete the KNBT merger and National Penn is not in material breach of the KNBT merger agreement after the occurrence of any one of the following events:

•
If the board of directors of KNBT concludes, in good faith after consultation with its legal and financial advisors, that is must agree to or endorse another acquisition proposal and terminate the KNBT merger agreement in order to comply with its fiduciary duties.

•
If a person or group (as those terms are defined in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder), other than National Penn or an affiliate of National Penn, enters into an agreement, letter of intent or memorandum of understanding with KNBT relating to an acquisition proposal, pursuant to which such person or group or any affiliate of such person or group would:

-
merge or consolidate, or enter into any similar transaction, with KNBT or a subsidiary of KNBT, where the assets, revenue or income of such subsidiary constitutes more than 10% of the consolidated assets, net revenue or net income of KNBT;

-	acquire assets or liabilities of KNBT where the assets constitute 10% or more of the consolidated assets, net revenue or net income of KNBT and its subsidiaries; or

-
acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 15% or more of the then outstanding shares of KNBT common stock or any subsidiary of KNBT where the subsidiary represents more than 10% of the consolidated assets, net revenue or net income of KNBT (each of the above being deemed to constitute an acquisition proposal for purposes of the KNBT merger agreement).

•	If KNBT authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement to enter into such acquisition proposal.

•	If the KNBT shareholders vote but fail to approve the KNBT merger at the KNBT shareholder meeting, or the KNBT shareholders meeting is cancelled, if prior to the shareholder vote or cancellation:

-
the KNBT board of directors has (a) failed to recommend approval of the KNBT merger agreement by the shareholders of KNBT, (b) withdrawn or modified its recommendation that KNBT shareholders approve the KNBT merger agreement or (c) recommended that the shareholders of KNBT approve or accept another acquisition proposal with any person other than National Penn or an affiliate of National Penn;

-
KNBT has materially breached its obligations under the KNBT merger agreement by failing to call, give notice of, convene and hold the KNBT shareholders meeting in accordance with the KNBT merger agreement; or

-
any person or group (as that terms is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than National Penn or an affiliate of National Penn, shall have publicly announced, communicated or made know its intention, whether or not conditional, to make another acquisition proposal and shall not have publicly withdrawn such announcement, communication or intention at least 20 days prior to the KNBT shareholders meeting.

Agreements for Key Management Employees

KNBT has entered into first amendments to the agreements concerning the employment of Scott V. Fainor and Sandra L. Bodnyk.

First Amendment to Employment Agreements of Scott V. Fainor and Sandra L. Bodnyk

On September 6, 2007, KNBT, Keystone, National Penn and National Penn Bank entered into amendments to the current employment agreements of Mr. Fainor and Ms. Bodnyk.   Scott V. Fainor, currently the President and Chief Executive Officer of each of KNBT and Keystone, will serve as President and Chief Executive Officer of National Penn Bank and Senior Executive Vice President and Chief Operating Officer of National Penn.  Sandra L. Bodnyk, currently the Executive Vice President and Chief Risk Officer of each of Keystone and KNBT, will serve as Group Executive Vice President of National Penn Bank.

In addition, the amendments provide for lump sum cash payments upon completion of the KNBT merger of $740,503 to Mr. Fainor and $306,978 to Ms. Bodnyk in accordance with their current employment agreements.  If the employment of Mr. Fainor or Ms. Bodnyk is terminated within the first year following the KNBT merger or if there is a change in control of National Penn or National Penn Bank within the first year following the KNBT merger, then the executives will receive a second lump sum cash payment equal to the first payment.  If the employment of Mr. Fainor or Ms. Bodnyk is terminated within the second year following the KNBT merger or if there is a change in control of National Penn or National Penn Bank within the second year following the KNBT merger, then the executives will receive a lump sum payment equal to their updated five-year average income multiplied by 1.5 for Mr. Fainor and multiplied by 1.0 for Ms. Bodnyk.

Release, Consulting and Noncompetition Agreement of Eugene T. Sobol

On September 6, 2007, KNBT, Keystone, National Penn and National Penn Bank entered into a release, consulting and noncompetition agreement with Eugene T. Sobol, KNBT’s Senior Executive Vice President and Chief Financial Officer of each of KNBT and Keystone.  Under this agreement, Mr. Sobol will receive a lump sum cash payment from KNBT or Keystone upon completion of the KNBT merger, which is currently estimated to be approximately $1.3 million in connection with the termination of his employment. In addition, Mr. Sobol will receive a lump sum cash payment of $100,000 from National Penn promptly following the completion of the KNBT merger, plus $16,000 per month during the consulting period in consideration of his non-compete obligations and consulting services. Mr. Sobol will also receive an automobile allowance of $900 per month plus continued medical and dental coverage during the consulting period. Mr. Sobol will provide various consulting services for up to 18 months following completion of the KNBT merger and will be available for up to 30 hours per week.  In addition, for a period of 18 months following the completion of the KNBT merger, Mr. Sobol has agreed not to work for any other financial institution that is located in any county in which National Penn, National Penn Bank or any of their subsidiaries has an office.

MARKET PRICE AND DIVIDEND INFORMATION

Christiana

Christiana’s common stock is quoted on the OTC Electronic Bulletin Board under the symbol "CBTD."  Automated Trading Desk, Financial Services, LLC, Boenning & Scattergood, Inc., Ferris, Baker Watts Inc., Hill Thompson Magid & Co., Inc., Keefe, Bruyette & Woods, Knight Equity Markets, L.P., Monroe Securities, Inc., Pershing, LLC, Ryan Beck & Co., UBS Securities LLC, Wedbush Morgan Securities Inc. have all acted as market makers for the common stock.  These market makers have no obligation to make a market for Christiana’s common stock, and they may discontinue making a market at any time.

The information in the following table indicates the high and low bid information for the common stock, based upon information provided by the market makers.  These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission, do not reflect actual transactions, and do not include nominal amounts traded directly by stockholders or through other dealers who are not market makers.  All information is adjusted to reflect 5% stock dividends paid on each of November 30, 2005, August 31, 2006 and November 30, 2006.

Year	Quarter	High	Low	Cash Dividend Per Share
2005
	First Quarter	$13.61	$11.66	$0
	Second Quarter	$12.96	$12.27	$0
	Third Quarter	$17.28	$12.53	$0
	Fourth Quarter	$19.50	$16.78	$0
2006
	First Quarter	$23.49	$19.50	$0
	Second Quarter	$20.86	$20.32	$0
	Third Quarter	$24.93	$21.62	$0
	Fourth Quarter	$27.25	$25.00	$0
2007
	First Quarter	$26.50	$25.75	$0
	Second Quarter	$36.50	$25.70	$0
	Third Quarter	$37.50	$32.01	$0
	Fourth Quarter (through October 24, 2007)	$36.45	$34.50	$0

On June 22, 2007, the last full trading day prior to announcement of the execution of the Christiana merger agreement, and October 24, 2007, the latest practicable date prior to the date of this document, the last sale price of the Christiana common stock in over-the-counter trading was as follows:

Last Sale Price
June 22, 2007	$26.10
October 24, 2007	$34.75

Stockholders are urged to obtain current market quotations for Christiana common stock.

As of October 24, 2007, there were 1,519,659 shares of Christiana common stock outstanding, held of record by approximately 153 stockholders, and outstanding options that were exercisable on that date (or within 60 days thereof) for 322,063 additional shares of Christiana common stock.

Holders of Christiana common stock are entitled to receive dividends, when declared by Christiana’s board of directors, out of funds that are legally available for dividends.

National Penn

Shares of National Penn common stock are traded on the Nasdaq Global Select Market.  The following table sets forth the high and low closing sale prices for shares of National Penn common stock for the periods indicated below and the cash dividends declared per share by National Penn for such periods.  All information is adjusted to reflect 3% stock dividends paid on each of September 30, 2006 and September 28, 2007.

Year	Quarter	High	Low	Cash Dividend Per Share
2005
	First Quarter	$20.73	$18.06	$ 0.1508
	Second Quarter	$19.32	$16.91	$ 0.1508
	Third Quarter	$20.86	$18.16	$ 0.1508
	Fourth Quarter	$19.80	$17.10	$ 0.1555
2006
	First Quarter	$21.48	$18.68	$ 0.1555
	Second Quarter	$19.85	$17.31	$ 0.1555
	Third Quarter	$19.80	$17.77	$ 0.1555
	Fourth Quarter	$20.39	$18.67	$ 0.1626
2007
	First Quarter	$20.01	$17.16	$ 0.1626
	Second Quarter	$18.85	$16.19	$ 0.1626
	Third Quarter	$18.83	$14.11	$ 0.1626
	Fourth Quarter (through October 24, 2007)	$17.95	$15.71	$ 0.1700

On June 22, 2007, the last full trading day prior to announcement of the execution of the Christiana merger agreement, and on October 24, 2007, the last full trading day prior to the date of this document, the reported last sale price of National Penn common stock on the Nasdaq Global Select Market was as follows:

Last Sale Price
June 22, 2007	$16.72 (1)
October 24, 2007	$16.40

(1) As adjusted to reflect a 3% stock dividend paid on September 28, 2007.

Shareholders are urged to obtain current market quotations for shares of National Penn common stock.

As of October 24, 2007, there were 49,136,553 shares of National Penn common stock outstanding, held of record by approximately 4,901 shareholders, and outstanding options that were exercisable on that date (or within 60 days thereof) for 4,145,830 additional shares of National Penn common stock.

Holders of National Penn common stock are entitled to receive dividends, when declared by National Penn’s board of directors, out of funds that are legally available for dividends.  National Penn’s ability to pay dividends depends on its receipt of dividends from its direct and indirect subsidiaries.  Its banking subsidiary, National Penn Bank, is National Penn’s primary source of dividends.  National Penn Bank is subject to specified legal restrictions on the amount of dividends it can pay to National Penn.

National Penn maintains a dividend reinvestment and stock purchase plan available to shareholders who elect to reinvest cash dividends for the purchase of additional shares of National Penn common stock.  Participants also may elect to make voluntary cash payments from a minimum of $100 to a maximum of up to $10,000 each month for the purchase of additional shares of National Penn common stock.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of National Penn and KNBT may have appeared had the businesses actually been combined at an earlier date.  The unaudited pro forma combined financial information shows the impact of the merger of National Penn and KNBT on the companies’ respective historical financial positions and results of operations under the purchase method of accounting. Under this method of accounting, the assets and liabilities of KNBT will be recorded by National Penn at their estimated fair values as of the date the merger between National Penn and KNBT is completed.  The unaudited pro forma combined balance sheet as of June 30, 2007 assumes this merger was completed on that date.   The unaudited pro forma combined condensed income statements for the year ended December 31, 2006 and the six months ended June 30, 2007 give effect to this merger as if this merger had been completed January 1, 2006 and January 1, 2007, respectively. The historical share and the per share for National Penn and the KNBT exchange ratio has been adjusted for the 3% stock dividend paid by National Penn on September 28, 2007.

The unaudited pro forma condensed combined financial information does not include the financial statements of Christiana because inclusion of those financial statements would not materially affect the information presented.

The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate financial results of National Penn and KNBT as combined companies had these companies actually been combined at the beginning of each period presented and had the impact of possible revenue enhancements, expense efficiencies, and asset dispositions, among other factors, been considered.

NATIONAL PENN BANCSHARES, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
JUNE 30, 2007
(Dollars in thousands, except per share data)

	National Penn	KNBT	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and due from banks	$121,195	$51,168			$172,363
Interest bearing deposits in banks	3,933	1,388			5,321
Federal funds sold	-	29,000			29,000
Total cash and cash equivalents	125,128	81,556	-		206,684

Investments held to maturity	245,964	30,125	(542)	(c)	275,547
Investment securities available for sale, at fair value	1,063,705	708,157			1,771,862
Loans and leases held for sale	9,305	1,362			10,667
Loans and leases, net of allowance for loan and lease losses	3,664,178	1,755,290	(22,930)	(c)	5,396,538
Premises and equipment, net	61,230	47,164			108,394
Accrued interest receivable	26,170	9,438			35,608
Bank owned life insurance	100,216	80,094			180,310
Goodwill	261,161	109,865	(109,865)	(d)
			204,730	(d)	465,891
Core Deposit Intangibles, net	17,677	18,043	21,562	(d)	57,282
Other identified intangibles, net	-	9,449			9,449
Unconsolidated investments under the equity method	10,724	-			10,724
Other assets	35,712	38,246	(3,574)	(d)	70,384
Total Assets	$5,621,170	$2,888,789	$89,381		$8,599,340

LIABILITIES AND SHAREHOLDERS' EQUITY
Non-interest bearing deposits	$516,458	$206,327			$722,785
Interest bearing deposits	3,309,328	1,773,924	(5,380)	(c)	5,077,872
Total Deposits	3,825,786	1,980,251	(5,380)		5,800,657
Securities sold under repurchase agreements
and federal funds purchased	419,424	104,269			523,693
Short-term borrowings	8,368	-			8,368
Long-term borrowings	627,735	399,314	(6,740)	(c)	1,020,309
Subordinated debt	$142,780	$15,515			$158,295
Accrued interest payable and other liabilities	51,172	37,166	5,831	(a)	94,169
Total Liabilities	5,075,265	2,536,515	(6,289)		7,605,491
Shareholders' equity
Preferred stock, no stated par value; authorized 1,000,000 shares, none issued	-	-			-
Common stock, no stated par value	466,837	330	(330)	(b)
			447,944	(a)	914,781
Additional paid-in capital	-	326,893	(326,893)	(b)	-
Retained earnings	91,548	145,188	(145,188)	(b)	91,548
Accumulated other comprehensive (loss) income	(12,193)	(11,601)	11,601	(b)	(12,193)
Treasury stock at cost	(287)	(108,536)	108,536	(b)	(287)
Total Shareholders' Equity	545,905	352,274	95,670		993,849
Total Liabilities and Shareholders' Equity	$5,621,170	$2,888,789	$89,381		$8,599,340

The following notes discuss the pro forma adjustments associated with the unaudited pro forma combined consolidated balance sheet of National Penn as of June 30, 2007 (dollars in thousands, except share and per share information):

(a)           The merger will be accounted for using the purchase method of accounting in accordance with SFAS No. 141.

The merger of National Penn and KNBT is a stock for stock merger set using an exchange ratio of 1:1.03.  The purchase price for KNBT common shares was set on the date of announcement and no adjustments to that purchase price will be made for changes in National Penn stock price.  An average National Penn’s stock price for 2 days before and after the announcement of the merger was used for purposes of determine the purchase price for KNBT’s common shares.  The total purchase price was derived as follows:

KNBT common shares outstanding as of June 30, 2007	27,197,424
Exchange ratio	1.03
National Penn shares to be issued as consideration	28,013,347
Average per share stock price for National Penn shares to be issued in the merger	15.84
Purchase price for KNBT common shares	$443,619
Additional value ascribed to KNBT stock options that vest upon the merger date	4,325
Total value of the equity issued in the merger	$447,944
Estimated fees and expenses directly related to the merger (1)	5,831
Total purchase price	$453,775

(1)	Estimated fees and expenses include investment banking fees, attorney and accountant expenses and the additional costs to terminate the KNBT ESOP plan upon completion of the merger.

(b)           Elimination of KNBT equity balances.

(c)           SFAS No. 141 requires that the total purchase price consideration for KNBT is calculated using the fair value of the assets acquired and liabilities assumed in the merger.  These adjustments relate to the estimated fair values of the KNBT assets acquired and liabilities assumed at June 30, 2007.

(d)           The calculation of  goodwill is as follows:

Total purchase price	$453, 775
Equity of KNBT	(352,274)
Fair value adjustment (note (c))	11,352
KNBT historical goodwill	109,865
Identifiable Core deposit intangibles, net (2)	(21,562)
Deferred tax liability for fair values and core deposit intangibles (3)	3,574
Goodwill	$204,730

(2)	Estimated based on core deposit balances of KNBT as of June 30, 2007, net of historical KNBT core deposit intangibles of $18.04 million.
(3)       Utilization of a 35% tax rate.

NATIONAL PENN BANCSHARES, INC.
UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
FOR THE SIX MONTHS ENDED JUNE 30, 2007
(Dollars in thousands, except per share data)

			Pro Forma		Pro Forma
	National Penn	KNBT	Adjustments		Combined
INTEREST INCOME
Loans and leases, including fees	$ 132,525	$ 54,106	$ 2,293	(a)	$ 188,924
Investment securities
Taxable	19,192	19,628	27	(b)	38,847
Tax-exempt	11,415	-	-		11,415
Federal funds sold and deposits in banks	112	1,001	-		1,113
Total interest income	163,244	74,735	2,320		240,299
INTEREST EXPENSE
Deposits	60,282	27,648	1,793	(c)	89,723
Securities sold under repo & fed funds purchased	10,363	1,444	-		11,807
Short-term borrowings	78	-	-		78
Long-term borrowings	16,108	10,840	1,124	(d)	28,072
Total interest expense	86,831	39,932	2,917		129,680
Net interest income	76,413	34,803	(597)		110,619
Provision for loan and lease losses	2,612	645	-		3,257
Net interest income after provision
for loan and lease losses	73,801	34,158	(597)		107,362
NONINTEREST INCOME
Wealth management income	8,352	4,740	-		13,092
Service charges on deposit accounts	8,412	3,322	-		11,734
Bank owned life insurance income	3,388	1,733	-		5,121
Other operating income	3,853	1,210	-		5,063
Net gains (losses) on sale of investment securities	1,133	(1,623)	-		(490)
Mortgage banking income	1,986	834	-		2,820
Insurance commissions and fees	3,687	4,731	-		8,418
Cash management and electronic banking fees	4,054	1,831	-		5,885
Equity in undistributed net earnings of unconsolidated investments	(373)	-	-		(373)
Total noninterest income	34,492	16,778	-		51,270
NONINTEREST EXPENSE
Salaries, wages and employee benefits	41,056	22,475	-		63,531
Net premises and equipment	9,919	5,956	-		15,875
Advertising and marketing expenses	2,116	627	-		2,743
Amortization of intangible asset	2,316	1,926	1,980	(e)	4,573
			(1,649)	(e)
Other information	12,421	8,240	-		20,661
Total noninterest expense	67,828	39,224	331		107,383
Income before income taxes	40,465	11,712	(928)		51,249
Income tax expense	8,748	4,214	(325)	(f)	12,637
Net income	$ 31,717	$ 7,498	$ (603)		$ 38,612

Net Income Per Common Share:
Basic net income per share	$ 0.64	$ 0.29			$ 0.50
Weighted average basic shares outstanding	49,523	26,274	788	(g)	76,586

Diluted net income per share	$ 0.63	$ 0.28			$ 0.50
Weighted average diluted shares outstanding	50,183	26,422	793	(g)	77,398

NATIONAL PENN BANCSHARES, INC.
UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 2006
(Dollars in thousands, except per share data)

	National Penn	KNBT	Pro Forma Adjustments		Pro Forma Combined
INTEREST INCOME
Loans and leases, including fees	$246,839	$97,019	$4,586	(a)	$348,444
Investment securities
Taxable	37,252	48,521	54	(b)	85,827
Tax-exempt	17,695	1,373			19,068
Federal funds sold and deposits in banks	399	1,508			1,907
Total interest income	302,185	148,421	4,640		455,246
INTEREST EXPENSE
Deposits	107,711	46,257	3,587	(c)	157,555
Securities sold under repo & fed funds purchased	18,394	2,104			20,498
Short-term borrowings	282	-			282
Long-term borrowings	22,439	27,196	2,246	(d)	51,881
Total interest expense	148,826	75,557	5,833		230,216
Net interest income	153,359	72,864	(1,193)		225,030
Provision for loan and lease losses	2,541	3,329	-		5,870
Net interest income after provision
for loan and lease losses	150,818	69,535	(1,193)		219,160
NONINTEREST INCOME
Wealth management income	14,041	8,497			22,538
Service charges on deposit accounts	17,400	5,995			23,395
Bank owned life insurance income	4,544	3,274			7,818
Other operating income	6,663	4,056			10,719
Net gains (losses) on sale of investment securities	870	3,181			4,051
Mortgage banking income	4,253	1,548			5,801
Insurance commissions and fees	6,853	8,601			15,454
Cash management and electronic banking fees	8,227	3,417			11,644
Equity in undistributed net earnings of unconsolidated investments	2,674	-			2,674
Gain on sale of building(s)	1,342	3,502			4,844
Total noninterest income	66,867	42,071	-		108,938
NONINTEREST EXPENSE
Salaries, wages and employee benefits	82,161	44,259			126,420
Net premises and equipment	17,783	12,297			30,080
Advertising and marketing expenses	4,602	1,504			6,106
Special (recovery) for fraud loss, net of expenses	(2,181)	-			(2,181)
Amortization of identifiable intangibles	2,900	3,668	(3,298)	(e)
			3,961	(e)	7,231
Other Expenses	28,066	16,176			44,242
Total noninterest expenses	133,331	77,904	663		211,898
Income before income taxes	84,354	33,702	(1,856)		116,200
Income tax expense	20,245	10,099	(649)		29,695
Net income	$64,109	$23,603	$(1,207)		$86,505

Net Income Per Common Share:
Basic net income per share	$1.31	$0.87			$1.13
Weighted average basic shares outstanding	48,916	27,015	810	(g)	76,741

Diluted net income per share	$1.29	$0.87			$1.11
Weighted average diluted shares outstanding	49,740	27,247	817	(g)	77,804

The following notes discuss the pro forma adjustments associated with the unaudited pro forma combined income statements of National Penn for the six months ended June 30, 2007 and the year ended December 31, 2006:

Note (a):                      Fair value related amortization over estimated average life of loans.

Note (b):                      Fair value related amortization over estimated average life of investment securities.

Note (c):                      Fair value related amortization over estimated average life of deposits.

Note (d):                      Fair value related amortization over estimated average life of long-term borrowings.

Note (e):                      Amortization of core deposit intangible over 10 years for pro forma CDI and the reversal of historical KNBT amortization of the core deposit intangibles for the respective periods.

Note (f):                      Tax effects of pro forma adjustments using a 35% tax rate.

Note (g):                      Represents the additional weighted average shares for KNBT utilizing the 1:1.03 exchange ratio.

INFORMATION WITH RESPECT TO NATIONAL PENN

Financial and other information relating to National Penn, including information relating to National Penn's directors and executive officers, is set forth in National Penn's 2006 Annual Report on Form 10-K, National Penn's proxy statement for its 2007 annual meeting of shareholders, National Penn’s 2007 Quarterly Reports on Form 10-Q and National Penn's 2007 Current Reports on Form 8-K, which we incorporate by reference in this document.  National Penn will furnish you with copies of the documents incorporated by reference upon request.  See "Where You Can Find More Information” beginning on page 81.

DESCRIPTION OF NATIONAL PENN CAPITAL SECURITIES

The authorized capital stock of National Penn consists of 100,000,000 shares of common stock and 1,000,000 shares of preferred stock with no par value.

As of October 19, 2007, the record date for the Christiana special meeting, there were 49,133,490 shares of National Penn common stock issued and outstanding, 479,498 shares held by National Penn as treasury stock, and no shares of National Penn preferred stock issued or outstanding.  There are no other shares of capital stock of National Penn authorized, issued or outstanding.

National Penn has no options, warrants or other rights authorized, issued or outstanding other than as described herein under "Shareholder Rights Plan" and options and rights granted under National Penn’s various stock compensation and dividend reinvestment plans.

Common Stock

Dividends

The holders of National Penn common stock share ratably in dividends when, as and if declared by National Penn’s board of directors from legally available funds.  Declaration and payment of cash dividends by National Penn depends upon cash dividend payments to it by National Penn’s direct and indirect subsidiaries, which are National Penn’s primary source of revenue and cash flow.  National Penn is a legal entity separate and distinct from its subsidiaries.  Accordingly, the right of National Penn, and consequently the right of creditors and shareholders of National Penn, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of National Penn in its capacity as a creditor may be recognized.

Voting Rights

Prior to the issuance of any National Penn preferred stock with voting rights (see "Preferred Stock" below), the holders of shares of National Penn common stock have exclusive voting rights.  Each holder of shares of National Penn common stock has one vote for each share held.  National Penn shareholders cannot cumulate votes in the election of directors.

National Penn common stock currently trades on the National Market tier of the Nasdaq Global Select Market.  Under Nasdaq Global Select Market's rules, approval of National Penn’s shareholders is required for the issuance of shares of National Penn common stock or securities convertible into or exercisable for National Penn common stock, if the issuance of such securities:

•
Is in connection with the acquisition of a company, is not in connection with an offering for cash, and the securities to be issued will have 20% or more of the voting power outstanding before such issuance;

•
Is in connection with the acquisition of a company in which a director, officer of substantial shareholder of National Penn has a 5% or greater interest, and the issuance of the securities could result in an increase in outstanding National Penn common stock or voting power of 5% or more;

•
Is in connection with a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of National Penn common stock, or have 20% or more of the voting power, outstanding before issuance; or

•	Would result in a change in control of National Penn.

Under Nasdaq Global Select Market 's rules, shareholder approval is also required to establish a stock option or purchase plan in which stock may be acquired by officers and directors other than a broadly-based plan in which other National Penn securities holders or employees may participate.

Pre-Emptive Rights, Redemption

Holders of National Penn common stock do not have pre-emptive rights to acquire any additional shares of National Penn common stock.  National Penn common stock is not subject to redemption.

Liquidation Rights

In the event of National Penn’s liquidation, dissolution or winding-up, whether voluntary of involuntary, holders of National Penn common stock will share ratably in any of its assets or funds that are available for distribution to its shareholders after satisfaction, or adequate provision is made for satisfaction, of its liabilities, and after payment of any liquidation preferences of any outstanding shares of National Penn preferred stock.

Preferred Stock

National Penn’s board of directors is authorized to issue shares of National Penn preferred stock, without shareholder approval.  National Penn’s board will determine the rights, qualifications, limitations and restrictions of each series of National Penn preferred stock at the time of issuance, including without limitation, rights as to dividends, voting and convertibility into shares of National Penn common stock.  Shares of National Penn preferred stock may have dividend, redemption, voting, and liquidation rights that take priority over the National Penn common stock, and may be convertible into National Penn common stock.  National Penn has provided for the issuance of Series A junior participating preferred stock under its shareholder rights plan described below.

Shareholder Rights Plan

National Penn maintains a shareholder rights plan designed to protect shareholders from attempts to acquire control of National Penn at an inadequate price.  Under this plan, each outstanding share of National Penn common stock has attached to it one right to purchase one one-hundredth of a share of Series A junior participating preferred stock at an initial price of $145, subject to adjustment from time to time, as provided in the plan.  These rights are not currently exercisable or transferable, and no separate certificates evidencing these rights will be distributed, unless certain events occur.

The National Penn rights become exercisable to purchase shares of the Series A preferred stock if a person, group or other entity acquires or commences a tender offer or an exchange offer for shares of National Penn stock with 19.9% or more of total voting power.  The National Penn rights also become exercisable if a person or group who has become a beneficial owner of shares of National Penn common stock equal to 4.9% of the total shares outstanding or with 4.9% of total voting power is declared by National Penn's board of directors to be an "adverse person," as defined in the shareholder rights plan.

After the National Penn rights become exercisable, under certain circumstances, the National Penn rights (other than any rights held by a 19.9% beneficial owner or an "adverse person") will entitle the holders to purchase either shares of National Penn common stock or of the common stock of the potential acquirer, instead of the Series A preferred stock, at a substantially reduced price.

National Penn is generally entitled to redeem the National Penn rights at $.001 per right at any time until the tenth business day following public announcement that a 19.9% position has been acquired.  At any time prior to the date the National Penn rights have become non-redeemable, National Penn's board can extend the redemption period.  The National Penn rights are not redeemable following an "adverse person" determination.

Anti-Takeover Charter and Pennsylvania Law Provisions

National Penn’s articles of incorporation and bylaws contain certain provisions which may have the effect of deterring or discouraging an attempt to take control of National Penn.  These provisions:

•	Empower National Penn's board of directors, without shareholder approval, to issue shares of National Penn preferred stock the terms of which, including voting power, are set by National Penn's board;

•	Divide National Penn's board of directors into three classes serving staggered three-year terms;

•	Restrict the ability of shareholders to remove directors;

•
Require that shares with at least 80% of total voting power approve a merger or other similar transaction with a person or entity holding stock with more than 5% of National Penn's total voting power, if the transaction is not approved, in advance, by National Penn's board of directors;

•	Do not permit shareholders' actions without a meeting;

•	Require that shares with at least 80%, 67%, or a majority, of total voting power approve the repeal or amendment of certain provisions of National Penn's articles of incorporation;

•	Eliminate cumulative voting in the election of directors; and

•	Require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

The Pennsylvania Business Corporation Law of 1988, as amended, also contains certain provisions applicable to National Penn that may have the effect of deterring or discouraging an attempt to take control of National Penn.  These provisions, among other things:

•
Require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation [Subchapter 25E of the Business Corporation Law];

•
Prohibit for five years, subject to certain exceptions, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation's voting power [Subchapter 25F of the Business Corporation Law];

•
Prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless "disinterested shareholders" approve such voting rights [Subchapter 25G of the Business Corporation Law];

•
Require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation's equity securities purchased over the prior 18 months [Subchapter 25H of the Business Corporation Law];

•	Expand the factors and groups (including shareholders) which a corporation's board of directors can consider in determining whether an action is in the best interests of the corporation;

•	Provide that a corporation's board of directors need not consider the interests of any particular group as dominant or controlling;

•
Provide that a corporation's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

•
Provide that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•
Provide that the fiduciary duty of a corporation's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require them to:

•	Redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

•
Render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

•
Act as the board of directors, a committee of the board or an individual director, solely because of the effect such action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

INFORMATION WITH RESPECT TO KNBT BANCORP. INC

Financial and other information relating to KNBT and Keystone, including information relating to KNBT's and Keystone’s directors and executive officers, is set forth in KNBT's 2006 Annual Report on Form 10-K, KNBT's proxy statement for its 2007 annual meeting of shareholders, KNBT’s 2007 Quarterly Reports on Form 10-Q and KNBT's 2007 Current Reports on Form 8-K, all of which we incorporate by reference in this document.  National Penn will furnish you with copies of the documents incorporated by reference upon request.  See "Where You Can Find More Information” beginning on page 81.

COMPARISON OF RIGHTS OF HOLDERS OF CHRISTIANA AND NATIONAL PENN COMMON STOCK

Upon completion of the Christiana merger, stockholders of Christiana will become shareholders of National Penn.  Accordingly, Christiana’s stockholders’ rights as shareholders will be governed by National Penn's articles of incorporation and bylaws, as well as by the Pennsylvania Business Corporation Law of 1988, as amended.  Certain differences in the rights of shareholders arise from differences between National Penn's articles of incorporation and bylaws and Christiana’s articles of association and bylaws.  Because National Penn’s articles of incorporation and bylaws prior to the KNBT merger will remain the articles of incorporation of National Penn following the KNBT merger, a discussion of KNBT’s articles of incorporation and bylaws is not necessary.

The following is a summary of material differences in the rights of Christiana stockholders and National Penn shareholders.  This discussion is not a complete statement of all differences affecting the rights of shareholders.  We qualify this discussion in its entirety by reference to the Pennsylvania Business Corporation Law, the articles of incorporation and bylaws of National Penn and the articles of association and bylaws of Christiana.

Directors

Nomination

Christiana

Christiana’s articles of association and bylaws do not specifically address the procedures for director nominations by stockholders.  Christiana’s bylaws, however, provide for advanced notice regarding stockholder proposals at the annual meeting of shareholders to elect directors.

Notice of any nominations by stockholders must be given to Christiana at least 45 days prior to the anniversary of the preceding annual meeting of stockholders if the annual meeting is within 30 days before the anniversary date of the immediately preceding annual meeting or thereafter.  If the annual meeting will be held prior to this 30-day time period, notice of any nominations by stockholders must be given to Christiana no later than the close of business on the 10th day following the day on which the notice of the date of the annual meeting was mailed or the date of the annual meeting was publicly disclosed, whichever occurs first.

National Penn

National Penn's bylaws permit nominations for election to National Penn's board of directors to be made by the board of directors or by any shareholder entitled to vote for the election of directors.

Nominations for director made by shareholders must be made in writing and received by National Penn’s corporate secretary not less than 90 days prior to the date of an annual meeting of shareholders.  However, if the date of National Penn’s annual meeting is other than the fourth Tuesday in April, notice of the nomination must be received by the tenth day following the first public disclosure of the date of the meeting.  Any notice of a director nomination must contain the same information, to the extent known to the notifying shareholder, as that which the Securities and Exchange Commission requires National Penn to state in its proxy statement regarding nominees of the board of directors.

Election

Christiana

Christiana’s bylaws provide that its board of directors will consist of at least eight members, with the precise number to be established from time to time by Christiana’s board of directors.  Presently there are 13 members on the board of directors.  Christiana’s board is divided into three classes, each serving staggered three-year terms, so that approximately one-third of the directors are elected at each annual meeting.

National Penn

National Penn's articles of incorporation provide that its board of directors will be comprised of not less than 8 nor more than 20 directors, the number of which may be determined from time to time by the board of directors.  Presently, the board of directors has 13 members.  National Penn's board of directors is divided into 3 classes, each serving staggered three-year terms, so that approximately one-third of the directors are elected at each annual meeting of shareholders.

Qualification

Christiana

Neither the articles of association nor the bylaws of Christiana set forth any specific requirements for individuals to serve on the board of directors.

National Penn

National Penn's bylaws provide that no person who has reached age 72 is qualified for nomination or election to National Penn's board of directors and that a director, upon reaching age 72, must retire from the board of directors on the date of the annual meeting of shareholders following his or her 72nd birthday.  However, on the recommendation of the Nominating/Corporate Governance Committee, National Penn’s board of directors may at any time, or again at any later time, exempt the Lead Independent Director from this retirement obligation for a one-year period, but not for more than a total of three years.

Removal

Christiana

Christiana’s articles of association and bylaws do not provide specific procedures related to removal of directors.  Delaware law, however, provides that in a corporation with a classified board of directors, such as Christiana, any director or the entire board of directors may only be removed for cause and may only be removed by the holders of a majority of the shares then entitled to vote at an election of directors.

National Penn

National Penn's articles of incorporation provide that any director or the entire board of directors may be removed from office at any time, with or without "cause," but only by the affirmative vote of the holders of at least two-thirds of the outstanding National Penn stock then entitled to vote in the election of directors at a meeting of shareholders called for that purpose.

Shareholder Meetings

Call

Christiana

The annual meeting of stockholders is held each year on such date and time as selected by the board of directors.  Special meetings of stockholders may be called by the board of directors then in office or by the Chief Executive Officer of Christiana.  Christiana’s stockholders are not entitled to call special meetings.

National Penn

The annual meeting of shareholders for the election of directors whose terms are expiring and the transaction of any other business properly brought before the meeting is held on the fourth Tuesday in April each year or such other date as the board of directors will determine.  Special meetings of National Penn shareholders may be called at any time by National Penn's board of directors or chief executive officer.  National Penn shareholders are not entitled to call a special meeting of shareholders.

Notice

Christiana

Christiana’s bylaws provide that notice of the place, date, and time of any meeting of stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date on which the meeting is to be held.

National Penn

National Penn's bylaws provide that at least 20 days in advance of the meeting date, written notice of the date, place and time of all meetings of shareholders, and of the general nature of the business to be transacted at special meetings, will be given to each shareholder of record entitled to vote at the meeting.

A National Penn shareholder desiring to present a proposal for action at an annual meeting must comply with applicable rules of the Securities and Exchange Commission and provide written notice of the proposal to National Penn’s corporate secretary at the company’s principal office at least 90 days prior to the annual meeting.  If the meeting is to be held on a date other than the fourth Tuesday in April, notice of the proposal must be provided to the Secretary by the close of business on the tenth day following the first public disclosure of the meeting date.

Quorum

Christiana

Christiana’s bylaws provide that the holders of a majority of all the shares of Christiana stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes.

National Penn

National Penn's bylaws provide that the presence, in person or by proxy, of National Penn shareholders entitled to cast a majority of the votes which all shareholders are entitle to cast on a particular matter constitutes a quorum for purposes of considering such matter.

Required Shareholder Vote

General

Christiana

Each holder of record of Christiana common stock is entitled to cast one vote for each share owned.  Stockholders are not entitled to cumulate their votes in the election of directors.  For general corporate action of the stockholders of Christiana, the affirmative vote of a majority of the votes cast at a meeting of stockholders is required for approval.

National Penn

Subject to the voting rights of any series of National Penn preferred stock then outstanding, if any (see "Description of National Penn Capital Securities - Preferred Stock"), the holders of National Penn common stock possess exclusive voting rights.  Each holder of National Penn common stock is entitled to one vote for each share held of record.  Assuming no preferred stock is issued, for general corporate action of the shareholders of National Penn, the affirmative vote of a majority of the votes cast at a meeting of shareholders is required for approval.  Abstentions with respect to any matter are not considered votes "cast" under the Pennsylvania Business Corporation Law.

Fundamental Changes

Christiana

Any merger, consolidation, liquidation, dissolution or sale of Christiana or exchange of all or substantially all of the property or assets of Christiana must be approved by a vote of two-thirds of the votes entitled to be voted thereon.

National Penn

National Penn's articles of incorporation require that a plan of merger, consolidation, share exchange, or asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of National Penn other than in the usual and regular course of business) or similar transaction must be approved by the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, except as follows.

National Penn's articles of incorporation require the affirmative vote of shareholders with at least 80% of National Penn's total voting power to approve any merger, consolidation, share exchange, or asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of National Penn) or similar transaction involving a shareholder holding 5% or more of National Penn's voting power, unless the transaction has been approved in advance by a majority of National Penn's directors who are not affiliated with the 5% or more shareholder.

Amendment of Articles of Incorporation/Association

Christiana

Christiana’s articles of association provide that Christiana may amend its articles of association to the extent or in the manner prescribed by law.  The Delaware General Corporation Law permits that such amendments may be made from time to time provided the amendment would contain only such provisions as would be lawful and proper to insert in an original certificate of incorporation of an entity incorporated under the laws of Delaware.  Amendments authorized under Delaware law must be approved by Christiana’s board of directors and approved at a special or annual meeting of the stockholders by a majority of the outstanding stock entitled to vote.

National Penn

As a general matter, the approval of a majority of the votes cast by all shareholders entitled to vote is necessary to amend National Penn's articles of incorporation.  National Penn’s articles of incorporation contain two provisions that require a super-majority vote of shareholders to amend, repeal, or adopt any provision inconsistent, with particular sections of such articles:

•
Amendment or repeal of, or adoption of any provision inconsistent with, the provisions of National Penn's articles of incorporation relating to the classification of directors, the filling of board vacancies, or the removal of directors, requires the affirmative vote of shareholders holding at least two-thirds of the votes which all shareholders then hold for an election of directors.

•
Amendment or repeal of, or adoption of any provision inconsistent with, the provisions of National Penn's articles of incorporation relating to a merger, consolidation or similar transaction with a 5% or more shareholders of National Penn requires the affirmative vote of shareholders holding at least 80% of the votes which all shareholders then hold.

Amendment of Bylaws

Christiana

The authority to amend Christiana’s bylaws is vested in Christiana’s board of directors.

National Penn

The authority to amend or repeal National Penn's bylaws is vested in National Penn's board of directors, subject to the power of National Penn's shareholders to change such action by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon with the following exception.  Any amendment to the limitation of directors' liability and indemnification provisions of the bylaws requires the affirmative vote of 80% of the members of National Penn's entire board of directors or of shareholders holding at least 80% of the votes that all shareholders are entitled to cast.

Inspection Rights

Christiana

As required by Delaware law, Christiana must make available for inspection to any stockholder, during Christiana’s usual hours for business, Christiana’s stock ledger, a list of its stockholders and its other books and records, provided that the stockholder makes a written demand under oath to Christiana stating the purpose of the inspection.

National Penn

As required by Pennsylvania law, National Penn makes available for inspection by any shareholder at the time and place of any shareholder meeting a complete list of the shareholders entitled to vote at the meeting.  The list includes the address of and the number of shares held by each shareholder.  In addition, shareholders of National Penn, upon written demand under oath stating the purpose thereof, have the right, for any proper purpose, to examine during usual business hours the share register, books or records of account and records of the proceedings of National Penn's shareholders and directors, and to make copies or extracts therefrom.

Shareholder Rights Plan

Christiana

Christiana does not maintain a stockholder rights plan.

National Penn

National Penn maintains a shareholder rights plan under which holders of National Penn common stock are entitled, under certain circumstances generally involving an accumulation of shares of National Penn common stock, to purchase shares of National Penn common stock or common stock of the potential acquirer at a substantially reduced price.  See "Description of National Penn Capital Securities - Shareholder Rights Plan” beginning on page 73.

Voluntary Dissolution

Christiana

If the board of directors of a Delaware corporation, such as Christiana, resolves and approves that the corporation be dissolved and directs that the question be submitted to a vote of the corporation's stockholders, the corporation may be dissolved upon the affirmative vote of a majority of the votes cast by all stockholders entitled to vote thereon.  Dissolution of a corporation such as Christiana may also be authorized without action by the board of directors if all the stockholders entitled to vote consent in writing to dissolve the corporation and a certificate of dissolution is filed with the Delaware Secretary of State.

National Penn

If the board of directors of a Pennsylvania corporation, such as National Penn, recommends that the corporation be dissolved and directs that the question be submitted to a vote at a meeting of the corporation's shareholders, the corporation may be dissolved upon the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote.

Dissenters’ Rights

Christiana

Christiana stockholders will have dissenters’ rights in connection with the merger, as described in “Rights of Dissenting Shareholders” beginning on page 59.

National Penn

Under the Pennsylvania Business Corporation Law, if a corporation is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or, if it has more than 2,000 combined beneficial shareholders or shareholders of record, the holders of such corporation’s shares do not have dissenter’s rights.  As of the record date, National Penn was listed on the Nasdaq Global Select Market and had approximately 4,903 beneficial shareholders and shareholders of record, combined; consequently, National Penn’s shareholders would not have dissenters’ rights under Pennsylvania law.

Further, National Penn's articles of incorporation and bylaws do not grant dissenters’ rights to National Penn's shareholders.

ADJOURNMENT

In the event that we do not have sufficient votes for a quorum or to approve the merger agreement at the special meeting, we in intend to adjourn the meeting to permit further solicitation of proxies.  We can only use proxies received by Christiana at the time of the special meeting to vote for adjournment, if necessary, by submitting the question of adjournment to you as a separate matter for consideration.  The Christiana board of directors recommends that you mark your proxy in favor of the adjournment proposal so that your proxy may be used to vote for adjournment if necessary.  If you properly executed your proxy, we will consider that you voted in favor of the adjournment proposal unless your proxy indicates otherwise.  If we adjourn the special meeting, we will not give notice of the time and place of the adjourned meeting other than by an announcement of such time and place at the special meeting.

EXPERTS

The consolidated financial statements of National Penn and its subsidiaries as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 and National Penn’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included in National Penn’s Annual Report on Form 10-K for the year ended December 31, 2006, which are incorporated by reference in this registration statement and prospectus, have been audited by Grant Thornton LLP, an independent registered public accounting firm, as indicated in their reports and are incorporated by reference in this registration and prospectus in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

The consolidated financial statements of KNBT and its subsidiaries as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 and KNBT’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included in KNBT’s Annual Report on Form 10-K for the year ended December 31, 2006, which are incorporated by reference in this registration statement and prospectus, have been audited by Grant Thornton LLP, an independent registered public accounting firm, as indicated in their reports and are incorporated by reference in this registration and prospectus in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

LEGAL MATTERS

The validity of the National Penn common stock to be issued in the merger, the opinion delivered to National Penn about the federal income tax treatment of the merger and certain other legal matters relating to the merger are being passed upon for National Penn by the law firm of Reed Smith LLP, Philadelphia, Pennsylvania.  The opinion delivered to Christiana about the federal income tax treatment of the merger and certain other legal matters relating to the merger are being passed upon for Christiana by the law firm of Thacher Proffitt & Wood LLP, Washington, DC.

OTHER BUSINESS

As of the date of this document, Christiana’s board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in these materials.  However, if any other matter will properly come before the special meeting or any adjournments or postponements thereof and will be voted upon, the form of proxy will be deemed to confer authority to the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters according to their best judgment.  However, no proxy that is voted against the merger proposal will be voted in favor of any adjournment or postponement of the special meeting.

WHERE YOU CAN FIND MORE INFORMATION

National Penn and KNBT file annual, quarterly and current reports, proxy and information statements, and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  You may read and copy this information at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC, 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as National that file electronically with the SEC.  The address of that site is http://www.sec.gov.

National Penn maintains an Internet site that contains information about National Penn and its subsidiaries.  Its address is http://www.nationalpennbancshares.com.  Christiana maintains an Internet site that contains information about Christiana and its subsidiaries.  Its address is http://www.christianabank.com.  KNBT maintains an Internet site that contains information about KNBT and its subsidiaries.  Its address is http://www.knbt.com.

National Penn filed a registration statement with the SEC under the Securities Act of 1933, relating to the National Penn common stock offered to the Christiana stockholders in connection with the merger.  The registration statement contains additional information about National Penn and the National Penn common stock.  The SEC allows registrants such as National Penn to omit certain information included in the registration statement from this document.  You may read and copy the registration statement at the SEC's public reference facilities described above.

Additional financial information about Christiana is included in Annex E to this document.  In addition, Christiana has filed a copy of its articles of association and bylaws as exhibits to the registration statement filed with the Securities and Exchange Commission registering the National Penn common stock to be issued to Christiana stockholders in the merger. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission or through the internet website maintained by the Securities and Exchange Commission at www.sec.gov, as described above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This document incorporates by reference important business and financial information about National Penn and KNBT that is not included in or delivered with these materials.  The following documents filed with the SEC by National Penn and KNBT are incorporated by reference in this document:

National Penn

•	National Penn's Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 1, 2007.

•	National Penn’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, filed with the SEC on May 10, 2007 and August 8, 2007.

•	National Penn's Current Reports on Form 8-K, filed with the SEC on January 10, January 26, March 1, April 20, April 25, June 25, July 2, August 22, August 28, September 7 and September 10, 2007.

•
The description of National Penn common stock contained in National Penn's registration statement on Form 8-A dated February 24, 1983, and any amendment or report filed for the purpose of updating such description.

•
The description of National Penn's Shareholder Rights Plan contained in National Penn's registration statement on Form 8-A dated September 11, 1989, as amended by Amendment No. 1 dated August 21, 1999.

KNBT

•	KNBT’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 16, 2007.

•	KNBT’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, filed with the SEC on May 10, 2007 and August 8, 2007.

•	KNBT’s Current Reports on Form 8-K, filed with the SEC on January 5, April 23, May 7, July 23 and September 7, 2007.

This document also incorporates by reference all filings with the SEC made by National Penn and KNBT pursuant to Section 13(a), 13(c), 14 of 15(d) of the Exchange Act from the date of this prospectus through the date on which the latter of the meeting of National Penn shareholders or KNBT shareholders is held.

ANNEXES

A.	Agreement of Reorganization and Merger, dated as of June 25, 2007, between National Penn Bancshares, Inc. and Christiana Bank & Trust Company
B.	Form of Letter Agreement
C.	Opinion of Keefe, Bruyette & Woods, Inc.
D.	Statutory Provision Relating to Dissenters’ Rights
E.	Christiana Bank & Trust Company Financial Information

Annex A

AGREEMENT OF REORGANIZATION AND MERGER

THIS AGREEMENT OF REORGANIZATION AND MERGER, dated as of June 25, 2007 ("Agreement"), is made by and between NATIONAL PENN BANCSHARES, INC., a Pennsylvania corporation ("NPB"), and CHRISTIANA BANK & TRUST COMPANY, a Delaware banking corporation ("CBT").

BACKGROUND

1.           NPB desires to acquire CBT.

2.           The Board of Directors of CBT has determined that it would be in the best interests of CBT, its stockholders, its employees, its customers and the communities served by CBT to be acquired by NPB.

3.           NPB will form an interim bank as a directly wholly owned subsidiary of NPB (“Interim Bank”) which will merge with and into CBT (the “Merger”) with CBT being the survivor of the Merger as a wholly owned subsidiary of NPB

4.           All of the issued and outstanding shares of common stock of CBT will be converted in the Merger into the right to receive stock of NPB or cash, all in accordance with this Agreement and the applicable laws of the State of Delaware.

5.           As a condition and inducement to NPB to enter into this Agreement, the directors and certain officers of CBT are each concurrently executing a Letter Agreement in the form attached hereto as Exhibit 1 (the "Letter Agreement").

6.           As a condition and inducement to each of NPB and CBT to enter into this Agreement, NPB is concurrently entering into agreements (the "Key Management Agreements") with Zissimos A. Frangopoulos, Thomas A. Campbell and Chris J. Cusatis, regarding the terms of their employment following consummation of the Merger.

7.           Each of the parties, by signing this Agreement, adopts it as a plan of reorganization as defined in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “IRC”) and intends the Merger to be a reorganization as defined in IRC Section 368(a).

8.           NPB and CBT desire to set forth in this Agreement the terms and conditions governing the Merger and the other transactions contemplated hereby.

NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1

ARTICLE I

GENERAL

1.01  Definitions.  As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Adjusted CBT Option has the meaning given to that term in Section 2.08(c) of this Agreement.

Affiliate means, with respect to any corporation, any person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such corporation and, without limiting the generality of the foregoing, includes any executive officer, director or 10% equity owner of such corporation.

Aggregate Common Stock Consideration has the meaning given to that term in Section 2.02(a) of this Agreement.

Agreement means this Agreement of Reorganization and Merger, including any amendment or supplement hereto.

Application means an application for regulatory approval which is required for the consummation of the Contemplated Transactions.

Cash Consideration has the meaning given to such term in Section 2.02(a)(ii) of this Agreement.

Cash Election Shares has the meaning given to such term in Section 2.02(b)(ii) of this Agreement.

CBT means Christiana Bank & Trust Company, a Delaware banking corporation.

CBT Board Member means a director of CBT immediately prior to the Closing Date who becomes, and on the date when a decision is to be made by the CBT Board Members under this Agreement is, a member of the CBT Board of Directors.

CBT Benefit Plans has the meaning given to that term in Section 3.12(a) of this Agreement.

CBT Certificate has the meaning given to that term in Section 2.09(a) of this Agreement.

CBT Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

2

CBT Disclosure Schedule means, collectively, the disclosure schedules delivered by CBT to NPB at or prior to the execution and delivery of this Agreement.

CBT ERISA Affiliate has the meaning given to such term in Section 3.12(a) of this Agreement.

CBT Financials means (a) the audited consolidated financial statements of CBT as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, and (b) the unaudited interim consolidated financial statements of CBT for each calendar quarter after December 31, 2006.

CBT ISO has the meaning given to that term in Section 2.08(b) of this Agreement

CBT NPBank Nominee has the meaning given to that term in Section 5.08(c)(iii) of this Agreement.

CBT NQS Option has the meaning given to that term in Section 2.08(a) of this Agreement.

CBT Options has the meaning given to that term in Section 2.08(b) of this Agreement.

CBT Option Plan means the 1992 Stock Option Plan, the 1998 Stock Option Plan and the 2006 Long-Term Incentive Compensation Plan.

CBT Stockholders Meeting  has the meaning given to such term in Section 5.08(a)(i).

Certificate of Merger means the certificate of merger to be executed by Interim Bank and CBT and to be filed with the DST, in accordance with the applicable laws of the State of Delaware.

Closing has the meaning given to such term in Section 1.02 of this Agreement.

Closing Date means the date on which the last condition precedent provided in this Agreement (other than those conditions which are to be fulfilled at the Closing) has been fulfilled or waived, or such other date as soon as practicable thereafter as the parties hereto may agree.

Common Stock Consideration has the meaning given to such term in Section 2.02(a)(i) of this Agreement.

Common Stock Election Shares has the meaning given to such term in Section 2.02(b)(i) of this Agreement.

Confidentiality Agreements means the confidentiality letter agreement dated April 30, 2007 between NPB and KBW and the confidentiality letter agreement dated June 4, 2007 between NPB and CBT.

3

Contemplated Transactions means (a) the Merger of Interim Bank with and into CBT, with CBT surviving such Merger, and (b) the performance by NPB and CBT of their respective covenants and obligations under this Agreement.

CRA means the Community Reinvestment Act of 1977, as amended, and the rules and regulations promulgated from time to time thereunder.

DBC means the Delaware Banking Code which is set forth in Title 5 of the Delaware Code, as the same may be amended from time to time.

Determination Date means the trading day one (1) day prior to the date on which the last required approval of a Regulatory Authority required for the consummation of the Contemplated Transactions is obtained, without regard to any requisite waiting period.

Determination Period has the meaning given to such term in Section 2.05 of this Agreement.

Dissenting Shares has the meaning given to that term in Section 2.07 of this Agreement.

DST means the Secretary of State of the State of Delaware.

Effective Date means the date on which the Merger is effective, which is the date that the Certificate of Merger is filed with the DST, and shall be the same as the Closing Date or as soon thereafter as is practicable.

Election means (i) a Common Stock Election (that is, the election by a CBT stockholder to receive Common Stock Consideration in the Merger pursuant to Section 2.02(b)(i)), (ii) a Cash Election (that is, the election by a CBT stockholder to receive Cash Consideration in the Merger pursuant to Section 2.02(b)(ii)) or (iii) a Mixed Election (that is, the election by a CBT  stockholder to receive a mixture of Common Stock Consideration and Cash Consideration in the Merger pursuant to Section 2.02(c)).

Election Deadline means 5:00 p.m., eastern prevailing time, on the day of the CBT Stockholders Meeting.

Election Form means a form, in such form as NPB and CBT shall mutually agree, on which holders of CBT Common Stock shall make an Election.

Environmental Law means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, administrative order, judgment, decree, injunction or agreement with any Regulatory Authority (any such agreements only as applicable to NPB or CBT, as the case may be) relating to (i) the protection, preservation or restoration of the environment, including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

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ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

Exchange Agent means Mellon Investor Services (or such other agent designated by NPB and reasonably acceptable to CBT) that will act as the exchange agent for purposes of conducting the election procedures described in Section 2.02(b) and the exchange procedure described in Section 2.09.

Exchange Ratio has the meaning given to that term in Section 2.02(a)(i), as the same may be adjusted pursuant to Section 2.06, and as the same may be further adjusted pursuant to Section 2.10.

Face Value means the aggregate face value(s) of the death benefit(s) to be paid to NPB or CBT on any insurance policy or policies on the death of Thomas A. Campbell obtained by CBT pursuant to Section 5.08(a)(iv), it being understood that face value shall not include any amounts which are not payable by reason of suicide or participation in any activities otherwise not covered or which Mr. Campbell represents he does not participate in as part of the insurance application process.

FDIC means the Federal Deposit Insurance Corporation.

FRB means the Federal Reserve Board.

GAAP means accounting principles generally accepted in the United States.

GCL means the General Corporation Law of the State of Delaware, as amended.

Interim Bank has the meaning given to such term in the Background Section of this Agreement.

Insurance Adjustment has the meaning given to such term in Section 2.06(c) of this Agreement.

IRC has the meaning given to such term in the Background Section of this Agreement.

IRS means the Internal Revenue Service.

KBW means Keefe Bruyette & Woods, Inc.

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Key Management Agreements has the meaning given to such term in the Background Section of this Agreement.

Key Manager Event means the death or disability of a Key Manager.

Key Manager means Zissimos A. Frangopoulos or Thomas A. Campbell.

Knowledge of CBT means the knowledge of CBT's executive officers and directors.

Knowledge of NPB means the knowledge of NPB's executive officers and directors.

Letter Agreement has the meaning given to such term in the Background Section of this Agreement.

Material Adverse Effect means a change, circumstance, event or effect that has been or would be materially adverse to (a) the business, financial condition or results of operations of CBT on a consolidated basis (when such term is used in Article III hereof) or NPB on a consolidated basis (when such term is used in Article IV hereof) or (b) the ability of such party to consummate the Contemplated Transactions, other than, in each case, any change, circumstance, event or effect relating to (i) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, including any change affecting the Bank Insurance Fund of the FDIC, and not disparately impacting CBT or NPB, (ii) changes in general economic, legal, regulatory or political conditions affecting banking institutions generally, including, but not limited to, changes in interest rates and not disparately impacting CBT or NPB, (iii) expenses incurred in connection with this Agreement and the Contemplated Transactions, (iv) actions or omissions of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement or the Contemplated Transactions, and (v) the effects of any action or omission taken by a party hereto with the prior consent of the other party.

Merger has the meaning given to such term in the Background Section of this Agreement.

Merger Consideration has the meaning given to such term in Section 2.02(a)(ii) of this Agreement.

Mixed Election has the meaning given that term in Section 2.02(c) of this Agreement.

NASD means the National Association of Securities Dealers, Inc.

Nasdaq means the Global Select Market tier of The Nasdaq Stock Market operated by the NASD.

No-Election Shares has the meaning given to such term in Section 2.02(b).

NPB means National Penn Bancshares, Inc., a Pennsylvania corporation.

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NPB Common Stock means the shares of common stock, without par value, of NPB.

NPB Disclosure Schedule means, collectively, the disclosure schedules delivered by NPB to CBT at or prior to the execution and delivery of this Agreement.

NPB Financials means (a) the audited consolidated financial statements of NPB as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, and (b) the unaudited interim consolidated financial statements of NPB for each calendar quarter after December 31, 2006.

NPB Market Value has the meaning given to such term in Section 2.05 of this Agreement.

NPBank means National Penn Bank, a national banking association, all the outstanding capital stock of which is owned by NPB.

NPB/NPBank Bylaws Restrictions means the provisions of the NPB and NPBank bylaws that require the retirement of a director as of the annual meeting next following that director's reaching age 72.

OSBC means the Office of the State Banking Commissioner of the State of Delaware.

Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be sent to holders of CBT Common Stock in connection with the CBT Stockholders Meeting.

Reallocated Cash Shares has the meaning given to that term in Section 2.02(e)(ii)(B).

Reallocated Common Stock Shares has the meaning given to that term in Section 2.02(e)(i)(C).

Registration Statement means the registration statement on Form S-4, which includes the Prospectus/Proxy Statement as a part thereof, and including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the NPB Common Stock to be issued in connection with the Contemplated Transactions.

Regulatory Agreement has the meaning given to that term in Sections 3.11 of this Agreement.

Regulatory Authority means any agency or department of any federal, state or local government or of any self-regulatory organization, including without limitation the SEC, the OSBC, the FDIC, the NASD, the FRB and the respective staffs thereof.

Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

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Rights Agreement means the Rights Agreement dated August 23, 1989, as amended August 21, 1999, between NPB and NPBank, as Rights Agent.

SEC means the Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

Securities Documents means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws or in the case of CBT, the Federal Deposit Insurance Act.

Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

Subsidiary means any corporation, limited liability company or other entity, 50% or more of the capital stock or other interests of which is owned, either directly or indirectly, by another entity.

Surviving Bank has the meaning given to such term in Section 1.02(c)(iv) of this Agreement.

1.02  The Merger.

(a)           Closing.  The closing of the Contemplated Transactions (the "Closing") will take place on the Closing Date at a time and place to be agreed upon by the parties hereto; provided, in any case, that all conditions to closing set forth in Article VI of this Agreement (other than the delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) have been satisfied or waived at or prior to the Closing Date.

(b)           Interim Bank.  NPB will cause Interim Bank to be duly organized as a Delaware interim bank.  Interim Bank will be formed solely for the purpose of engaging in the Merger and NPB shall not permit Interim Bank to engage in any other business activities or incur any liabilities or obligations other than as contemplated herein

(c)           The Merger.  Subject to the terms and conditions of this Agreement and in accordance with the GCL, on the Effective Date:

(i)           Interim Bank shall merge with and into CBT;

(ii)           the separate existence of Interim Bank shall cease;

(iii)           CBT shall be the surviving corporation in the Merger; and

(iv)           all of the property (real, personal and mixed), rights, powers, duties, obligations and liabilities of Interim Bank shall be taken and deemed to be transferred to and vested in CBT, as the surviving corporation in the Merger (the “Surviving Bank”), without further act or deed; all in accordance with the applicable laws of the State of Delaware.

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(d)           Surviving Bank’s Certificate of Incorporation and Bylaws.  On and after the Effective Date, the certificate of incorporation of CBT, as in effect immediately prior to the Effective Date, shall automatically be and remain the certificate of incorporation of Surviving Bank until thereafter altered, amended or repealed.  On and after the Effective Date, the bylaws of CBT, as in effect immediately prior to the Effective Date and as modified in accordance with the next sentence, shall automatically be and remain the bylaws of Surviving Bank until thereafter altered, amended or repealed. Effective on the Merger, the bylaws of the Surviving Bank shall be revised to provide for a mandatory retirement age of the directors at seventy-two (72) years; provided, however, that any person who is a director of CBT immediately prior to the Merger and is seventy (70) years or older will not be affected by this provision prior to the third year anniversary of the Effective Date and provided further that upon the recommendation of the Chief Executive Officer of NPB and approval of the Nominating and Corporate Governance Committee of NPB, the exception to the mandatory retirement may be further extended beyond the third year anniversary for any of such persons.

(e)           CBT’s Board of Directors and Officers.

(i)           On and after the Effective Date, the directors of CBT duly elected and holding office immediately prior to the Effective Date and which shall be identified by CBT to NPB within 30 days following execution of this Agreement shall be directors of the Surviving Bank and shall be joined by other directors to be appointed by NPB as provided for in Section 5.08(c)(iv), each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the certificate of incorporation and bylaws of the Surviving Bank.

(ii)           On and after the Effective Date, the officers of the Surviving Bank shall be as set forth on Exhibit 1.02(e)(ii) attached hereto, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the certificate of incorporation and bylaws of Surviving Bank.

ARTICLE II

CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

2.01  Interim Bank Common Stock.

(a)           Outstanding Shares of Interim Bank.  Each share of Common Stock of Interim Bank issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of Surviving Bank Common Stock.

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2.02  CBT Common Stock.

(a)  Conversion Alternatives.  Subject to Sections 2.03, 2.04 and 2.07 below with respect to treasury stock, fractional shares and Dissenting Shares, each share of CBT Common Stock issued and outstanding immediately prior to the Effective Date, shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive, at the election of the holder thereof:

(i)  2.176 shares of NPB Common Stock (the "Exchange Ratio"), including the associated rights to purchase securities pursuant to the Rights Agreement, subject to adjustment as provided in Section 2.06 and Section 2.10 below (the "Common Stock Consideration"); or

(ii)  $37.69 in cash, subject to adjustment as provided in Section 2.06 below (the "Cash Consideration" and collectively with the Common Stock Consideration, the "Merger Consideration").

Notwithstanding the foregoing, the number of shares of CBT Common Stock to be converted into the right to receive the Common Stock Consideration on the Effective Date (the "Aggregate Common Stock Consideration") shall be equal to eighty percent (80%) of the total number of shares of CBT Common Stock issued and outstanding on the Effective Date.

(b)  Election Procedures.  NPB and CBT shall cause the Exchange Agent to mail an Election Form together with the Prospectus/Proxy Statement to holders of CBT Common Stock as of the record date for the CBT Stockholders Meeting.  Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) subject to Section 2.02(c):

(i)  to elect to receive the Common Stock Consideration with respect to any or all of their shares of CBT Common Stock (the "Common Stock Election Shares"); or

(ii)  to elect to receive the Cash Consideration with respect to any or all of their shares of CBT Common Stock (the "Cash Election Shares").

If a holder of CBT Common Stock either: (i) does not submit a properly completed Election Form before the Election Deadline, (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, or (iii) fails to perfect his, her or its dissenters’ rights pursuant to Section 2.07 of this Agreement, the shares of CBT Common Stock held by such holder shall be designated "No-Election Shares".  Nominee record holders who hold CBT Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Common Stock Election Shares, Cash Election Shares and No-Election Shares.

Dissenting Shares shall in no event be classified as holders of Reallocated Common Stock Shares pursuant to Section 2.02(e)(i) below.

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(c)  Mixed Election.  Subject to the immediately following sentence, each record holder of shares of CBT Common Stock immediately prior to the Effective Date shall be entitled to elect to receive shares of NPB Common Stock for a portion of such holder's shares of CBT Common Stock and cash for the remaining portion of such holder's shares of CBT Common Stock (the "Mixed Election").  With respect to each holder of CBT Common Stock who makes a Mixed Election, the shares of CBT Common Stock that such holder elects to be converted into the right to receive the Common Stock Consideration shall be treated as Common Stock Election Shares and the shares such holder elects to be converted into the right to receive the Cash Consideration shall be treated as Cash Election Shares.

(d)  Effective Election.  Any Election shall be properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline.  The Exchange Agent shall have reasonable discretion to (i) determine whether any election, modification or revocation is received, (ii) determine whether any election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form.  Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive.  Neither NPB, CBT nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(e)  Allocation.  The Exchange Agent shall effect the allocation among the holders of CBT Common Stock of rights to receive NPB Common Stock or cash in accordance with the Election Forms as follows:

(i)  Aggregate Common Stock Consideration Under Subscribed.  If the number of shares represented by the aggregate Common Share Election Shares is less than the Aggregate Common Stock Consideration, then:

(A)  all Common Stock Election Shares shall be converted into the right to receive the Common Stock Consideration;

(B)  No-Election Shares shall be deemed to be Common Stock Election Shares to the extent necessary to have the number of shares represented by the aggregate Common Stock Election Shares equal the Aggregate Common Stock Consideration.  If less than all of the No-Election Shares need to be treated as Common Stock Election Shares, then the Exchange Agent shall select which No-Election Shares shall be treated as Common Stock Election Shares in such manner as the Exchange Agent, in its sole discretion, shall determine.  All remaining No-Election Shares shall thereafter be treated as Cash Election Shares;

(C)  If all of the No-Election Shares are treated as Common Stock Election Shares under the preceding subsection and the number of shares represented by the aggregate Common Stock Election Shares remains less than the Aggregate Common Stock Consideration, then the Exchange Agent shall convert, on a pro rata basis described in subsection 2.02(e)(iv) below, a sufficient number of Cash Election Shares into Common Stock Election Shares ("Reallocated Common Stock Shares") such that the number of shares represented by the aggregate Common Stock Election Shares, including the Reallocated Common Stock Shares, equals the Aggregate Common Stock Consideration, and thereafter all Reallocated Common Stock Shares will be converted into the right to receive the Common Stock Consideration; and

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(D) the Cash  Election Shares which are not Reallocated Common Stock Shares shall be converted into the right to receive the Cash Consideration.

(ii)  Aggregate Common Stock Consideration Oversubscribed.  If the number of shares represented by the aggregate Common Stock Election Shares is more than the Aggregate Common Stock Consideration, then:

(A)  all Cash Election Shares and No-Election Shares shall be converted into the right to receive the Cash Consideration;

(B)  the Exchange Agent shall convert, on a pro rata basis described in subsection 2.02(e)(iv) below, a sufficient number of Common Stock Election Shares into Cash Election Shares ("Reallocated Cash Shares") such that the amount of cash represented by the remaining aggregate Common Stock Election Shares equals the Aggregate Common Stock Consideration, and thereafter all Reallocated Cash Shares will be converted into the right to receive the Cash Consideration; and

(C) the Common Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Common Stock Consideration.

(iii)  Aggregate Common Stock Consideration.  If the number of shares represented by the aggregate Common Stock Election Shares is equal to the Aggregate Common Stock Consideration, then subsections (e)(i) and (ii) shall not apply, and all Common Stock Election shares shall be converted into the right to receive the Common Stock Consideration and all Cash Election Shares and all No-Election Shares shall be converted into the right to receive the Cash Consideration.

(iv)  Pro Rata Reallocations.  If the Exchange Agent is required pursuant to subsection 2.02(e)(i)(C) to convert some Cash Election Shares into Reallocated Common Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Common Stock Shares.  If the Exchange Agent is required pursuant to subsection 2.02(e)(ii)(B) to convert some Common Stock Election Shares into Reallocated Cash Shares, each holder of Common Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares.

2.03  Treasury Stock and Stock Owned by CBT.  Notwithstanding anything in this Agreement to the contrary, each share of CBT Common Stock which is either issued and held in the treasury of CBT or issued and held by CBT or its Subsidiaries (other than shares held in an agency or fiduciary capacity or as a result of debts previously contracted ) as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

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2.04  Fractional Shares.  Fractional shares of NPB Common Stock may be issued in connection with the Merger pursuant to the Exchange Agent’s direct registration system (or other comparable system that provides for payment of the Common Stock Consideration in the form of book-entry shares).

2.05  Market Value of NPB Common Stock.  For purposes of this Agreement, the market value of a share of NPB Common Stock ("NPB Market Value") shall be deemed to be the average of the closing sale price of a share of NPB Common Stock, as reported on Nasdaq, as published in the Wall Street Journal, for the ten (10) trading days (the "Determination Period") ending on the Determination Date.

2.06  Exchange Ratio and Cash Consideration Adjustments.

(a)           If the NPB Market Value is less than $15.63, then the Exchange Ratio shall be adjusted to that number which, when multiplied by the NPB Market Value, equals $34.00.

(b)           If the NPB Market Value is more than $17.69, then the Exchange Ratio shall be adjusted to that number which, when multiplied by the NPB Market Value, equals $38.50.

(c)           Notwithstanding the forgoing and the provisions of Section 2.02, if a Key Manager Event occurs at any time prior to Closing, each share of CBT Common Stock entitled to receive Cash Consideration shall receive $36.00 per share, and each share of CBT Common Stock to be converted into Common Stock Consideration shall be entitled to receive the lesser of  (A) that number of shares of NPB Common Stock determined by dividing $36.00 by the NPB Market Value or (B) that number of shares of NPB Common Stock determined by the Exchange Ratio, as adjusted by Section 2.06(a) above.  If the Key Manager Event involves the death of Thomas A. Campbell, then each $36.00 referenced in this Section 2.06(c) shall become $32.00 plus an Insurance Adjustment, if any.  “Insurance Adjustment” means that amount determined by multiplying $4.00 by a fraction, the numerator of which will be the Face Value, and the denominator of which shall be $6,000,000.  In no event will the Insurance Adjustment exceed $4.00.

2.07 Dissenting Stockholders.

(a)           The outstanding shares of CBT Common Stock, the holders of which have timely filed written notices of an intention to demand appraisal for their shares ("Dissenting Shares") pursuant to Section 788 of the DBC and have not effectively withdrawn or lost their dissenters’ rights under the DBC, shall not be converted into or represent a right to receive shares of NPB Common Stock or cash under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by Section 788 of the DBC.

(b)  If any such holder of CBT Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Shares held by such holder shall be converted into a right to receive NPB Common Stock or cash in accordance with the applicable provisions of this Agreement.  If any such holder of CBT Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Shares held by such holder shall be designated No-Election Shares and shall be converted on a share by share basis into either the right to receive NPB Common Stock and/or cash in accordance with the applicable provisions of this Agreement.

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(c)  All payments in respect of Dissenting Shares, if any, will be made by NPB.

2.08  Stock Options.

(a)  Non-Qualified Stock Options.  On and after the Effective Date, each non-qualified stock option (each, a "CBT NQS Option") to purchase shares of CBT Common Stock issued by CBT and outstanding on the Effective Date shall remain outstanding, subject to the following adjustments:

(i) each CBT NQS Option will constitute a right to purchase a number of shares of NPB Common Stock determined in accordance with Section 2.08(a)(ii), below, at a price equal to the amount determined in accordance with Section 2.08(a)(iii), below;

(ii) the number of shares of NPB Common Stock subject to each CBT NQS Option immediately following the Effective Date will be equal to the quotient of: (1) the product of the number of shares of CBT Common Stock originally subject to that option times the original exercise price of that option, divided by (2) the adjusted exercise price of that option immediately following the Effective Date, as determined in accordance with Section 2.08(a)(iii), below; and

(iii) the exercise price of each CBT NQS Option immediately after the Effective Date will be equal to the quotient of: (x) the product of the closing price of NPB Common Stock on the Effective Date times the original exercise price of that option, divided by (y) the Cash Consideration, as adjusted by Section 2.06.

(b)  Incentive Stock Options.  On and after the Effective Date, each incentive stock option (each, a “CBT ISO”, and together with CBT NQS Options, the “CBT Options”) to purchase shares of CBT Common Stock issued by CBT and outstanding on the Effective Date shall remain outstanding, subject to the following adjustments made in a manner consistent with IRC Section 424(a) and Treas. Reg. 1.425-1(a)(4)(i):

(i) each CBT ISO will constitute a right to purchase a number of shares of NPB Common Stock determined in accordance with Section 2.08(b)(ii), below, at a price equal to the amount determined in accordance with Section  2.08(b)(iii), below;

(ii) the number of shares of NPB Common Stock subject to each CBT ISO immediately following the Effective Date will be equal to the quotient of:  (1) the product of the number of shares of CBT Common Stock originally subject to that option times the original exercise price of the option, divided by (2) the adjusted exercise price of that option immediately following the Effective Date, as determined in accordance with Section  2.08(b)(iii), below; and

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(iii) the exercise price of each CBT ISO immediately after the Effective Date will be equal to the quotient of:  (x) the product of the closing price of NPB Common Stock on the Effective Date times the original exercise price of that option, divided by (y) the Cash Consideration, as adjusted by Section 2.06.

(c)  Except as otherwise provided in this section, the terms and conditions of all CBT Options will not be changed and such options will remain outstanding and will be exercisable in accordance with the terms of the applicable CBT Option Plan and stock option agreement.  As adjusted pursuant to this section, each CBT Option will be referred to herein as an "Adjusted CBT Option".

(d)  As soon as practicable after the Effective Date, but in no event later than ten (10) business days after the Effective Date, NPB shall deliver to the holders of Adjusted CBT Options appropriate notices setting forth the effect of the adjustments described in Section 2.08(a) and Section 2.08(b), above.  NPB shall comply with the terms of the CBT Option Plan.

(e)  NPB shall take all corporate action necessary to reserve for issuance a sufficient number of shares of NPB Common Stock for delivery upon exercise of Adjusted CBT Options in accordance with this Agreement.  Within ten (10) business days after the Effective Date, NPB shall file a registration statement on Form S-8 (or any successor other appropriate forms), with respect to the shares of NPB Common Stock issuable upon exercise of the Adjusted CBT Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained thereon) for so long as such options remain outstanding.

(f)  With respect to those individuals who, subsequent to the Merger, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, NPB shall administer the CBT Option Plan in a manner consistent with the exemptions provided by Rule 16b-3 promulgated under the Exchange Act.

2.09  Surrender and Exchange of CBT Stock Certificates.

(a)  On or prior to the Effective Date, NPB shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of CBT Common Stock electing to receive Cash Consideration pursuant to Section 2.02(b) or Section 2.02(c), sufficient cash to make all payments to such stockholders of CBT pursuant to, and in accordance with, this Article II.  On or prior to the Effective Date, NPB shall provide the Exchange Agent with a letter of instruction, in such form as the Exchange Agent may reasonably require, directing the Exchange Agent to pay the Common Stock Consideration in the form of book-entry shares to holders of shares of CBT Common Stock electing to receive Common Stock Consideration pursuant to Section 2.02(b) or Section 2.02(c) and in accordance with, this Article II.  As soon as reasonably practicable after the Effective Date, but in any event not later than ten (10) business days after delivery by CBT to NPB of the correct mailing address for each CBT stockholder, NPB shall cause the Exchange Agent to mail to each holder of one or more certificates representing CBT Common Stock (each, a "CBT Certificate"):

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(i)  a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to CBT Certificates shall pass, only upon delivery of CBT Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as NPB reasonably may specify; and

(ii)  instructions for effecting the surrender of such CBT Certificates in exchange for the Merger Consideration payable for the shares represented thereby.

After completion of the allocation referred to in Section 2.02(e), and upon surrender of a CBT Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as reasonably may be required by the Exchange Agent, the holder of such CBT Certificate shall be entitled to receive in exchange therefor:

(A)  a statement evidencing book-entry shares representing, in the aggregate the number of shares (including any fraction thereof) that such holder has the right to receive pursuant to Section 2.02 (after taking into account all shares of CBT Common Stock then held by such holder); and/or

(B)  a check in the amount of the cash that such holder has the right to receive pursuant to the provisions of Section 2.02 and, with respect to dividends and other distributions, pursuant to the provisions of Section 2.09(b).

(b)  Any statement evidencing book-entry shares issued in exchange for CBT Certificates pursuant to Section 2.09(a) above shall be dated the Effective Date and any holder shall be entitled to dividends and all other rights and privileges pertaining to such shares of stock from the Effective Date.  Until surrendered, each CBT Certificate (other than CBT Certificates representing Dissenting Shares) shall, from and after the Effective Date, evidence solely the right to receive the Merger Consideration.

(c)  If a CBT Certificate is exchanged on a date following one or more record dates after the Effective Date for the payment of dividends or any other distribution on shares of NPB Common Stock, NPB shall pay to such stockholder cash in an amount equal to dividends payable on such shares of NPB Common Stock received in exchange for CBT Certificates and pay or deliver any other distribution to which such stockholder is entitled.  No interest shall accrue or be payable in respect of dividends or any other distribution otherwise payable under this Section 2.09(c) upon surrender of CBT Certificates.  Notwithstanding the foregoing, no party hereto shall be liable to any holder of CBT Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.  Until such time as CBT Certificates are surrendered to NPB for exchange, NPB shall have the right to withhold dividends or any other distributions on the shares of NPB Common Stock issuable to such stockholder.

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(d)  Each CBT Certificate delivered for exchange under this Section 2.09 must be endorsed in blank by the registered holder thereof or accompanied by a power of attorney to transfer such shares endorsed in blank by such holder.

(e)  Upon the Effective Date, the stock transfer books for CBT Common Stock will be closed and no further transfers of CBT Common Stock will thereafter be made or recognized.  All CBT Certificates surrendered pursuant to this Section 2.09 will be cancelled.

(f)  If there is a transfer of ownership of CBT Common Stock which is not registered in the transfer records of CBT, a statement of book-entry shares evidencing, in the aggregate, the proper number of shares of NPB Common Stock and any dividends or other distributions to which such holder is entitled pursuant to Section 2.09(c), as applicable and appropriate, may be issued with respect to such CBT Common Stock to such a transferee if a CBT Certificate representing such shares of CBT Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(g)  If any CBT Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed CBT Certificate, upon the making of a sworn affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such CBT Certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed CBT Certificate to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against CBT, NPB or the Exchange Agent or any other party with respect to CBT Certificate alleged to have been lost, stolen or destroyed.

2.10 Anti-Dilution Provisions.  If NPB shall, at any time before the Effective Date:

(a)  declare a dividend in shares of NPB Common Stock with a record date prior to the Effective Date;

(b)  resolve to combine the outstanding shares of NPB Common Stock into a smaller number of shares;

(c)  resolve to effect a split or subdivide the outstanding shares of NPB Common Stock with a record date prior to the Effective Date; or

(d)  reclassify the shares of NPB Common Stock;

then, in any such event, the number of shares of NPB Common Stock to be delivered to CBT stockholders who are entitled to receive shares of NPB Common Stock in exchange for shares of CBT Common Stock shall be adjusted so that each CBT stockholder shall be entitled to receive such number of shares of NPB Common Stock as such stockholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event.  (By way of illustration, if NPB shall declare a stock dividend of 3% payable with respect

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to a record date on or prior to the Effective Date, the Exchange Ratio shall be adjusted upward by 3%.).  In addition, in the event that, prior to the Effective Date, NPB enters into an agreement pursuant to which shares of NPB Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each CBT stockholder entitled to receive shares of NPB Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such stockholder would be entitled to receive if the Effective Date had occurred immediately prior to the happening of such event.  Furthermore, in any such event, the dollar amounts referenced in Sections 7.01(c) and 2.06 shall be proportionally adjusted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CBT

CBT hereby represents and warrants to NPB as follows:

3.01  Organization.

(a)  CBT is a banking corporation duly organized and validly existing under the laws of the state of Delaware.  CBT has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  CBT is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(b)  The deposits of CBT are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

(c)  CBT has no Subsidiaries other than those identified in CBT Disclosure Schedule 3.01(c).

(d)  Except as set forth on CBT Disclosure Schedule 3.01(d), the respective minute books of CBT and each CBT Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors, including committees, in each case in accordance with normal business practice of CBT and each CBT Subsidiary.

(e)  CBT has made available to NPB true and correct copies of the articles of association and bylaws of CBT, and the certificate of incorporation, articles of incorporation or other charter document, and bylaws or operating agreement of each CBT Subsidiary, each as in effect on the date hereof.

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3.02  Capitalization.

(a)           The authorized capital stock of CBT consists of 5,000,000 shares of common stock, par value $1.00 per share ("CBT Common Stock"), of which at the date hereof 1, 491,671 shares are validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights, and none are held as treasury shares.  CBT has not issued nor is CBT bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of CBT Common Stock or any other security of CBT or any securities representing the right to vote, purchase or otherwise receive any shares of CBT Common Stock or any other security of CBT, except (i) for CBT Options for 348,920 shares of CBT Common Stock issued and outstanding under the CBT Option Plan; (ii) matching contributions of CBT Common Stock made in the ordinary course under CBT’s 401(k) Plan for the quarter ended June 30, 2007 and each quarter ended thereafter prior to the Closing, not to exceed 2,000 shares per quarter; and (iii) this Agreement.  The weighted average exercise price of the outstanding CBT Options is $12.83.

(b)           Except as set forth on CBT Disclosure Schedule 3.02(b), (i) CBT owns, directly or indirectly, all of the capital stock of the CBT Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature; (ii) there are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of any CBT Subsidiary; and (iii) except for the CBT Subsidiaries, CBT does not possess, directly or indirectly, any material equity interest in any corporation, except for (x) equity interests in its investment portfolio and (y) equity interests held in connection with its commercial loan activities.

(c)           To the Knowledge of CBT, except as set forth on CBT Disclosure Schedule 3.02(c) or as disclosed in CBT’s proxy materials for its 2007 annual meeting of stockholders, no person or group is the beneficial owner of 5% or more of the outstanding shares of CBT Common Stock (the terms "person", "group" and "beneficial owner" are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

3.03  Authority; No Violation.

(a)           CBT has full corporate power and authority to execute and deliver this Agreement and, except for the receipt of the approval of this Agreement by holders of two thirds of the outstanding shares of common stock of CBT and receipt of all required approvals from Regulatory Authorities, to consummate the Contemplated Transactions.  The execution and delivery of this Agreement by CBT and the consummation by CBT of the Contemplated Transactions have been duly and validly approved by the unanimous vote of the Board of Directors of CBT and, except for approval by the stockholders of CBT as required by the GCL, no other corporate proceedings on the part of CBT are necessary to consummate the Merger under the GCL.  This Agreement has been duly and validly executed and delivered by CBT and constitutes the valid and binding obligation of CBT, enforceable against CBT in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

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(b)           The (i) execution and delivery of this Agreement by CBT, (ii) consummation of the Merger (subject to receipt of approvals from CBT stockholders and the Regulatory Authorities referred to in Section 4.04 hereof and CBT's and NPB's compliance with any conditions contained therein), and (iii) compliance by CBT or any CBT Subsidiary with any of the terms or provisions hereof, does not and will not:

(A)  conflict with or result in a breach of any provision of the respective certificate of incorporation or bylaws of CBT or any CBT Subsidiary;

(B)  violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to CBT or any CBT Subsidiary or any of their respective properties or assets; or

(C)  except as described in CBT Disclosure Schedule 3.03, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CBT or any CBT Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which CBT or any CBT Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, excluding from clauses (B) and (C) hereof, any items which, in the aggregate, would not have a Material Adverse Effect.

3.04  Consents.  No consents or approvals of, or filings or registrations with, any public body or authority are necessary, and except as described in CBT Disclosure Schedule 3.04, no consents or approvals of any third parties are necessary, in connection with the execution and delivery of this Agreement by CBT or, subject to the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 4.04 hereof and compliance with any conditions contained therein and subject to the approval of this Agreement by the stockholders of CBT as required under the GCL, the consummation by CBT of the Contemplated Transactions.

3.05  Financial Statements.

(a)           CBT has delivered to NPB CBT Financials, except those pertaining to quarterly periods commencing after March 31, 2007, which it will deliver to NPB within 45 days after the end of the respective quarter.  The delivered CBT Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of CBT as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, and, in the case of interim period financial statements, which are subject to normal year-end adjustments and footnotes thereto.

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(b)           To the Knowledge of CBT, CBT did not, as of the date of the balance sheets referred to above, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in CBT Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect.

3.06  No Material Adverse Change.  Neither CBT nor any CBT Subsidiary has suffered any adverse change in their respective assets, business, financial condition or results of operations since March 31, 2007 which change has had a Material Adverse Effect, it being understood that the expenses incurred by CBT in connection with this Agreement and the Merger, including, without limitation, the engagement of legal and financial advisors, shall not constitute a Material Adverse Effect.

3.07  Taxes.

(a)           CBT and the CBT Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which CBT is a common parent.  CBT has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, CBT and the CBT Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from CBT or any CBT Subsidiary to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect. Such returns or reports are true, complete and correct in all material respects.  CBT and the CBT Subsidiaries have paid all taxes and other governmental charges including all applicable interest and penalties set forth in such returns or reports.

(b)           There are no liens on the assets of CBT or the CBT Subsidiaries relating to or attributable to any taxes (other than taxes not yet due and payable).  All federal, state and local taxes and other governmental charges payable by CBT or the CBT Subsidiaries have been paid or have been adequately accrued or reserved for on such entity’s books in accordance with GAAP and banking regulations applied on a consistent basis, except where failure to pay or accrue would not have a Material Adverse Effect.  Until the Effective Date, CBT and the CBT Subsidiaries shall continue to reserve sufficient funds for the payment of expected tax liabilities in accordance with GAAP and banking regulations applied on a consistent basis.

(c)           No consent pursuant to IRC Section 341(f) has been filed, or will be filed prior to the Closing Date, by or with respect to CBT or any CBT Subsidiary.

(d)           To the Knowledge of CBT, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon CBT or any CBT Subsidiary, nor has CBT or any CBT Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

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(e)           CBT and the CBT Subsidiaries have withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, except where failure to withhold or to pay such withholding would not have a Material Adverse Effect.

(f)           Neither CBT nor the CBT Subsidiaries have constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the IRC (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the IRC) that includes the Merger.

3.08  Contracts.

(a)           Except as described in CBT Disclosure Schedule 3.08(a) or CBT Disclosure Schedule 3.12, neither CBT nor any CBT Subsidiary is a party to or subject to:

(i)  any employment, consulting, severance, "change-in-control" or termination contract or arrangement with any officer, director, employee, independent contractor, agent or other person, except for "at will" arrangements;

(ii)  any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any officer, director, employee, independent contractor, agent or other person;

(iii)  any collective bargaining agreement with any labor union relating to employees;

(iv)  any agreement which by its terms limits the payment of dividends by CBT or any CBT Subsidiary other than generally applicable regulatory restrictions;

(v)  except in the ordinary course of business, any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which CBT or any CBT Subsidiary is an obligor to any person, other than deposits, repurchase agreements, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business, instruments relating to transactions entered into in the customary course of the banking business of CBT, and transactions in "federal funds", or which contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Closing Date;

(vi)  any contract, other than this Agreement, which restricts or prohibits it from engaging in any type of business permissible under applicable law;

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(vii)  any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

(viii)  except in the ordinary course of business, any lease for real property;

(ix)  any contract, agreement or arrangement with any broker-dealer or investment adviser;

(x)  any investment advisory contract with any investment company registered under the Investment Company Act of 1940;

(xi)  any contract, agreement or other arrangement that provides for or permits the other party to terminate or accelerate any of the provisions in such contract, agreement or other arrangement upon a change in control of CBT or a CBT Subsidiary; or

(xii)  any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization.

(b)  All the contracts, plans, arrangements and instruments listed in CBT Disclosure Schedule 3.08(a) or CBT Disclosure Schedule 3.12 are in full force and effect on the date hereof, and neither CBT, any CBT Subsidiary nor, to the Knowledge of CBT, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument the breach of which or default under which will have a Material Adverse Effect, and, except as described in CBT Disclosure Schedule 3.08(b), no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the Contemplated Transactions, the termination of which will have a Material Adverse Effect.

(c)  Except as otherwise described in CBT Disclosure Schedule 3.08(a) or CBT Disclosure Schedule 3.12, no plan, employment agreement, termination agreement or similar agreement or arrangement to which CBT or any CBT Subsidiary is a party or by which CBT or any CBT Subsidiary may be bound:

(i)           contains provisions which permit an employee or an independent contractor to terminate it without cause and continue to accrue future benefits thereunder;

(ii)           provides for acceleration in the vesting of benefits thereunder upon the occurrence of a change in ownership or control or merger or other acquisition of CBT or any CBT Subsidiary; or

(iii)           requires CBT or any CBT Subsidiary to provide a benefit in the form of CBT Common Stock or determined by reference to the value of CBT Common Stock.

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(d)  CBT and each CBT Subsidiary that provides trust and investment management services is in material compliance with the terms of each contract with any CBT trust client, and each such contract is in full force and effect with respect to the applicable trust client.  Except as described in CBT Disclosure Schedule 3.08(d), there are no disputes pending or threatened with any trust client under the terms of any such contract or with any former trust client.  CBT and each CBT Subsidiary that provides trust and investment management services has made available to representatives of NPB true and complete copies of trust, agency, custodial and similar agreements with CBT’s trust clients.

3.09  Ownership of Property; Insurance Coverage.

(a)           CBT and each CBT Subsidiary has, and will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all material assets and properties owned by CBT or such CBT Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in CBT Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

(i)  those items that secure liabilities for borrowed money and that are described in CBT Disclosure Schedule 3.09(a) or permitted under Article V hereof;

(ii)  statutory liens for amounts not yet delinquent or which are being contested in good faith;

(iii)  liens for current taxes not yet due and payable;

(iv)  pledges to secure deposits and other liens incurred in the ordinary course of banking business;

(v)  such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent; and

(vi)  dispositions and encumbrances for adequate consideration in the ordinary course of business.

CBT and each CBT Subsidiary have the right under leases of material properties used by CBT or such CBT Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them.

(b)           With respect to all agreements pursuant to which CBT or any CBT Subsidiary has purchased securities subject to an agreement to resell, if any, CBT or such CBT Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby, except to the extent that any failure to obtain such a lien or maintain such collateral would not, individually or in the aggregate, have a Material Adverse Effect.

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(c)           CBT and each CBT Subsidiary maintain insurance in amounts considered by CBT to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated.  Neither CBT nor any CBT Subsidiary has received notice from any insurance carrier that:

(i)  such insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii)  premium costs with respect to such insurance will be substantially increased;

except to the extent such cancellation, reduction, elimination or increase would not have a Material Adverse Effect.

(d)           CBT and each CBT Subsidiary maintain such fidelity bonds, director and officer liability insurance and errors and omissions insurance as may be customary or required under applicable laws or regulations and true and correct copies of such policies have been provided to representatives of NPB.

3.10  Legal Proceedings.  Except as set forth on CBT Disclosure Schedule 3.10, neither CBT nor any CBT Subsidiary is a party to any, and there are no pending or, to the Knowledge of CBT, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or regulatory inquiries of any nature:

(a)           against CBT or any CBT Subsidiary;

(b)           to which the assets of CBT or any CBT Subsidiary are subject;

(c)           challenging the validity or propriety of any of the Contemplated Transactions; or

(d)           which could materially adversely affect the ability of CBT or any CBT Subsidiary to perform their respective obligations under this Agreement;

except for any proceedings, claims, actions, customer complaints, investigations, or inquiries referred to in clauses (a) or (b) which, individually or in the aggregate, would not have a Material Adverse Effect.

3.11  Compliance with Applicable Law.

(a)           CBT and each CBT Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses nor otherwise have a Material Adverse Effect.

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(b)           CBT and each CBT Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect.

(c)           No Regulatory Authority has initiated any proceeding or, to the Knowledge of CBT, investigation into the business or operations of CBT or any CBT Subsidiary, except where any such proceedings or investigations will not, individually or in the aggregate, have a Material Adverse Effect, or such proceedings or investigations have been terminated or otherwise resolved.

(d)           Except as described in CBT Disclosure Schedule 3.11(d), neither CBT nor any CBT Subsidiary has received any notification or communication from any Regulatory Authority:

(i)  asserting that CBT or any CBT Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii)  threatening to revoke any license, franchise, permit or governmental authorization which is material to CBT or any CBT Subsidiary;

(iii)  requiring or threatening to require CBT or any CBT Subsidiary, or indicating that CBT or any CBT Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of CBT or any CBT Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv)  directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of CBT or any CBT Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement");

in each case except as heretofore disclosed to NPB.

(e)           Neither CBT nor any CBT Subsidiary has received, consented to, or entered into any Regulatory Agreement, except as heretofore disclosed to NPB.

(f)           To the Knowledge of CBT, except as heretofore disclosed to NPB, there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement which if resolved in a manner adverse to CBT or any CBT Subsidiary would have a Material Adverse Effect.

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(g)           There is no injunction, order, judgment or decree imposed upon CBT or any CBT Subsidiary or the assets of CBT or any CBT Subsidiary which has had, or, to the Knowledge of CBT, would have, a Material Adverse Effect.

3.12  ERISA.

(a)           CBT has made available to NPB true and complete copies of any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other material employee benefit plans, policies, agreements and arrangements, all of which are set forth in CBT Disclosure Schedule 3.12, currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of CBT or any other entity (a "CBT ERISA Affiliate") that, together with CBT, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o) (collectively, the "CBT Benefit Plans"), together with:

(i)  the most recent actuarial (if any) and financial reports relating to those CBT Benefit Plans which constitute "qualified plans" under IRC Section 401(a);

(ii)  the most recent Form 5500 (if any) relating to such CBT Benefit Plans filed with the IRS; and

(iii)  the most recent IRS determination letters which pertain to any such CBT Benefit Plans.

(b)           Neither CBT nor any CBT ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by CBT or any CBT ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan.

(c)           Neither CBT nor any CBT ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d)           Each CBT Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC, except where any such non-compliance would not have a Material Adverse Effect.

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(e)           There is no existing, or, to the Knowledge of CBT, contemplated, audit of any CBT Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority.  In addition, there are no pending or threatened claims by, on behalf of or with respect to any CBT Benefit Plan, or by or on behalf of any individual participant or beneficiary of any CBT Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of CBT, is there any basis for such claim.

(f)           With respect to any services which CBT or any CBT Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any CBT Benefit Plan), to the Knowledge of CBT, CBT and each CBT Subsidiary:

(i)  have correctly computed all contributions, payments or other amounts for which it is responsible;

(ii)  have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

(iii)  have not breached any duty imposed by ERISA: and

(iv)  have not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services;

except where any such action or inaction would not have a Material Adverse Effect.

(g)           CBT Disclosure Schedule 3.12(g) sets forth a schedule of all payments and benefits (including the acceleration of any rights or the continuation of any benefits) which will or may be made by CBT or NPB with respect to any employee that will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the IRC.

3.13.  State Takeover Statutes.  No “business combination,” “fair price,” “control transaction,” “control share acquisition,” or other similar antitakeover statute or regulation under state or federal law or provision contained in CBT’s certificate of incorporation or bylaws is applicable to the Contemplated Transactions.

3.14  Brokers and Finders.  Neither CBT, any CBT Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with this Agreement or the Contemplated Transactions, except for KBW, whose engagement letter with CBT is included in CBT Disclosure Schedule 3.14.

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3.15  Environmental Matters.

(a)           Except as set forth on CBT Disclosure Schedule 3.15, to the Knowledge of CBT, neither CBT nor any CBT Subsidiary, nor any property owned or operated by CBT or any CBT Subsidiary, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect.  Except as set forth on CBT Disclosure Schedule 3.15, there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of CBT, threatened, or any investigation pending, relating to the liability of CBT or any CBT Subsidiary with respect to any property owned or operated by CBT or any CBT Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.

(b)           Except as set forth on CBT Disclosure Schedule 3.15, to the Knowledge of CBT, no property, now or formerly owned or operated by CBT or any CBT Subsidiary or on which CBT or any CBT Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List (“NPL”) under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), is listed on the Comprehensive Environmental Response Compensation and Liabilities Information System (“CERCLIS”), or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against CBT or any CBT Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage related to a violation of Environmental Law, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

3.16  Business of CBT.  Except as described in CBT Disclosure Schedule 3.16, since March 31, 2007, neither CBT nor any CBT Subsidiary has, in any material respect:

(a)           increased the wages, salaries, compensation, pension or other employee benefits payable to any executive officer, employee or director, except as is permitted in Section 5.01(d) of this Agreement;

(b)           eliminated employee benefits;

(c)           deferred routine maintenance of real property or leased premises;

(d)           eliminated a reserve where the liability related to such reserve has remained;

(e)           failed to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

(f)           had an extraordinary reduction or deferral of ordinary or necessary expenses.

3.17  CRA Compliance.  CBT is in material compliance with the applicable provisions of the CRA, and, as of the date hereof, CBT has received a CRA rating of "satisfactory" or better from the FDIC.  To the Knowledge of CBT, there is no fact or circumstance or set of facts or circumstances which would cause CBT to fail to comply with such provisions in a manner which would have a Material Adverse Effect.

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3.18 Information to be Supplied.

(a)           The information supplied by CBT for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to stockholders of CBT, and up to and including the date of the CBT Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(b)           The information supplied by CBT for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

3.19  Related Party Transactions.

(a)           Except as set forth on CBT Disclosure Schedule 3.19, or as is disclosed in the footnotes to the CBT Financials, as of the date hereof, neither CBT nor any CBT Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of CBT or any CBT Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other "persons" (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder), except with respect to variations in such terms as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)           Except as set forth in CBT Disclosure Schedule 3.19, as of the date hereof, no loan or credit accommodation to any CBT Affiliate is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended in any manner which would have a Material Adverse Effect.  To the Knowledge of CBT, as of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.

3.20  Loans.  All loans reflected as assets in the CBT Financials are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests which have been perfected, excluding loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect.

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3.21 Allowance for Loan Losses.  The allowance for loan losses shown, and to be shown, on the balance sheets contained in the CBT Financials have been, and will be, established in accordance with GAAP and all applicable regulatory criteria.

3.22  Reorganization.  As of the date hereof, CBT does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.  Without limiting the foregoing, CBT has not sold or transferred, or entered into any agreement to sell or transfer, a significant portion of its assets at any time prior to the date hereof.

3.23  Fairness Opinion.  CBT has received an opinion from KBW to the effect that, as of the date hereof, the consideration to be received by stockholders of CBT pursuant to this Agreement is fair, from a financial point of view, to such stockholders.

3.24  Securities and Similar Documents filed with Regulatory Authorities.  CBT has made available to NPB copies of:

(a)           CBT's annual reports for the years ended December 31, 2006 and 2005;

(b)           CBT's quarterly reports for the quarters ended March 31, 2007, and March 31, 2006;

(c)           all other reports, registration statements and filings of CBT since January 1, 2007;

(d)           CBT's proxy materials used in connection with its meetings of stockholders held in 2007 and 2006; and

(e)           all Reports of Condition and Income and any additional reports filed by CBT or any CBT Subsidiary with any Regulatory Authority since January 1, 2006, including, without limitation, any reports regarding CBT’s or a CBT Subsidiary’s internal controls.

Except as set forth in CBT Disclosure Schedule 3.24, such reports and proxy materials complied, in all material respects, and all future reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the FDIC and other Regulatory Authorities to the extent applicable thereto, and all such reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.  At all times since inception CBT has had less than 200 stockholders of record.

3.25  "Well Capitalized".  CBT is "well capitalized" within the meaning of the FDIC's regulations.  CBT will be "well capitalized" on the Closing Date.

3.26  Internal Controls.

(a)           CBT has (i) designed disclosure controls and procedures to ensure that material information relating to CBT, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer; and (ii) designed internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

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(b)           To CBT’s Knowledge, CBT does not have any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect CBT’s ability to record, process, summarize and report financial information.  Except as set forth in CBT Disclosure Schedule 3.26, to CBT’s Knowledge, since January 1, 2002, CBT has not suffered any fraud, whether or not material, that involved a person who was at the time of the fraud either management of CBT or an employee of CBT who had a significant role in CBT’s internal control over financial reporting.

(c)           CBT Disclosure Schedule 3.26 sets forth, as of the date hereof, a schedule of all officers and directors of CBT who may have outstanding loans from CBT, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

3.27  Bank Examinations.  CBT has not been advised by any bank examiner, consultant or auditor as to any matter which that person believes is a material violation of any law, statute, order, rule or regulation applicable to CBT’s business or that could have a Material Adverse Effect on CBT which is not disclosed in this Agreement or CBT Disclosure Schedule 3.27.

3.28  Sweep System.  CBT has in place written policies and procedures intended to insure that funds held awaiting investment or distribution are not held uninvested or undistributed any longer than is reasonable for the proper management of each of its fiduciary; estate or trust accounts (the “fiduciary accounts”).  In particular, unless the governing instrument or a party empowered to direct investments has provided otherwise, both income cash and principal cash in all fiduciary accounts are made productive when they become available funds (the “sweep system”).  This sweep system is suitable and sufficient for the present business of CBT and CBT is not aware of any deficiencies in its sweep system.  CBT has not received any adverse comments from bank examiners and has not been surcharged by any court in connection with its presently existing sweep system.

3.29  Quality of Representations.  No representation or warranty of CBT in this Agreement and no statement in CBT Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  No notice given pursuant to Section 5.06 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

3.30  Fiduciary/Trust Accounts.  CBT and each of its Subsidiaries, Affiliates and offices have properly administered all accounts for which it acts as a fiduciary or trustee, including accounts for which they serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of their governing documents and applicable state, federal and foreign law.  None of CBT, any of its Subsidiaries, Affiliates or offices, or any of their directors, officers, or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary, trust or similar account, and the accountings for each such fiduciary, trust or similar account are true and correct and accurately reflect the assets and results of such fiduciary, trust or similar account.

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3.31           Names and Trademarks.  CBT has the right to use the names, service-marks, trademarks and other intellectual property currently used by it in the conduct of its businesses.  To the best knowledge of CBT, no other Person has the right to use such names, service-marks or trademarks.  Each of such names, service-marks, trademarks and other intellectual property has been previously disclosed to representatives of NPB.  Further, CBT has not been informed that it is operating in violation of any software license agreement and, to the best knowledge of CBT, no reasonable basis exists for any such claim.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NPB

NPB hereby represents and warrants to CBT as follows:

4.01  Organization.

(a)  NPB is a corporation duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania.  NPB is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended.  NPB has the corporate power to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  NPB is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(b)  NPBank is a national banking association duly organized and validly existing under the laws of the United States.  NPBank has the corporate power to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  NPBank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c)  The deposits of NPBank are insured by the Bank Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d)  NPB has no Subsidiaries other than those identified in NPB Disclosure Schedule 4.01(d).

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(e)  The respective minute books of NPB and each NPB Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors, including committees, in each case in accordance with the normal business practice of NPB and the NPB Subsidiary.

(f)  NPB has made available to CBT true and correct copies of the respective articles of incorporation, articles of association and bylaws of NPB and NPBank, as in effect on the date hereof.

4.02  Capitalization.

(a)  The authorized capital stock of NPB consists of (a) 62,500,000 shares of common stock, without par value ("NPB Common Stock"), of which, as of June 18, 2007, 22,969 shares are validly issued and held by NPB as treasury stock and 48,130,349 shares are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights, and (b) 1,000,000 shares of preferred stock, without par value, of which none are issued.  NPB has not issued nor is NPB bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of NPB Common Stock or any other security of NPB or any securities representing the right to vote, purchase or otherwise receive any shares of NPB Common Stock or any other security of NPB, except (i) for options to acquire shares of NPB Common Stock issued under NPB's various stock option plans, (ii) pursuant to NPB's employee stock purchase plan, dividend reinvestment plan and directors' fee plan, (iii) pursuant to the Rights Agreement, and (iv) pursuant to this Agreement.

(b)           NPB owns, directly or indirectly, all of the capital stock of NPBank and the other NPB Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of NPBank or any other NPB Subsidiary.  Except for the NPB Subsidiaries, NPB does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests in the investment portfolios of NPB's Subsidiaries, equity interests held by NPB's Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of NPB's Subsidiaries.

(c)           To the Knowledge of NPB, except as set forth on NPB Disclosure Schedule 4.02(c) or as disclosed in NPB’s proxy materials for its 2007 annual meeting of shareholders, no person or group is the beneficial owner of 5% or more of the outstanding shares of NPB Common Stock (the terms "person", "group" and "beneficial owner" are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

4.03  Authority; No Violation.

(a)           NPB has full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions.  The execution and delivery of this Agreement by NPB and the consummation by NPB of the Contemplated Transactions (including, without limitation, the issuance of the Adjusted CBT Options) have been duly and validly approved by the Board of Directors of NPB by unanimous vote and no other corporate proceedings on the part of NPB are necessary to consummate the Merger.  This Agreement has been duly and validly executed and delivered by NPB and constitutes the valid and binding obligation of NPB, enforceable against NPB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

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(b)  The execution and delivery of this Agreement by NPB, (i) subject to receipt of approvals from the Regulatory Authorities referred to in Section 4.04 hereof and NPB's and CBT's compliance with any conditions contained therein, (ii) the consummation of the Contemplated Transactions, and (iii) compliance by NPB with any of the terms or provisions hereof, do not and will not:

(A)  conflict with or result in a breach of any provision of the respective articles of incorporation, articles of association or bylaws of NPB or any NPB Subsidiary;

(B)  violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to NPB or any NPB Subsidiary or any of their respective properties or assets; or

(C)  violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of NPB or any NPB Subsidiary under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which NPB or any NPB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, excluding from clauses (B) and (C) any such items which, in the aggregate, would not have a Material Adverse Effect.

4.04  Consents.  Except for consents and approvals of, or filings with, the SEC, the FRB, the OSBC, the NASD and state securities or "blue sky" authorities, no consents or approvals of, or filings or registrations with, any public body or authority are necessary in connection with the execution and delivery of this Agreement by NPB or the consummation of the Contemplated Transactions.

4.05  Financial Statements.

(a)  NPB has delivered or made available to CBT the NPB Financials, except those pertaining to quarterly periods commencing after March 31, 2007, which it will deliver to CBT within 45 days after the end of the respective quarter.  The NPB Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of NPB as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, and, in the case of interim period financial statements, which are subject to normal year-end adjustments and footnotes thereto.

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(b)  To the Knowledge of NPB, NPB did not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the NPB Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect.

4.06  No Material Adverse Change.  Neither NPB nor any NPB Subsidiary has suffered any adverse change in their respective assets, business, financial condition or results of operations since March 31, 2007 which change has had a Material Adverse Effect.

4.07  Brokers and Finders.  Neither NPB, any NPB Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with this Agreement or the Contemplated Transactions, except for Austin Associates, LLC ("Austin"), whose engagement letter with NPB is included in NPB Disclosure Schedule 4.07.

4.08  Information to be Supplied.

(a)           The information supplied by NPB for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, as of the date the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to stockholders of CBT, and up to and including the date of the CBT Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(b)           The information supplied by NPB for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

4.09  Reorganization.  As of the date hereof, NPB does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.  NPB shall not take any action which would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC.

4.10  NPB Common Stock.  NPB has (and will have as of the Effective Date) sufficient authorized but unissued shares of NPB Common Stock to satisfy its obligations to issue shares of NPB Common Stock pursuant to this Agreement including upon the exercise of Adjusted CBT Options.  The shares of NPB Common Stock to be issued and delivered to CBT stockholders in accordance with this Agreement, and the shares of NPB Common Stock issuable pursuant to the Adjusted CBT Options, when so issued and delivered, will be duly authorized and validly issued and fully paid and non-assessable, and no shareholder of NPB shall have any pre-emptive right with respect thereto.

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4.11  Securities Documents.  NPB has delivered or made available to CBT copies of:

(a)  NPB's annual reports on SEC Form 10-K for the years ended December 31, 2006 and 2005;

(b)  NPB’s quarterly reports on SEC Form 10-Q for the quarters ended March 31, 2007 and March 31, 2006;

(c)  all other reports, registration statements and filings of NPB filed with the SEC since January 1, 2007; and

(d) NPB's proxy materials used in connection with its meetings of shareholders held in 2007 and 2006.

Such reports and proxy materials complied, in all material respects, and any future SEC reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto.  All such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

4.12  Rights Agreement.  No event or circumstance has occurred resulting in, and the execution of this Agreement by NPB and consummation of the Contemplated Transactions will not result in the grant, issuance or triggering of any right or entitlement or the obligation to grant or issue any interest in NPB Common Stock or enable or allow any right or other interest associated with the Rights Agreement to be exercised, distributed or triggered.

4.13  CBT Common Stock.  NPB does not directly or indirectly own any shares of CBT Common Stock.

4.14  Financing.  At the Effective Date, NPB will have available cash sufficient to pay the amounts required to be paid to CBT stockholders pursuant to this Agreement, upon consummation of the Merger.

4.15  Legal Proceedings.  Neither NPB nor any NPB Subsidiary is a party to any, and there are no pending or, to the Knowledge of NPB, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or regulatory inquiries of any nature:

(a)           challenging the validity or propriety of any of the Contemplated Transactions; or

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(d)           which could materially adversely affect the ability of NPB or any other NPB Subsidiary to perform their respective obligations under this Agreement.

4.16  Quality of Representations.   No representation or warranty of NPB in this Agreement and no statement in the NPB Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  No notice given pursuant to Section 5.06 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

ARTICLE V

COVENANTS OF THE PARTIES

5.01  Conduct of CBT's Business.  Through the Closing Date, CBT shall, and shall cause each CBT Subsidiary to, in all material respects, conduct its businesses and engage in transactions only in the ordinary course and consistent with past practice, except as otherwise required or contemplated by this Agreement or with the written consent of NPB.  CBT shall, and shall cause each CBT Subsidiary to, use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of CBT or the CBT Subsidiaries and others with whom business relationships exist, provided that non-customer contact job vacancies that occur prior to the Effective Date through attrition shall not be filled or any new employees hired, in each case without the prior written consent of an officer of NPB, such consent not to be unreasonably withheld.  For the purpose of obtaining the consent described in the preceding sentence, CBT shall provide notice to NPB’s Director of Human Resources or in his or her absence the Assistant Director of Human Resources of any desired filling of a vacancy of a list of positions previously provided to NPB, and NPB shall be deemed to have given its consent unless CBT is notified in writing otherwise within six (6) business days of NPB’s receipt of CBT’s notice.  CBT shall have the right to replace customer contact employees in the ordinary course of business consistent with past practice.  Through the Closing Date, except as otherwise consented to in writing by NPB (such consent shall not be unreasonably withheld) or as permitted by this Agreement, CBT shall not, and shall not permit any CBT Subsidiary to:

(a)  change any provision of its certificate of incorporation or of its bylaws;

(b)  change the number of authorized or issued shares of its capital stock; repurchase any shares of capital stock; or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; declare, set aside or pay any dividend or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of CBT capital stock; except that:

(i)  CBT may issue shares of CBT Common Stock upon the valid exercise of any CBT Options issued and outstanding on the date hereof.

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(ii)  Any Subsidiary of CBT may pay dividends to CBT to the extent permitted by applicable regulatory restrictions.

(iii)  CBT may issue shares of CBT Common Stock as matching contributions under CBT’s 401(k) Plan for the quarter ended June 30, 2007 and each quarter ended thereafter prior to the Closing, in the normal course of business consistent with past practices and not to exceed 2,000 shares per quarter.

(c)  grant any severance or termination pay, other than pursuant to policies or agreements of CBT or any CBT Subsidiary in effect on the date hereof, to, or enter into or amend any employment, consulting, severance, "change-in-control" or termination contract or arrangement with, any officer, director, employee, independent contractor, agent or other person associated with CBT or any CBT Subsidiary; provided, however, that all amounts that would be owed under the existing change in control agreements listed on CBT Disclosure Schedule 3.12 without regard to any conditions listed in Section 4(iv) of such change in control agreements (i.e., had a termination of employment after a change in control taken place on the Closing Date) shall be paid in lump sum by CBT to such persons listed on CBT Disclosure Schedule 3.12 on the Closing Date and any non-cash benefits provided for the applicable post-closing periods; provided, further, that no payment or provision of benefit under this Section 5.01(c) shall be made to the extent that such payment or benefit (alone or in conjunction with other payments or benefits) shall be non-deductible by reason of Section 280G of the IRC;

(d)  other than as set forth in CBT Disclosure Schedule 5.01(d), grant job promotions or increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with CBT or any CBT Subsidiary, except for:

(i)  routine periodic pay increases, selective merit pay increases and pay-raises in connection with promotions, all in accordance with past practice; provided, however, that such pay increases and raises shall not exceed five percent (5.0%) in the aggregate; and

(ii)  annual bonuses that have been accrued on the most recent balance sheet included in CBT Financial Statements prior to the date of such payment and payable in the ordinary course, consistent with past practice, to persons designated by CBT and approved by NPB (such approval not to be unreasonably withheld) in the amounts, at the times and as otherwise set forth in CBT Disclosure Schedule 5.01(d)(ii); and

(iii)  retention bonuses on account of the Contemplated Transactions granted in good faith reasonable amounts not to exceed $300,000 in the aggregate and to be payable to persons not parties to employment or change-in-control agreements and designated by CBT (and approved by NPB, such approval not to be unreasonably withheld), unless a later date is mutually agreed upon by the parties hereto, on the earlier of (i) the 30th day following the conversion of the applicable CBT computer system to NPB’s computer system if conversion is what the integration team determines is the appropriate action or (ii) the 30th day following the determination by the integration team that NPB will not convert the applicable CBT system in the foreseeable future.

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(e)  merge or consolidate with any other corporation; sell or lease all or any substantial portion of its assets or businesses; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization; enter into a purchase and assumption transaction with respect to deposits, loans or liabilities; relocate or surrender its certificate of authority to maintain, or file an application for the relocation of, any existing office; file an application for a certificate of authority to establish a new office; change the status of any office as to its supervisory jurisdiction; or fail to maintain and enforce in any material respect its code of ethics and applicable compliance procedures;

(f)  sell or otherwise dispose of any material asset, other than in the ordinary course of business, consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance, other than in the ordinary course of business consistent with past practice; modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business; incur any indebtedness for borrowed money, except in the ordinary course of business, consistent with past practice;

(g)  take any action which would result in any of the conditions set forth in Article VI hereof not being satisfied;

(h)  change any method, practice or principle of accounting, except as required by changes in GAAP concurred in by its independent certified public accountants; or change any assumption underlying, or any method of calculation of, depreciation of any type of asset or establishment of any reserve;

(i)  waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material agreement to which it is a party, other than in the ordinary course of business, consistent with past practice;

(j)  except as disclosed in CBT Disclosure Schedule 5.01(j), implement any pension, retirement, profit-sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement except as required by law;

(k)  amend or otherwise modify its underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice, other than as required by law, regulation or Regulatory Authorities;

(l)  enter into, renew, extend or modify any other transaction with any Affiliate, other than deposit and loan transactions in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

(m)  enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

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(n)  take any action that would give rise to a right of payment to any individual under any employment agreement, except (i) in the ordinary course of business consistent with past practice, and (ii) for the execution of this Agreement;

(o)  purchase any security, other than U.S. Government, government agency or government sponsored entity securities, for its investment portfolio (i) rated less than "AAA" by either Standard & Poor's Corporation or Moody's Investor Services, Inc., or (ii) with a remaining maturity more than five (5) years;

(p)  except as set forth on CBT Disclosure Schedule 5.01(p), make any capital expenditure of $100,000 or more; or undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of business, involving an unbudgeted capital expenditure by CBT of more than $100,000, or extending beyond twelve (12) months from the date hereof;

(q)  take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(r)  agree to do any of the foregoing.

5.02  Access; Confidentiality.

(a)  Through the Closing Date, each party hereto shall afford to the other, including its authorized agents and representatives, reasonable access to its and its Subsidiaries' businesses, properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of each party shall furnish the other party making such investigation, including its authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request.

(b)  Each party hereto agrees that it, and its authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other party's normal operations and customer and employee relationships.  Neither CBT, NPB, nor any of their respective subsidiaries, shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

(c)  All information furnished to NPB or CBT by the other in connection with the Contemplated Transactions, whether prior to the date of this Agreement or subsequent hereto, shall be held in confidence to the extent required by, and in accordance with, the Confidentiality Agreements.

5.03  Regulatory Matters.  Through the Closing Date:

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(a)  NPB and CBT shall cooperate with one another in the preparation of the Registration Statement (including the Prospectus/Proxy Statement) and all Applications and the making of all filings for, and shall use their reasonable best efforts to obtain, as promptly as practicable, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions.  NPB and CBT shall each give the other reasonable time to review any Application to be filed by it prior to the filing of such Application with the relevant Regulatory Authority, and each shall consult the other with respect to the substance and status of such filings.

(b)  CBT and NPB shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority in respect of the Contemplated Transactions.

(c)  CBT and NPB shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including any report filed with the SEC and FDIC, made by or on behalf of such party to or with any Regulatory Authority in connection with the Contemplated Transactions, and in each such case, such information shall be accurate and complete in all material respects.  In connection therewith, CBT and NPB shall use their reasonable good faith efforts to provide each other certificates, certifications from accountants and other documents reasonably requested by the other.

(d)           Within 30 days of the date of this Agreement, CBT shall develop and submit to NPB a plan (including a time table) to address any deficiencies or concerns identified in CBT Disclosure Schedule 3.27.  Upon receipt of NPB’s approval of the plan, such approval not to be unreasonably withheld, CBT shall take all steps set forth in the plan.  CBT shall also amend the plan, with the consent of NPB, not to be unreasonably withheld, to address any other matters identified subsequent to the date hereof but prior to the Closing as a result of any bank examination of CBT.

5.04  Taking of Necessary Actions.  Through the Closing Date, in addition to the specific agreements contained herein, each party hereto shall use reasonable best efforts to take, or cause to be taken by each of its Subsidiaries, all actions, and to do, or cause to be done by each of its Subsidiaries, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Contemplated Transactions including, if necessary, appealing any adverse ruling in respect of any Application.

5.05  No Solicitation.  CBT shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to:

(a)           initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes any Acquisition Proposal (as defined herein);

(b)           enter into or maintain or continue discussions or negotiate with any person in furtherance of an Acquisition Proposal; or

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(c)           agree to or endorse any Acquisition Proposal;

CBT shall (unless it believes, after consultation with its counsel, that such notification would violate CBT Board of Directors’ fiduciary duties) notify NPB as promptly as practicable, in reasonable detail, as to any inquiries and proposals which it or any of its representatives or agents may receive; provided, however, that notwithstanding anything to the contrary contained in this Agreement:

(i)           CBT may furnish or cause to be furnished confidential and non-public information concerning CBT and its businesses, properties or assets to a third party

(ii)           CBT may engage in discussions or negotiations with a third party;

(iii)           following receipt of an Acquisition Proposal, CBT may take and disclose to its stockholders a position with respect to such Acquisition Proposal; and/or

(iv)           following receipt of an Acquisition Proposal, CBT Board of Directors may withdraw or modify its recommendation of the Merger; but in respect of the foregoing clauses (i) through (iv) only if CBT Board of Directors shall conclude in good faith after consultation with its legal and financial advisors, that failure to do so would result in a breach by such directors of their fiduciary duties to CBT’s stockholders.

As used herein, the term "Acquisition Proposal" means a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for: (A) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of CBT, any CBT Subsidiary, or any other business combination involving CBT or any CBT Subsidiary; or (B) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of CBT Common Stock or the then outstanding shares of common stock of any CBT Subsidiary.

5.06  Update of Disclosure Schedules.  Through the Closing Date, CBT shall update CBT Disclosure Schedule, and NPB shall update the NPB Disclosure Schedule, as promptly as practicable after the occurrence of any event which, if such event had occurred prior to the date hereof, would have been disclosed on such schedule.

5.07  Tax Consequences.  From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the IRC.  Following the Closing, neither NPB, CBT nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the IRS.

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5.08  Other Undertakings by NPB and CBT.

(a)  Undertakings of CBT.

(i)  Stockholder Approval.  CBT shall call a special meeting of CBT stockholders (the “CBT Stockholders Meeting”) to be held as soon as practicable after the Registration Statement is declared effective by the SEC, for purposes of voting upon the adoption of this Agreement and the approval of the Contemplated Transactions.  CBT shall use commercially reasonable efforts to solicit and obtain the votes of CBT stockholders in favor of the adoption of this Agreement and the approval of the Contemplated Transactions.  Subject to compliance with its fiduciary duties, the Board of Directors of CBT shall recommend approval of such transactions by such stockholders.  In connection with the CBT Stockholders Meeting, NPB and CBT shall cooperate in the preparation of the Prospectus/Proxy Statement and, with the approval of each of NPB and CBT (which approvals will not be unreasonably withheld), the Prospectus/Proxy Statement will be mailed to CBT stockholders within twenty (20) days following the last to be received of (i) the “deemed completed letter” from the FRB and (ii) approval to form Interim Bank from the OSBC.

 (ii)  Updated Fairness Opinion.  CBT shall obtain an updated written opinion from KBW to the effect that the consideration to be received by stockholders of CBT pursuant to this Agreement is fair, from a financial point of view, to such stockholders, dated not more than ten (10) days prior to the date of mailing of the Prospectus/Proxy Statement to the stockholders of CBT, for inclusion in such Prospectus/Proxy Statement.

(iii)  Phase I Environmental Audit.  CBT shall permit NPB, if NPB elects to do so, at its own cost and expense, to cause a "phase I environmental audit" to be performed at any physical location owned or occupied by CBT or any CBT Subsidiary.  NPB must commence a "phase I environmental audit" within thirty (30) days of the date of this Agreement or NPB's right to perform such an audit shall be waived.

(iv)  CBT will use its commercially reasonable best efforts to acquire, as soon as possible and not later than forty-five (45) days following the date hereof, a “key man” life insurance policy naming itself as the beneficiary, and insuring the life of Thomas A. Campbell for a period of five (5) years in an amount of One Million Five Hundred Thousand Dollars ($1,500,000).  CBT will also use its commercially reasonable best efforts to acquire, as soon as possible and not later than forty-five (45) days following the date hereof, a life insurance policy or policies naming NPB as the beneficiary, and insuring the life of Thomas A. Campbell for a period of one (1) year in an amount of Four Million Five Hundred Thousand Dollars ($4,500,000).  CBT will provide to NPB copies of all applications or additional submissions or supplements made by Mr. Campbell in connection with the policies referenced in this Section 5.08(a)(iv), simultaneous with making any submissions to the applicable insurance company or agent.

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(b)  Undertakings of NPB and CBT.

(i)  Filings and Approvals.  NPB and CBT shall cooperate with each other in the preparation and filing, as soon as practicable, of:

(A)  the Applications;

(B)  the Registration Statement (including the Prospectus/Proxy Statement) and related filings, if any, under state securities laws relating to the Merger; and

(C)  all other documents necessary to obtain any other approvals and consents required to effect consummation of the Contemplated Transactions.

(ii)  Public Announcements.  NPB and CBT shall agree upon the form and substance of any press release related to this Agreement and the Contemplated Transactions, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary under applicable law.

(iii)  Maintenance of Insurance.  NPB and each NPB Subsidiary, and CBT and each CBT Subsidiary, shall maintain insurance in such amounts as NPB and CBT, respectively, believe are reasonable to cover such risks as are customary in relation to the character and location of its and their respective Subsidiaries' properties and the nature of its and their respective Subsidiaries' businesses.

(iv)  Maintenance of Books and Records.  NPB and each NPB Subsidiary, and CBT and each CBT Subsidiary, shall maintain books of account and records on a basis consistent with past practice.

(v)  Taxes.  NPB and each NPB Subsidiary, and CBT and each CBT Subsidiary, shall file all federal, state, and local tax returns required to be filed by it on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

(vi)  Integration Team.  NPB and CBT shall cooperate with each other in the selection of an integration team, which team shall determine if consolidation of some or all of CBT’s bank and/or trust back room operations is feasible and if so, to plan and implement an orderly, cost-effective consolidation of those operations into NPB's operations.  Consistent with CBT maintaining its independent status prior to the Effective Date, NPB will provide sufficient resources and personnel to effectively guide the integration team.

(vii)  Outside Service Bureau Contracts.  NPB and CBT shall cooperate with each other, and if mutually agreed in the interest of an orderly, cost-effective consolidation of operations, terminate any contract or arrangement CBT or any CBT Subsidiary may have with an outside service bureau (including, but not limited to, any entity that provides data processing services for CBT), provided that (i) no notice regarding any such termination shall be required to be delivered to any outside service bureau until after the Effective Date; (ii) no such termination shall be effective until after the Effective Date; and (iii) any fees or penalties associated with any such termination shall not constitute a Material Adverse Effect with respect to CBT.

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(viii)  In-House Operations.  NPB and CBT shall, subject to applicable legal requirements, (i) cooperate with each other, and (ii) if mutually agreed in the interest of an orderly, cost-effective consolidation of operations and competitive market issues, terminate any in-house back office, support, processing or other operational activities or services of CBT or any CBT Subsidiary, including without limitation accounting, loan processing and deposit services, and substitute a contract or arrangement between NPB or any NPB Subsidiary (as NPB shall select) and CBT for the provision of similar services to CBT or any CBT Subsidiary on terms and conditions mutually acceptable to CBT and NPB.

(ix)  Accruals and Reserves.  At the request of NPB, subject to any limitations imposed by law, GAAP and the fiduciary duties of the Board of Directors of CBT, CBT shall establish such additional accruals and reserves as may be reasonably necessary to conform CBT’s accounting and credit loss reserve practices and methods to those of NPB; provided, however, that CBT shall not be required to take such action prior to the satisfaction (or waiver in writing) of the conditions to Closing set forth in Section 6.01; provided further, however, that no such additional accruals and reserves will be required to be made more than five (5) business days prior to the Closing Date.  No such additional accruals or reserves made by CBT pursuant to this subsection shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.  The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of CBT or its management with any such adjustments.

(x)  Delivery of Financial Statements.  NPB and CBT shall each deliver to the other, as soon as practicable after the end of each month and after the end of each calendar quarter prior to the Effective Date, commencing with the month ended May 31, 2007, an unaudited consolidated balance sheet as of such date and related unaudited consolidated statements of income and cash flows for the periods then ended, which financial statements shall fairly present, in all material respects, its consolidated financial condition, results of operations and cash flows for the periods then ended in accordance with GAAP, subject to year-end audit adjustments and footnotes.

(xi)  Delivery of SEC Documents.  NPB and CBT shall each deliver to the other copies of all reports filed with the SEC or FDIC under the Exchange Act and the Federal Deposit Insurance Act promptly upon the filing thereof.

(c)  Undertakings of NPB.

(i)  Employees, Severance Policy.

(A)           Subject to NPB's usual personnel and qualification policies, NPB will endeavor to continue the employment of all current non-management employees of CBT in positions that will contribute to the successful performance of the combined organization.  More specifically, NPB will, after consultation with Zissimos A. Frangopoulos, President and Chief Executive Officer of CBT, prior to or soon after the Closing Date, inform each CBT employee of the likelihood of such employee having continued employment with the Surviving Bank following the Closing, it being NPB’s intent to retain most of CBT’s customer contact personnel, and NPB will permit any CBT employee to apply for any employment position posted as available with the Surviving Bank, NPB, NPBank or any other NPB Subsidiary.  NPB will give any CBT applicant priority consideration.  Where there is a coincidence of responsibilities, NPB will try to reassign the affected individual to a needed position that utilizes the skills and abilities of the individual.  If that is impracticable or if NPB elects to eliminate a position or does not offer the employee comparable employment (i.e., a position of substantially similar job description or responsibilities at substantially the same salary level in a work location within thirty (30) miles of the employee’s then current work location with CBT), NPB will make severance payments to the displaced employee as set forth in this Section 5.08(c)(i).

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(B)  Subject to the following minimum and maximum benefits, NPB will grant an eligible employee two weeks of severance pay (at his or her then current pay rate) for each year of an employee's service with CBT or any CBT Subsidiary prior to the employment termination date.  The minimum benefit shall be eight weeks' salary for full-time employees, which will be pro-rated for part-time employees.  The maximum severance benefit will be 26 weeks' salary.

(C)           All employees of CBT or of any CBT Subsidiary on the date hereof will be eligible for severance benefits set forth in this Section 5.08(c)(i), except that:

(1)           No employee of CBT or of any CBT Subsidiary who shall receive any payment or benefit pursuant to any "change in control" agreement or similar plan or right shall be eligible for any severance benefits; and

(2)           No employee of CBT or of any CBT Subsidiary with an operating systems conversion support role of any kind shall be eligible for any severance benefits unless such employee continues in employment for 30 days following the actual consolidation and conversion of CBT’s operating systems with and into NPB's operating systems, which, as of the date hereof, is scheduled to be completed not later than sixty days after the Effective Date.  In addition to these severance benefits, CBT is also authorized to pay retention bonuses to persons identified on Exhibit 5.08(c) in amounts mutually agreed between CBT and NPB prior to Closing provided that those persons remain employed by CBT for 30 days following the conversion of CBT’s computer systems with and into NPB’s operating systems.

(D)           Each person eligible for severance benefits will remain eligible for such benefits if his or her employment is terminated, other than for "cause", within twelve months after the Effective Date.  Any person whose employment with NPB or any NPB Subsidiary is terminated without "cause" after twelve months from the Effective Date shall receive such severance benefit from NPB or such NPB Subsidiary as is provided for in NPB's general severance policy for such terminations (with full credit being given for each year of service with CBT or any CBT Subsidiary in addition to the years of service with NPB or any NPB Subsidiary).

(E)           For purposes of this Section 5.08(c)(i), "cause" means the employer's good faith reasonable belief that the employee (1) committed fraud, theft or embezzlement; (2) falsified corporate records; (3) disseminated confidential information concerning customers, NPB, any NPB Subsidiary or any of its or their employees in violation of any applicable confidentiality agreement or policy; (4) had documented unsatisfactory job performance under NPB's dismissal policy; or (5) violated NPB's Code of Conduct.  The foregoing definition of "cause" is the definition of "cause" used by NPB and its Subsidiaries in the ordinary course of its business.

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(ii)  Employee Benefits.

(A)  As of the Effective Date, each employee of CBT or of any CBT Subsidiary who becomes an employee of NPB or of any NPB Subsidiary shall be entitled to full credit for each year of service with CBT of a CBT Subsidiary for purposes of determining eligibility for participation, including, but not limited to, applicability of minimum waiting periods, and vesting, but not benefit accrual for periods of prior service, in NPB's, or as appropriate, in the NPB Subsidiary's, employee benefit plans, programs and policies.  NPB shall use the original date of hire by CBT or a CBT Subsidiary in making these determinations.

(B)  The employee benefits provided to former employees of CBT or a CBT Subsidiary after the Effective Date shall be reasonably equivalent in the aggregate to the employee benefits provided by NPB or its Subsidiaries to their similarly situated employees.  The medical, dental and life insurance plans, programs or policies, if any, that become applicable to former employees of CBT or any CBT Subsidiary shall not contain any exclusion or limitation with respect to any pre-existing condition of any such employees or their dependents and any deductibles or out-of-pocket expenses paid under any CBT Benefit Plans shall be credited towards deductibles and out-of-pocket expenses under applicable plans of NPB upon delivery of appropriate documentation.

(C)  Subject to the other provisions of this Section 5.08(c)(ii) and Section 2.08, after the Effective Date, NPB may discontinue, amend, convert to, or merge with, an NPB or NPB Subsidiary plan any CBT Benefit Plan, subject to such plan's provisions and applicable law.

(iii)  Election of NPBank Director.

(A)           Upon consummation of the Merger and subject to compliance with all applicable legal requirements, NPB shall cause NPBank to elect one person selected by CBT's Board of Directors and approved by NPB (which approval will not be unreasonably withheld) (a "CBT NPBank Nominee") as a director of NPBank, effective the Effective Date, to hold office until his successor is elected and qualified or otherwise in accordance with applicable law, the articles of association and bylaws of NPBank; and NPB and NPBank shall take all steps necessary to insure that CBT NPBank Nominee is re-elected to NPBank's Board of Directors for each of the three years, following the Effective Date if such person is in office as a director of NPBank on the annual election dates.

(B)           If the CBT NPBank Nominee, or any successor, resigns, dies or is otherwise removed from NPBank's Board of Directors prior to the end of the third one-year term, the former CBT directors who are then serving as CBT Board Members, by a plurality vote, shall have the right to select the successor to such CBT NPBank Nominee, or any successor, subject to (A) compliance with the NPB/NPBank Bylaws Restrictions, (B) such person being “independent” as defined by the SEC and Nasdaq, and (C) approval of such person by NPB (which approval will not be unreasonably withheld).  NPB shall take all reasonable steps to elect such successor to the NPBank Board of Directors.

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(C)  The covenants in this Section 5.08(c)(iii) shall expire if and when NPB shall be acquired, merged or otherwise sold.

(iv)  CBT Board.

(A)  Upon consummation of the Merger, NPB shall operate CBT as a Delaware banking corporation consisting of all CBT’s present community offices.  The Board of Directors of CBT shall, during this time period, consist of all the members of CBT’s Board of Directors at the Effective Date who are identified by CBT pursuant to Section 1.02(e) above and two representatives selected by NPB, one of which shall serve as the chairman of the board of CBT.  NPB reserves the right to add additional members to the CBT Board of Directors in NPB’s discretion from time to time.

(B)  CBT's current non-employee directors who become CBT Board Members following the Effective Date shall receive a retainer and board meeting fees comparable to the retainer and board  meeting fees received by them as CBT directors at the date hereof.  Other persons who may be selected for service on the CBT Board of Directors shall be compensated as determined by NPB’s Compensation Committee.  CBT's current non-employee directors who become CBT Board Members shall have the option of electing to receive such NPB standard compensation.  The CBT Board Members shall have indemnification and insurance coverage no less favorable than members of the Board of Directors of NPBank.  The consulting agreements with Messrs. Baird and Nesbitt shall not be further extended and shall terminate upon notice at the end of their current terms. NPB intends to offer to Mr. W. Timothy Cashman, II an opportunity to extend the term of his present consulting agreement.

(C)  NPB shall operate CBT and maintain the CBT Board Members at the foregoing compensation level, for a period of at least three years after the Effective Date.  This covenant shall expire if (i) NPB shall be acquired, merged or otherwise sold, or (ii) if agreed to by a majority vote of both the CBT Board Members and the NPBank Board of Directors

(v)  Indemnification, Insurance.

(A)  NPB shall indemnify, defend, and hold harmless the directors, officers, employees and agents of CBT and the CBT Subsidiaries (each, an "Indemnified Party") against all losses, expenses (including reasonable attorneys' fees), claims, damages or liabilities and amounts paid in settlement arising out of actions or omissions or alleged acts or omissions (collectively, "Prior Acts") occurring at or prior to the Effective Date (including the Contemplated Transactions) to the fullest extent permitted by Delaware law, including provisions relating to advances of expenses incurred in the defense of any proceeding to the full extent permitted by Delaware law upon receipt of any undertaking required by Delaware law.  Without limiting the foregoing, in a case (if any) in which a determination by NPB is required to effectuate any indemnification, NPB shall direct, at the election of the Indemnified Party, that the determination shall be made by independent counsel mutually agreed upon between NPB and the Indemnified Party.

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(B)  NPB shall use its reasonable best efforts to, and it shall cause CBT to, keep in effect provisions in its articles of incorporation or association and bylaws providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted by Delaware law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right to indemnification.

(C)  NPB shall use its reasonable best efforts (and CBT shall cooperate and assist prior to the Effective Date in these efforts), at no expense to the beneficiaries, to:

(1)  maintain directors' and officers' liability insurance, together with an errors and omissions policy for trust activities and a special policy for domicile activities, ("D&O Insurance") for the Indemnified Parties with respect to matters occurring at or prior to the Effective Date, issued by a carrier assigned a claims-paying ability rating by A.M. Best & Co. of "A (Excellent)" or higher; or

(2)  obtain coverage for Prior Acts for the Indemnified Parties under the directors' and officers' liability insurance policies currently maintained by NPB;

in either case, providing at least the same coverage as the D&O Insurance currently maintained by CBT and containing terms and conditions which are no less favorable to the beneficiaries, for a period of at least six (6) years, but not less than three (3) years, from the Effective Date; provided, that NPB shall not be obligated to make annual premium payments for such six-year period in respect of the D&O Insurance which exceed, for the portion related to CBT's directors and officers, $313,658 (150% of the annual premium payment, as of January 1, 2007, under CBT's current policy in effect on the date of this Agreement) (the "Maximum Amount"); provided, further, that in no event shall such coverage be maintained for less than three (3) years.  If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount in any year, NPB shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

(D)  If any claim is made against present or former directors, officers or employees of CBT or any CBT Subsidiary who are covered or potentially covered by insurance, neither NPBank nor NPB shall do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition thereof.

(E)  If NPB or any of its successors or assigns shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of its assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of NPB shall assume the obligations set forth in this Section 5.08(c)(v).

(F)  The provisions of this Section 5.08(c)(vi) are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

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(G)  NPB shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.08(c)(v).

(vi)  Conduct of NPB's Business.  Through the Closing Date, NPB shall use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of NPB and others with whom business relationships exist.  Through the Closing Date, NPB shall not, and NPB shall not permit any NPB Subsidiary to, take any action reasonably likely to (a) result in NPB’s representations and warranties contained in Article IV hereof not being true in any material respect; or (b) result in any of the conditions set forth in Article VI hereof not being satisfied.

(vii)  CBT Common Stock.  NPB will not directly or indirectly acquire any CBT Common stock following the date hereof other than pursuant to the Closing of the Contemplated Transactions.

ARTICLE VI

CONDITIONS

6.01  Conditions to CBT's Obligations under this Agreement.  The obligations of CBT hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by CBT pursuant to Section 8.03 hereof:

(a)  Corporate Proceedings.  All action required to be taken by, or on the part of, NPB to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by NPB, and CBT shall have received certified copies of the resolutions evidencing such authorizations.

(b)  Covenants; Representations.  The obligations of NPB required by this Agreement to be performed by NPB at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of NPB set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true in all respects as of the date of this Agreement and as of the Closing Date.

(c)  Approvals of Regulatory Authorities.  Procurement by CBT and NPB of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions; and no such approval or consent shall have imposed any condition or requirement (other than conditions or requirements previously disclosed) which would so materially and adversely impact the economic or business benefits to CBT or NPB of the Contemplated Transactions that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

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(d)  No Injunction.  There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

(e)  Officer's Certificate.  NPB shall have delivered to CBT a certificate, dated the Closing Date and signed, without personal liability, by its Chairman or President, to the effect that the conditions set forth in subsections (a), (b), (c) (only as such subsection relates to NPB) and (d) of this Section 6.01 have been satisfied.

(f)  Registration Statement.  The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by NPB's counsel from state securities or "blue sky" authorities with respect to the Contemplated Transactions shall have been obtained.

(g)  Tax Opinion.  CBT shall have received an opinion of Thacher Proffitt & Wood LLP, special counsel to CBT, dated the Closing Date, to the effect that (a) the Merger constitutes a reorganization under Section 368(a) of the IRC, and (b) any gain realized in the Merger will be recognized only to the extent of cash or other property (other than NPB Common Stock) received in the Merger, in rendering their opinion, such counsel may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of CBT, NPB and others.

(h)  Approval by CBT's Stockholders.  This Agreement shall have been approved by the stockholders of CBT by such vote as is required by the GCL and the articles of incorporation and bylaws of CBT.

(i)  Other Documents.  CBT shall have received such other certificates, documents or instruments from NPB or its officers or others as CBT shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, or related securities law compliance.

(j)  Nasdaq Listing.  The NPB Common Stock, including the NPB Common Stock to be issued in the Merger and pursuant to the Adjusted CBT Options, shall continue to be authorized for quotation on Nasdaq.

(k)  Rights Agreement.  No event shall have occurred which shall result in the grant, issuance or triggering of any right or entitlement or the obligation to grant or issue any interest in NPB Common Stock or enable or allow any right or other interest associated with the Rights Agreement to be exercised, distributed or triggered, and no other event shall have occurred under the Rights Agreement which would materially adversely affect any current or future right or interest of any holders of CBT Common Stock.

(l)  Key Management Agreements.  Neither NPB nor NPBank shall have violated, or taken any action to renounce or repudiate, the Key Management Agreements.

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(m)  Exchange Agent Certificate.  CBT shall have received a certificate from the Exchange Agent certifying its receipt of sufficient cash and irrevocable authorization to issue shares of NPB Common Stock to satisfy NPB’s obligations to pay the aggregate Merger Consideration.

6.02  Conditions to NPB's Obligations under this Agreement.  The obligations of NPB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by NPB pursuant to Section 8.03 hereof:

(a)  Corporate Proceedings.  All action required to be taken by, or on the part of, CBT to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by CBT, and NPB shall have received certified copies of the resolutions evidencing such authorizations.

(b)  Covenants; Representations.  The obligations of CBT required by this Agreement to be performed by CBT at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of CBT set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect.

(c)  Approvals of Regulatory Authorities.  Procurement by NPB and CBT of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions; and no such approval or consent shall have imposed any condition or requirement (other than conditions or requirements previously disclosed) which would so materially and adversely impact the economic or business benefits to NPB or CBT of the Contemplated Transactions that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

(d)  No Injunction.  There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

(e)  Officer's Certificate.  CBT shall have delivered to NPB a certificate, dated the Closing Date and signed, without personal liability, by its Chairman or President, to the effect that the conditions set forth in subsections (a), (b), (c) (only as such subsection relates to CBT) and (d) of this Section 6.02 have been satisfied.

(f)  Registration Statement.  The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by NPB's counsel from state securities or "blue sky" authorities with respect to the Contemplated Transactions shall have been obtained.

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(g)  Tax Opinion.  NPB shall have received an opinion of Reed Smith LLP, special counsel to NPB, dated the Closing Date, to the effect that (a) the Merger constitutes a reorganization under Section 368(a) of the IRC, and (b) any gain realized in the Merger will be recognized only to the extent of cash or other property (other than NPB Common Stock) received in the Merger, in rendering their opinion, such counsel or firm may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of CBT, NPB and others.

(h)  Approval by CBT's Stockholders.  This Agreement shall have been approved by the stockholders of CBT by such vote as is required by the GCL and the certificate of incorporation and bylaws of CBT.

(i)  Other Documents.  NPB shall have received such other certificates, documents or instruments from CBT or its officers or others as NPB shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, or related securities law compliance.

(j)  Phase I Environmental Audit Results.  The results of any Phase I environmental audit conducted pursuant to Section 5.08(a)(iii) hereof shall not result in a Material Adverse Effect on CBT; provided, however that (i) any such environmental audit must be initiated within thirty (30) days of the date of this Agreement and (ii) NPB must terminate or irrevocably waive its right to terminate the Agreement for failure of the condition set forth in this Section 6.02(j) within fifteen (15) days of receiving the results of any such environmental audit but in no event later than seventy (70) days from the date of this Agreement.

(k)  Management Retention.  Zissimos A. Frangopoulos, Thomas A. Campbell and Chris J. Cusatis shall remain employed by CBT through the Effective Date; provided, however, that if they are not employed by CBT at the Effective Date by reason of their death or disability, their name shall be excluded from the condition set forth in this Section 6.02(k).

(l)  Dissenters Rights.  The aggregate number of shares of CBT Common Stock that are Dissenters Shares shall not exceed ten percent (10%) of the total number of issued and outstanding shares of CBT Common Stock outstanding and entitled to vote as of the record date for the CBT Stockholders Meeting.

ARTICLE VII

TERMINATION

7.01  Termination.  This Agreement may be terminated on or at any time prior to the Closing Date:

(a)  By the mutual written consent of the parties hereto.

(b)  By NPB or CBT:

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(i)  If there shall have been any breach of any representation, warranty or obligation of the other party hereto (subject to the same standards as set forth in Sections 6.01(b) or 6.02(b), as the case may be) and such breach cannot be, or shall not have been, remedied within thirty (30) days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period;

(ii)  If the Closing Date shall not have occurred prior to March 31, 2008 (except that if the Closing Date shall not have occurred by such date because of a breach of this Agreement by a party hereto, such breaching party shall not be entitled to terminate this Agreement in accordance with this provision);

(iii)  If any Regulatory Authority whose approval or consent is required for consummation of the Contemplated Transactions shall issue a definitive written denial of such approval or consent and the time period for appeals and requests for reconsideration has run; or

(iv)  If CBT stockholders vote but fail to approve the Merger at the CBT Stockholders Meeting.

(c)  By NPB or CBT at any time during the ten day period following the Determination Date, if, on the Determination Date, the NPB Market Value shall be less than $13.00 per share.

(d)  By the Board of Directors of CBT in the event that such Board shall conclude, in good faith after consultation with its legal and financial advisors, that it must agree to or endorse an Acquisition Proposal and terminate this Agreement in order to comply with its fiduciary duties.

7.02  Effect of Termination.  If this Agreement is terminated pursuant to Section 7.01 hereof or otherwise, this Agreement shall forthwith become void, other than Sections 5.02(c), 7.02 and 8.01 hereof which shall remain in full force and effect, and there shall be no further liability on the part of NPB or CBT to the other, except for any liability of NPB or CBT under such sections of this Agreement and except for any liability arising out of a willful breach of this Agreement giving rise to such termination.  If this Agreement terminates without Closing, NPB shall assign, without recourse, its rights under any policies obtained for its benefit under Section 5.08(a)(iv) and if NPB has received any monies as payment under such policies, it will pay over those monies to CBT within five Business Days of termination of this Agreement, without interest.

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ARTICLE VIII

MISCELLANEOUS

8.01  Expenses and Other Fees.

(a)  Except as set forth in Section 8.01(b), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the Contemplated Transactions, including fees and expenses of its own financial consultants, accountants and counsel.

(b)  If CBT fails to complete the Merger after the occurrence of one of the following events, and NPB shall not be in material breach of this Agreement, CBT shall immediately pay NPB a fee of Three Million Dollars ($3,000,000):

(i)  CBT terminates this Agreement pursuant to Section 7.01(d) hereof; or

(ii)  a person or group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than NPB or an Affiliate of NPB:

(A)  acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 15% or more of the then outstanding shares of CBT Common Stock; or

(B)  enters into an agreement, letter of intent or memorandum of understanding with CBT pursuant to which such person or group or any affiliate of such person or group would:

(1)  merge or consolidate, or enter into any similar transaction, with CBT;

(2)  acquire all or substantially all of the assets or liabilities of CBT; or

(3)  acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 15% or more of the then outstanding shares of CBT Common Stock; or

(iii)  CBT authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement, letter of intent or memorandum of understanding described in clause (b)(ii)(B) above; or

(iv)  CBT stockholders vote but fail to approve the Merger at the CBT Stockholders Meeting, or the CBT Stockholders Meeting is cancelled, if prior to the stockholder vote or cancellation:

(A)  CBT Board of Directors shall have withdrawn or modified its recommendation that CBT stockholders approve this Agreement;

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(B) there has been an announcement by a person or group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than NPB or an Affiliate of NPB, of an offer or proposal to acquire 10% or more of CBT Common Stock then outstanding, or to acquire, merge, or consolidate with CBT, or to purchase all or substantially all of CBT's assets; or

(C)  any one or more directors or officers of CBT or other persons who have signed a Letter Agreement, acting jointly or severally, and who, individually or in the aggregate, beneficially own one percent (1%) or more of CBT Common Stock shall have failed to maintain continued ownership of the shares of CBT Common Stock over which he, she or they exercise sole or shared voting power (as identified on his, her or their signed Letter Agreements provided that in no event shall options be deemed shares over which a party has voting power), as required by such signed Letter Agreements; or

(D)  any director or officer of CBT or other person who has signed a Letter Agreement shall have failed to vote at the CBT Stockholders Meeting, the shares of CBT Common Stock over which he or she exercises sole or shared voting power (as identified in his or her signed Letter Agreement provided that in no event shall options be deemed shares over which a party has voting power), as required by such signed Letter Agreement.

8.02  Non-Survival of Representations and Warranties; Disclosure Schedules.  All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate on the Closing Date.  Without limiting the foregoing, Sections 1.02(d), 2.07, 2.08, 2.09, and 5.08(c)(i), (ii), (iii), (iv), (v) and (vi) shall survive the Closing.

8.03  Amendment, Extension and Waiver.  Subject to applicable law, at any time prior to the Closing Date (including after the approval of this Agreement and the Merger by CBT stockholders if and to the extent permitted by applicable law), the parties may:

(a)  amend this Agreement;

(b)  extend the time for the performance of any of the obligations or other acts of either party hereto;

(c)  waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

(d)  to the extent permitted by law, waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise.

This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

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8.04  Entire Agreement.

(a)  This Agreement, including the documents referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter.  This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter other than the Confidentiality Agreements.

(b)  This Agreement shall inure to the benefit of and be binding upon the parties hereto and its successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities, and provided, further, that (x) the CBT Board Members may enforce the provisions of Sections 2.08, 2.09, 5.08(c)(i), (ii), (iii), (iv) and (v); (y) former employees whose positions are eliminated, or who are not offered comparable employment (as such term is defined in Section 5.08(c)(i)(A)), by NPB may enforce Section 5.08(c)(i); and (z) and any Indemnified Party may enforce Section 5.08(c)(v).

8.05  No Assignment.  Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

8.06  Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally, two business days after mailing if mailed by prepaid registered or certified mail, return receipt requested, or upon confirmation of good transmission if sent by telecopy, addressed as follows:

(a)  If to NPB or NPBank, to:

National Penn Bancshares, Inc.
National Penn Bank
Philadelphia and Reading Avenues
P.O. Box 547
Boyertown, Pennsylvania  19512-0547

Attention:         Glenn E. Moyer, President and CEO

Telecopy No.:   610-369-6349

with a copy to:

Lori L. Lasher
Reed Smith LLP
2500 One Liberty Place
1650 Market Street
Philadelphia, PA  19103

Telecopy No.:   215-851-1420

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(b)  If to CBT, to:

Christiana Bank & Trust Company
3801 Kennett Pike
Suite C 200
Greenville, Delaware  19807

Attention:          Zissimos A. Frangopoulos, President and CEO
Telecopy No.:    302-421-5815

with a copy to:

Richard A. Schaberg
Thacher Proffitt & Wood LLP
1700 Pennsylvania Avenue, NW
Suite 800
Washington, DC 20006

Telecopy No.:  202-626-1930

8.07  Disclosure Schedules.  Information contained on either the CBT Disclosure Schedule or the NPB Disclosure Schedule shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such party where it is readily apparent it applies to such provision.  The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

8.08  Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.09  Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.10  Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

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8.11  Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic internal law of the State of Delaware, except to the extent that federal law is applicable by its terms.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

NATIONAL PENN BANCSHARES, INC.

(Corporate Seal)	By: /s/ Glenn E. Moyer
Glenn E. Moyer
President and CEO

Attest: /s/ Sandra L. Spayd
Sandra L. Spayd
Secretary

CHRISTIANA BANK & TRUST COMPANY

(Corporate Seal)

By: /s/ John A. Herdeg
John A. Herdeg
Chairman of the Board

Attest: /s/ W. Timothy Cashman, II
W. Timothy Cashman, II
Secretary

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Annex B

FORM OF LETTER AGREEMENT
June 25, 2007

National Penn Bancshares, Inc.
Philadelphia and Reading Avenues
Boyertown, Pennsylvania 19512

Ladies and Gentlemen:

National Penn Bancshares, Inc. ("NPB") and Christiana Bank & Trust Company ("Christiana") are considering entering into an Agreement of Reorganization and Merger dated June 25, 2007 (the "Agreement").

Pursuant to the proposed Agreement, and subject to the terms and conditions set forth therein: (a) NPB will acquire Christiana by a merger of an interim, direct wholly owned subsidiary of NPB with and into Christiana (the “Merger”); (b) shareholders of Christiana will receive shares of NPB common stock and/or cash in exchange for their shares of Christiana common stock owned on the closing date; and (c) holders of Christiana options will receive stock options exercisable for common stock of NPB in exchange for options exercisable for common stock of Christiana outstanding on the closing date (the foregoing, collectively, the "Transactions").

I have been advised that I may be deemed to be an "affiliate" of Christiana for purposes of certain rules issued by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933.

I understand that NPB is requiring, as a condition to its execution and delivery to Christiana of the Agreement, that I execute and deliver to NPB this Letter Agreement.

Intending to be legally bound hereby, I irrevocably agree and represent as follows:

1.            I agree to vote or cause to be voted for approval of the Transactions all shares of Christiana common stock over which I exercise sole or shared voting power, excluding any such shares that I am acting over as a fiduciary other than those which are held in IRAs for my benefit.

2.           Through the earlier of (a) the receipt of the requisite approval of the Transactions by the shareholders of Christiana or (b) the termination of the Agreement pursuant to Article VII thereof, I agree not to offer, sell, transfer or otherwise dispose of, or to permit the offer, sale, transfer or other disposition of, any shares of Christiana common stock over which I exercise sole or shared voting power or any options that I hold to acquire shares of Christiana common stock; provided, however, that I may make a bona fide gift of shares or transfer of shares for estate planning or similar purposes prior to that date as long as the recipient agrees to vote such shares for approval of the Transactions and agrees, in writing, to be bound by all the terms hereof as if an original signatory hereto.

National Penn Bancshares, Inc.
June 25, 2007

3.           I agree, if I am an optionholder, to exchange my options to acquire shares of common stock of Christiana for options to acquire such number of shares of common stock of NPB, and at such per share exercise price, as is provided in Section 2.08 of the Agreement, and otherwise on the same terms and conditions as the exchanged Christiana options (unless I shall have exercised any such option prior to the Transactions).

4.           I have sole or shared voting power over the number of shares of Christiana common stock, and hold stock options for the number of shares of Christiana common stock, if any, set forth below opposite my signature line.  NPB recognizes that with respect to any such shares which have been pledged to a third party (as specifically identified below), I will not be able to control the voting or disposition of such shares in the event of a default.

5.           I hereby waive the right to assert dissenters rights under the Delaware Banking Code, which is set forth in Title 5 of the Delaware Code, and any other applicable law or regulation.

6.           I agree not to offer, sell, transfer or otherwise dispose of any shares of NPB common stock received pursuant to the Transactions, except:

(a)           at such time as a registration statement under the Securities Act of 1933, as amended ("Securities Act"), covering sales of such NPB common stock is effective and a prospectus is made available under the Securities Act;

(b)           within the limits, and in accordance with the applicable provisions of, Rule 145 under the Securities Act ("Rule 145") or upon expiration of all restrictions set forth in Rule 145 applicable to me; or

(c)           in a transaction which, in an opinion of counsel satisfactory to NPB or as described in a "no-action" or interpretive letter from the staff of the SEC, is not required to be registered under the Securities Act;

and I acknowledge and agree that NPB is under no obligation to register the sale, transfer or other disposition of NPB common stock by me or on my behalf, or to take any other action necessary to make an exemption from registration available.

National Penn Bancshares, Inc.
June 25, 2007

7.           NPB shall take all steps necessary to ensure that NPB is in compliance with all those requirements of Rule 145 and Rule 144 with which NPB must comply in order for the resale provisions of Rule 145(d) to be available to me.  In addition, NPB shall cause its Director of SEC Compliance (in his/her absence, outside-counsel selected by NPB) to respond promptly to any requests from NPB’s transfer agent for the issuance of an opinion that any transfer by me that complies with the requirements of Rule 145 and 144 may be made provided such counsel receives customary representation letters and all other information and documentation reasonably required by NPB from me.

8.           I agree that neither Christiana nor NPB shall be bound by any attempted sale of any shares of Christiana common stock or NPB common stock, respectively, and Christiana's and NPB's transfer agents shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and I further agree that (a) any certificate representing shares of NPB common stock received by me pursuant to the Merger may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement; and (b) any shares of NPB common stock received by me pursuant to the Merger in the form of book-entry shares may be subject to a stop order consistent with the terms of this Letter Agreement.  I understand that upon expiration of the restrictions set forth in Rule 145 and applicable to me, upon my request, NPB shall cause its Director of SEC Compliance (in his/her absence, outside-counsel selected by NPB) to promptly issue an opinion to the transfer agent or provide other documentation reasonably acceptable to the transfer agent so as to cause such stop orders to be lifted.  If at any point in time I hold certificates representing shares of NPB common stock received by me in the Merger and such certificates bear a restrictive legend, upon expiration of the restrictions set forth in Rule 145 and applicable to me, upon my request, NPB shall cause its Director of SEC Compliance (in his/her absence, outside-counsel selected by NPB) to promptly issue an opinion to the transfer agent or provide other documentation reasonably acceptable to the transfer agent so as to cause such certificates to be reissued without such restrictive legend.

9.           I represent that I have no present plan or intention to offer, sell, exchange, or otherwise dispose of any shares of NPB common stock to be received in the Transactions.

10.           I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

National Penn Bancshares, Inc.
June 25, 2007

For the avoidance of doubt, I acknowledge that any references herein to Christiana common stock held by me include common stock issued or issuable upon the exercise of any or all of my options to acquire shares of Christiana common stock.

I am signing this Letter Agreement in my capacity as a shareholder of Christiana, and as an optionholder if I am an optionholder, and not in any other capacity (including as a director).

This Letter Agreement shall be effective upon acceptance by NPB.

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National Penn Bancshares, Inc.
June 25, 2007

This Letter Agreement shall terminate concurrently with, and automatically upon, any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to NPB's rights arising out of any willful breach of any covenant or representation contained herein.

Very truly yours,

Number of shares held:
 Sole voting power:               ________
 Shared voting power:          ________

Number of shares subject
 to stock options:                  ________

Number of pledged
 shares:                                   ________

__________________________                                                                           ___________________________________
Witness:                                                                                        [Name]

Accepted:

NATIONAL PENN BANCSHARES, INC.

By:___________________________
Name:  Glenn E. Moyer
Title:  President & CEO

Annex C

October 22, 2007

The Board of Directors
Christiana Bank & Trust Company
3801 Kennett Pike
Suite C200
Greenville, DE 19807

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Christiana Bank & Trust Company (“Christiana”) of the Merger Consideration, as defined below, in the proposed merger (the “Merger”) of Christiana Bank & Trust Company into National Penn Bancshares, Inc. (“National Penn”), pursuant to the Agreement and Plan of Merger, dated as of June 25, 2007, between Christiana and National Penn (the “Agreement”).  Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $1.00 per share, of Christiana (the “Common Shares”) will be converted into either $37.69 in cash or 2.176 National Penn common shares, no par value (the “Merger Consideration”). The Merger Consideration is subject to election procedures specified in the Agreement, and the provision that in the aggregate, 20% of the Common Shares will be exchanged for cash and 80% will be exchanged for National Penn common shares.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes.  As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises.  In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Christiana and National Penn, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Christiana and National Penn for our own account and for the accounts of our customers.  To the extent we have any such positions as of the date of this opinion it has been disclosed to Christiana.  We have acted exclusively for the Board of Directors of Christiana in rendering this opinion.  We will receive a fee from Christiana for our services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Christiana and National Penn and the Merger, including among other things, the following:  (i) the Agreement; (ii) the Annual Reports to Stockholders of Christiana and Annual Reports on Form 10-K of National Penn for the three years ended December 31, 2006; (iii) certain interim reports to stockholders of Christiana and Quarterly Reports on Form 10-Q of National Penn and certain other communications from Christiana and National Penn to their respective stockholders; (iv) Form S-4 filing dated October 10, 2007 related to National Penn’s proposed merger with KNBT Bancorp, Inc. and (v) other financial information concerning the businesses and operations of Christiana and National Penn furnished to us by Christiana and National Penn for purposes of our analysis.  We have also held discussions with senior management of Christiana and National Penn regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.  In addition, we have compared certain financial and stock market information for Christiana and National Penn with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information.  We have relied upon the management of Christiana and National Penn as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Christiana and National Penn are adequate to cover such losses.  In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Christiana and National Penn, nor have we examined any individual credit files.

We have assumed that, in all respects material to our analyses, the following:  (i) the merger will be completed substantially in accordance with the terms set forth in the Agreement; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following:  (i) the historical and current financial position and results of operations of Christiana and National Penn; (ii) the assets and liabilities of Christiana and National Penn; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies.  We have also taken into account our assessment of general economic, market and financial conditions and our experience in other similar transactions, as well as our experience in securities valuation and knowledge of the banking industry generally.  Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to holders of the Common Shares of Christiana.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Annex D

STATUTORY PROVISION RELATING TO DISSENTERS' RIGHTS
DELAWARE BANKING CODE
AS SET FORTH IN TITLE 5 OF THE DELAWARE CODE, AS AMENDED
Excerpt from Chapter 7, Subchapter VI

Section 788. Dissenting Stockholders.

(a) The owner of shares of a state bank (other than the continuing bank), which were voted against a merger to result in a state bank, or against the conversion of a state bank into a national bank, shall be entitled to receive their value in cash, if and when the merger or conversion becomes effective, upon written demand, made to the resulting state or national bank at any time within 30 days after the effective date of the merger or conversion accompanied by the surrender of the stock certificates. The value of such shares shall be determined, as of the date of the stockholders' meeting approving the merger or conversion, by 3 appraisers, 1 to be selected by the owners of two thirds of the shares involved, 1 by the board of directors of the resulting state or national bank, and the third by the 2 so chosen. The valuation agreed upon by any 2 appraisers shall govern. If the appraisal is not completed within 90 days after the merger or conversion becomes effective the State Bank Commissioner shall cause an appraisal to be made.

(b) The expenses of appraisal shall be paid by the resulting state bank.

(c) The resulting state or national bank may fix an amount which it considers to be not more than the value of the shares of a merging or the converting bank at the time of the stockholders' meeting approving the merger or conversion, which it will pay dissenting shareholders of that bank entitled to payment in cash. The amount due under such accepted offer or under the appraisal shall constitute a debt of the resulting state or national bank.

ANNEX E

CHRISTIANA BANK & TRUST FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section is intended to help you understand the financial performance of Christiana through a discussion of the factors affecting its financial condition at June 30, 2007 (unaudited), December, 31, 2006 and December 31, 2005 and its consolidated results of operations for the six months ended June 30, 2007 (unaudited) and 2006 (unaudited) and for the years ended December 31, 2006 and 2005.  If you would like a copy of Christiana’s 2006 annual report to stockholders and/or quarterly reports for periods ending during 2007, please contact Christ J. Cusatis, Senior Vice President and Chief Financial Officer, Christiana Bank & Trust Company, 3801 Kennett Pike, Greenville, Delaware 19807, telephone: (302) 888-7730.

General

Christiana Bank & Trust Company, (“Christiana”), a Delaware banking corporation, was incorporated in September, 1993 and opened for business in February, 1994.  Headquartered in Greenville, Delaware, Cristiana, through itself and subsidiaries, provides commercial banking, trust, and investment management services to its customer base.  Christiana has offices in Greenville, Delaware, and Wilmington, Delaware and through Christiana Trust Company, LLC, a wholly-owned non-depository Nevada trust company, an office in Las Vegas, Nevada.

Christiana has two significant lines of business from which it derives its revenues and earnings: banking and trust.  Christiana is a traditional community bank with assets at June 30, 2007 of $185 million, combined with a trust company covering a national client base and $2.9 billion in assets under administration. Christiana’s banking revenues come primarily from net interest income, while revenues from its trust operations consist of non-interest income from fees for trust service.Net interest income is the difference between the interest income earned on interest-earning assets and the interest paid on interest-bearing liabilities.  Interest-earning assets consist primarily of real estate mortgage loans, commercial loans, mortgage-backed securities and investment securities.  Interest-bearing liabilities consist primarily of certificates of deposit and money market accounts, interest-bearing checking accounts, and savings account deposits, and borrowings from the Federal Home Loan Bank of Pittsburgh.  The consolidated results of operations also are impacted by provisions for loan losses, non-interest income and non-interest expense.  Non-interest expense includes salaries and employee benefits, occupancy expenses and other general and administrative expenses.  Non-interest income includes service fees and charges and fees for trust services.

Overview

Christiana reported net income of $1.0 million for the first six months of 2007 versus $1.1 million for the same period last year. Net income per diluted share was $0.61 versus $0.68 for the same period in 2006. Results in 2007 have been adversely impacted by lower loan volumes, given the slower economic environment and deceleration of activity in the real estate sector. Additionally, a credit problem in a single relationship resulted in a loan charge-off and Christiana’s acquiring title to the underlying real estate collateral. Also, expenses related to the proposed acquisition of Christiana by National Penn affected the quarter’s results and are expected to continue throughout 2007.

Summary of Critical Accounting Policies

Management's discussion and analysis of Christiana’s financial condition is based on the consolidated financial statements which are prepared in accordance with U.S. generally accepted accounting principles, which require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. While Christiana bases its estimates on historical experience, current information and other factors deemed to be relevant, could make actual results differ from those estimates.

Christiana considers the following accounting policies to be most critical in their potential effect on its financial position or results of operations: the allowance for loan losses and provision for loan losses, other than temporary impairment of securities, and accounting for nonperforming loans.

Allowance for loan losses.  The allowance for loan losses represents management’s estimate of an amount deemed adequate to provide for probable losses which may be incurred on loans currently outstanding.  The allowance is increased by provisions charged to expense and reduced by net charge-offs.  The level of the allowance, including charge-offs, is based on management’s evaluation of probable losses in the portfolio after consideration of prevailing economic conditions, the volume and nature of the loan portfolio, historical loan loss experience and individual credit situations.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of a risk rating that is assigned to each loan in the portfolio and a related reserve percentage. The risk ratings are defined based on borrower’s risk and their ability to repay the obligation as well as adequacy and liquidity of collateral.

Other than temporary impairment of securities.  Christiana evaluates all of its investment securities on an individual basis no less frequently than quarterly for “other-than-temporary” impairment.  Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses.  In estimating other-than- temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of Christiana to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Accounting for nonperforming loans.  Nonperforming loans consist of loans past due 90 days or more as to principal or interest and still accruing and loans on nonaccrual status. Interest on loans is included in income as earned based upon interest rates applied to unpaid principal.  Interest is not accrued on loans 90 days or more past due, except on certain loans that contain adequate collateral and are in the process of collection. Interest is not accrued on other loans when management believes collection is doubtful.  All loans considered impaired are nonaccruing.  When a loan is placed on nonaccrual status, all interest previously accrued is reversed against current-period interest income.  Subsequent cash receipts are applied to the outstanding principal balance or to interest income if, in the judgment of management, collection of principal balance is not in question.  Loans are returned to accrual status when they become current as to both principal and interest for a period of six months and when subsequent performance reduces the concern as to the collectibility of principal and interest.

Income Taxes. Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes relate primarily to differences between the basis of available for sale securities, allowance for loan losses, supplemental executive retirement plan expenses, prepaid expenses, and accumulated depreciation. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred taxes may also be recognized for operating losses that are available to offset future taxable income. If it is more likely than not that the tax benefit of deferred tax assets will not be realized, a valuation allowance is recorded to reduce the deferred tax assets to net realizable value.

Average Balance Sheet and Analysis of Net Interest Income and Rates

The following tables set forth certain information for the six months ended June 30, 2007 and 2006 and for the years ended December 31, 2006, 2005 and 2004.  For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities is expressed both in dollars and rates.  Average balances are daily averages.

	For the Six Months Ended June 30,			For the Six Months Ended June 30,
	2007			2006
(Dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

ASSETS:
Interest-earning assets:
Gross loans[1]	$126,693	$5,174	8.24%	$122,985	$ 4,875	7.99%
Investment securities[2]	23,286	477	4.13	21,595	409	3.82
FHLB overnight	5,507	66	2.42	9,049	102	2.27
Total interest-earning assets	155,486	5,717	7.41	153,629	5,386	7.07

Non-interest-earning assets:
Cash and due from banks	883			886
Premises and equipment	3,150			3,068
Other assets[2]	6,150			4,918
Less: Allowance for loan losses	(1,326)			(997)
Total assets	$164,343			$161,504

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Interest-bearing liabilities:
Demand deposits	$39,352	820	4.20	$41,417	759	3.70
Savings deposits	18,864	286	3.06	34,060	501	2.97
Time deposits	45,469	1,115	4.95	25,677	522	4.10
Short-term borrowings	5,872	159	5.46	4,685	114	4.91
Total interest-bearing liabilities	109,557	2,380	4.38	105,839	1,896	3.61
Non-interest-bearing liabilities:
Demand deposits	32,117			37,161
Other	2,903			1,877
Total liabilities	144,577			144,877
Stockholders’ equity	19,766			16,627
Total liabilities and equity	$ 164,343			$ 161,504
Net interest income		$3,337			$ 3,490

Net interest spread			3.03%			3.46%
Net interest margin			4.33%			4.58%

	For The Year Ending
	2006			2005			2004

($ in Thousands)	Average		Average Yield/Cost	Average		Average Yield/Cost	Average		Average Yield/Cost
	Balance	Interest		Balance	Interest		Balance	Interest
ASSETS
Interest-earning assets:
Gross loans[1]	$126,207	$10,320	8.18%	$108,970	$7,536	6.92%	$100,194	$5,548	5.54%
Investment securities[2]	21,917	838	3.82%	19,974	679	3.39%	18,059	587	3.25%
FHLB overnight	6,585	132	2.00%	7,701	135	1.74%	4,231	46	1.09%
Total interest-earning assets	$154,709	$11,290	7.30%	$136,645	$8,350	6.11%	$122,484	$6,181	5.05%
Non-interest-earning assets:
Cash and due from banks	$970			$1,044			$4,822
Premises and equipment	3,085			3,170			3,358
Other assets[2]	5,461			4,717			4,802
Less: Allowance for loan losses	(1,078)			(872)			(783)
Total assets	$163,147			$144,704			$134,683

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Demand deposits	$40,975	$1,610	3.93%	$33,931	$742	2.19%	$32,412	$282	0.87%
Savings deposits	27,439	823	3.00%	30,198	492	1.63%	25,579	216	0.84%
Time deposits	28,923	1,281	4.43%	21,582	666	3.09%	23,830	631	2.65%
Short-term borrowings	9,424	500	5.31%	2,804	105	3.74%	2,255	41	1.82%
Long-term debt	—	—	0.00%	6,356	331	5.21%	10,000	545	5.45%
Total interest-bearing liabilities	$106,761	$4,214	3.95%	$94,871	$2,336	2.46%	$94,076	$1,715	1.82%
Non-interest-bearing liabilities:
Demand deposits	$36,764			$33,531			$25,211
Other	2,216			1,226			1,814
Total liabilities	$145,741			$129,628			$121,101
Stockholders’ equity	17,406			15,076			13,582
Total liabilities and equity	$163,147			$144,704			$134,683
Net interest income		$7,076			$6,014			$4,466
Net interest spread			3.35%			3.65%			3.23%
Net interest margin			4.57%			4.40%			3.65%

(1) Loan balances are before considering the allowance for loan losses.

(2) Balances include amortized historical cost for available for sale securities. The related unrealized holding gains (losses) are included in other assets.

Rate/Volume Analysis.  The following tables show how changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected Christiana’s net interest income for the periods ended June 30, 2007 and 2006 and for the years ended December 31, 2006, 2005 and 2004. Information is provided in each category with respect to (1) changes attributable to changes in volume (changes in volume multiplied by prior rate); (2) interest changes attributable to changes in rate (changes in rate multiplied by prior volume); and (3) the net change.

The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

	Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2005 Increase/(Decrease)			Year Ended December 31, 2006 Compared to Year Ended December 31, 2005 Increase/(Decrease)			Year Ended December 31, 2005 Compared to Year Ended December 31, 2004 Increase/(Decrease)
	Due to			Due to			Due to
	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest-earning assets:
Gross loans[1]	$ 149	$ 150	$ 299	$ 1,293	$1,491	$2,784	$ 517	1,471	$1,988
Investment securities[2]	33	35	68	69	90	159	64	27	91
FHLB overnight	(42)	6	(36)	(21)	18	(3)	51	37	88

Total interest-earning assets	140	191	331	1,341	1,599	2,940	632	1,535	2,167

Interest-bearing liabilities:
Demand deposits	39	(100)	(61)	(179)	(689)	(868)	(14)	(446)	(460)
Savings deposits	230	(15)	215	48	(379)	(331)	(45)	(231)	(276)
Time deposits	(468)	(125)	(593)	(270)	(345)	(615)	63	(98)	(35)
Short-term borrowings	(31)	(14)	(45)	(336)	(59)	(395)	(12)	(52)	(64)
Long-term debt	—	—	—	166	165	331	191	23	214)

Total interest-bearing liabilities	(230)	(254)	(484)	(571)	(1,307)	(1,878)	183	(804)	(621)

Change in net interest income	$(89)	$(64)	$(153)	$ 770	$ 292	$1,062	$ 815	$ 731	$1,546

(1) Loan balances are before considering the allowance for loan losses.

(2) Balances include amortized historical cost for available for sale securities. The related unrealized holding gains (losses) are included in other assets.

Comparison of Financial Condition at June 30, 2007 and December 31, 2006

At June 30, 2007, total assets equaled $185 million, an increase of 10% from the $168 million in total assets reported at December 31, 2006.  Total loans decreased $8.1 million to $123 million largely due to pay downs and a decrease in loan originations.  This created an increase in cash and overnight funds of $25 million, to $30 million at June 30, 2007.  Total deposits were $162 million at June 30, 2007, representing an increase of $17 million from the $145 million in total deposits at December 31, 2006. Of the increase in deposits, $10 million represented non-interest bearing deposits and the remaining $7 million represented savings and other interest bearing demand deposits. Total stockholders’ equity increased from $19 million at December 31, 2006 to $20 million at June 30, 2007, largely due to earnings.

Loans.  Total loans were $122.8 million, down $8.1 million, or 6%, from December 31, 2006.  The majority of the decrease was experienced in commercial and residential real estate lending.  The following table summarizes total loans outstanding by loan category and amount at June 30, 2007 and December 31, 2006:

	At June 30, 2007	At December 31, 2006
	(In thousands)
Loan Type:
Commercial	$ 21,606	$ 19,139
Commercial real estate	79,579	86,622
Residential real estate	17,277	20,854
Consumer	4,341	4,282
Total loans	122,803	130,897
Unearned income	(100)	(131)
Allowance for loan losses	(1,170)	(1,240)
Net loans	$ 121,733	$ 129,526

Loan demand across all major loan sectors had been adversely impacted by the slower economic environment and deceleration of activity in the real estate sector. Additionally, a credit problem in a single relationship resulted in a $355 thousand loan charge-off and Christiana acquiring title to the underlying real estate collateral.

Investment Securities.  At June 30, 2007, the total investment portfolio equaled $23 million and had not changed materially from December 31, 2006.  Christiana considers its investment portfolio to provide stability in its management of interest rate risk and maintains investments available-for-sale to provide liquidity if it was deemed necessary.  As such, Christiana elected not to reclassify its investment portfolio all or a portion from held-to-maturity into the available-for-sale portfolio as provided by Financial Accounting Standards Board (“FASB”) SFAS No. 159.  SFAS No. 159 gives entities the option to measure eligible financial assets, financial liabilities and commitments at fair value (i.e. the fair value option), on an instrument-by-instrument basis that are otherwise not permitted to be accounted for at fair value under other accounting standards.

There were no sales of securities in the period from December 31, 2006 to June 30, 2007.

Deposits.  Total deposits increased $17 million to $162 million at June 30, 2007, from $145 million at December 31, 2006.  The increase in deposits was primarily the result of a$10 million increase in non-interest bearing demand accounts to $52 million at June 30, 2007 from $42 million at December 31, 2006. These deposits are often temporary and seasonal, and resulted in a corresponding increase in overnight invested funds.  Savings and interest-bearing demand deposits increased $7 million to $65 million at June 30, 2007 from $58 million at December 31, 2006.  Time deposits increased $1 million to $46 million at June 30, 2007 from $45 million at December 31, 2006. Included in time deposits are brokered certificates of deposit amounting to $28.3 million at June 30, 2007 and $28.7 million at December 31, 2006. One of Christiana’s deposit strategies is the attraction and retention of core deposits.  Core deposits are non-brokered and measured by analyzing minimum levels of average balances over a two-year historical period.

The following table summarizes categories of Christiana’s deposits at June 30, 2007 and December 31, 2006:

	At June 30, 2007		At December 31, 2006
	Amount	% of Total	Amount	% of Total
	(In thousands)
Noninterest-bearing demand deposits	$ 51,795	31.9%	$42,228	29.1%
Interest-bearing deposits:
Savings and interest bearing demand	64,642	39.8	57,545	39.7
Time	45,918	28.3	45,352	31.2

Total deposits	$162,355	100.0%	$145,125	100.0%

Borrowed Funds.  Christiana raises funds through a variety of sources including primarily retail deposits, brokered certificates of deposit, and Federal Home Loan Bank advances. This funding flexibility limits dependence on any one source of funds and generally lowers the cost of funds.  In making funding decisions management considers market conditions, prevailing interest rates, liquidity needs and the maturity profile of the balance sheet.  There were no borrowings at June 30, 2007 as Christiana’s deposits had increased and loan demand decreased. Total borrowed funds equaled $1.0 million at December 31, 2006.

Stockholders’ Equity.  Stockholders’ equity totaled $20.3 million at June 30, 2007.  The increase in stockholders’ equity during 2007 reflects the earnings during the period, the issuance of shares to cover Christiana’s contribution of $70 thousand to its 401(k) plan, proceeds from the exercise of stock options of $73 thousand and tax benefit recognition from the exercise of stock options amounting to $54 thousand, offset by an increase in unrealized losses on securities classified as available-for-sale of $20 thousand, net of applicable federal tax.

Non-performing Assets.  Non-performing assets, defined as loans on non-accrual status, loans past due 90 days and still accruing, and other real estate acquired through foreclosure, totaled $1.3 million at June 30, 2007 compared to $87 thousand at December 31, 2006.  Non-performing loans equaled 0.20% and 0.07% of total loans respectively, in each period.   A loan is placed on non-accrual status when principal or interest becomes 90 days or more past due (unless the loan is well secured and in the process of collection) or Christiana does not expect the loan to be fully repaid according to the terms of the loan agreement.  A non-accrual loan may not be restored to accrual status until principal and interest are no longer due and unpaid for a period of six months and when subsequent performance reduces the concern as to the collectibility of principal and interest.

Christiana did not own or hold any other real estate acquired through foreclosure as of December 31, 2006. During 2007, however, a credit problem in a single relationship resulted in a partial loan charge-off of $355 thousand and Christiana acquiring title to the underlying real estate collateral represented as other real estate acquired through foreclosure in the amount of $1.1 million at June 30, 2007.

Allowance for Loan Losses and Related Provision.  The allowance for loan losses was $1.2 million at June 30, 2007 or 0.95% of total loans compared to $1.2 million or 0.95% of total loans at December 31, 2006.

Christiana recorded a provision for loan losses for the period ended June 30, 2007 of $285 thousand compared to $158 thousand for the period ended June 30, 2006.  For the year ended December 31, 2006, the provision for loan losses was $303 thousand.  A charge-off of $355 thousand was taken against the allowance for loan losses in 2007 while no loans were charged off during 2006.

  The allowance for loan losses is determined through a regular review of the loan portfolio in which management considers historical loss factors as well as qualitative factors, which may cause actual losses to differ from past trends.  These qualitative factors include, but are not limited to, prevailing economic conditions, the volume and trends of nonperforming loans, concentrations of credit risk and changes in loan policies or underwriting standards.

The allowance consists of a risk rating that is assigned to each loan in the portfolio and a related reserve percentage. The risk ratings are defined based on borrower’s risk and their ability to repay the obligation as well as adequacy and liquidity of collateral.

While Christiana believes the allowance for loan losses is currently adequate, future additions to the allowance may be necessary as conditions change.  The adequacy of the allowance is reviewed quarterly by the Board of Directors.

Comparison of Operating Results for Six Months Ended June 30, 2007 and June 30, 2006

General.  Net income was $1.0 million, or $0.68 per diluted share, for the six months ended June 30, 2007 compared to $1.1 million, or $0.75 per diluted share, for the same period in 2006.  Net interest income was $3.3 million for the six months ended June 30, 2007, compared to $3.5 million for the same period in 2006.

Interest Income.  Interest income increased $331 thousand or 6% to $5.7 million for the six months ended June 30, 2007, compared to $5.4 million for the same period in 2006.  The yield on earning assets increased 34 basis points to 7.41% in the six months ended June 30, 2007 from 7.07% for the same period in 2006. The increase in total interest income was due to a $1.9 million increase in the volume of interest-earning assets that contributed $140 thousand of the increase, while higher interest rates increased interest income by $191 thousand.

Interest Expense.  Interest expense for the six months ended June 30, 2007 increased $484 thousand to $2.4 million from $1.9 million during the comparable 2006 period.  The increase was attributable to an increase of 77 basis points in the average cost of interest-bearing liabilities to 4.38% for the six months ended June 30, 2006 from 3.61% for the same period in 2006.  In addition, the average balance of total interest-bearing liabilities increased $3.7 million and increased interest expense by $230 thousand, while higher interest rates contributed to the higher cost of funds and increased interest expense by $254 thousand. The variance in rate was largely impacted by a change in the funding mix from non-interest bearing demand deposits and lower cost savings deposits to time deposits, primarily brokered certificates of deposit.

Management believes that continued competition for funds from rate sensitive customers will put pressure on lower cost funding availability resulting in a higher cost of deposits.

Net Interest Income. Net interest income was $3.3 million for the six months ended June 30, 2007, compared to $3.5 million for the same period in 2006.  The net interest margin was 4.33% for the six months ended June 30, 2007 compared to 4.58% for the same period in 2006.  The decrease in the margin was the result of a higher cost of funds tied to the rise in the level of general market interest rates, primarily affecting short term borrowings and time deposits, and a change in the funding mix to higher cost deposits including brokered certificates of deposit.

Non-interest Income.  Non-interest income increased to $3.2 million for the six months ended June 30, 2007, compared to $2.3 million earned during the same period in 2006, due primarily to an $869 thousand increase in trust fees resulting from new business. Service charges on deposits and other income also increased during the period from $196 thousand to $222 thousand. This increase resulted primarily from increases in dividends on FHLB stock and earnings on bank owned life insurance.

 Through its trust department, Christiana delivers trust and asset management services to a variety of businesses and individuals generating fee income. Trust and asset management fees were $3.0 million for the six months ended June 30, 2007 compared to $2.1 million in 2006.  Assets under administration in trust totaled $2.9 billion at June 30, 2007 and $1.7 billion at the end of the second quarter in 2006 primarily due to the addition of new accounts.. Assets under management were $260 million at June 30, 2007, as compared to $466 million at June 30, 2006.

Christiana considers revenue growth to be a better indicator of success in the trust business compared to other business volume statistics. Christiana does not consider assets under administration or assets under management to be particularly good indicators, as client asset levels may be affected by trust distributions and trust terminations, as well as the timing of new business and changes in market valuation. In addition, assets related to certain trust transactions may fluctuate significantly from one reporting period to the next, depending on the particular transaction. Finally, investment management is only one of many services provided to Christiana’s clients and is not necessarily indicative of the overall trust business. Strategically, Christiana sees opportunities for continued growth in the trust and asset management area and has made the necessary investment in infrastructure and personnel to support that growth.

The remaining other income largely reflects fees charged for various banking services and earnings on bank-owned life insurance. There were no gains or losses on the sale of securities in 2007 and 2006.

Non-interest Expense.  Personnel expense for the first six months of 2007 was $2.5 million versus $2.3 million in the same period last year. To meet the needs of its growing businesses, Christiana’s staff included 59 full-time equivalent employees at June 30, 2007 as compared to 44 at June 30, 2006. Additionally, increased incentives and commissions due to the increased trust business during the year are reflected in personnel expense.

Occupancy expense for the first six months of this year was $221 thousand versus $187 thousand in the same period last year. As a result of the growing business and associated staff expansion, Christiana entered into a lease for additional office space in Wilmington, Delaware starting in March, 2007.

Trust operating expense totaled $322 thousand for the six months ended June 30, 2007 compared to $231 thousand in the same period last year. Increased volume of trust business has resulted in a corresponding increases in service bureau and other variable costs necessary to maintain and service new accounts.

The remaining other expense for the first six months of 2007 totaled $1.7 million versus $1.2 million for the same period last year.  For the first half of 2007, other expense included $186 thousand in expenses related to the formation of a definitive agreement for the merger of Christiana. In addition, the 2007 period included an increase of $90 thousand over the same period last year for consulting services primarily related to compliance activities. Increased trust activity entailed additional sales-related travel, additional insurance coverage to support domiciliary services at an increased premium and higher occupancy, fixtures and communications expenses to support additional staff. Finally, marketing initiatives relating to a new logo and corporate identity resulted in additional expense of $21 thousand, while loan and OREO related expenses exceeded the prior year by $17 thousand.

Total non-interest expense for the first six months of 2007 was $4.7 million as measured against $3.9 million in the first six months of 2007. For the six months, total non-interest expenses increased 20% versus the same period last year. Excluding merger related expenses, the increase was 16% relative to last year.
Income Taxes.  Federal income taxes decreased $90 thousand or 17% in 2007 to $444 thousand. The effective tax rates (Federal income taxes divided by income before income taxes) were 30.6% and 32.8% in 2007 and 2006, respectively. In general, the variances from the 34.0% Federal statutory rate consisted primarily of tax exempt earnings on bank-owned life insurance and the deduction of state taxes.

Christiana’s state tax expense is in the form of the Delaware Franchise Tax which is applied at a statutory rate of 4.9% on Christiana’s income before taxes. This expense decreased 7% to $75 thousand in 2007 from $81 thousand in 2006.

Comparison of Financial Condition at December 31, 2006 and December 31, 2005

Total assets grew by $2.3 million or 1% during 2006 to $168.4 million.. Total deposits decreased $3.2 million while borrowings and stockholders’ equity increased $1.0 million and $3.1 million respectively. While total assets increased only marginally, the mix of assets changed with loans growing meaningfully, as noted below. During the calendar year, cash and due from banks declined and deposits remained basically static as excess liquidity was redeployed into loans.

Loans.  Growth in assets reflected an increase in gross loans outstanding of $13.7 million or 12% during 2006 to $130.9 million at year end. Christiana continued its efforts to increase its loan balances while preserving credit quality and maintaining minimum levels of non-performing assets. Non-performing assets include non-accrual loans, loans past due 90 days or more and still accruing, restructured loans, or other real estate owned due to foreclosure. At December 31, 2006, there were non-performing assets totaling $87 thousand in Christiana’s portfolio. Christiana had no non-performing assets at December 31, 2005. Lending efforts were focused on providing borrowing customers, both individuals and small businesses, with a high level of service and personal contact at a reasonable price. The complete absence or minimal levels of non-performing assets and charge-offs is not typical of the industry and may not be sustainable in the future, particularly in an environment where the real estate market is in transition.

The following table summarizes total loans outstanding by loan category and amount at December 31, 2006 and 2005:

	At December 31, 2006	At December 31, 2005
	(In thousands)
Loan Type:
Commercial	$ 19,139	$ 17,554
Commercial real estate	86,622	76,595
Residential real estate	20,854	17,874
Consumer	4,282	5,138
Total Loans	130,897	117,161
Unearned income	(131)	(187)
Allowance for loan losses	(1,240)	(937)
Net loans	$ 129,526	$ 116,037

Investment Securities.  Total investment securities at December 31, 2006 were $23.2 million, an increase of $1.9 million or 9% from $21.3 million in the prior year. Christiana has classified 82% of its investment portfolio, or $18.9 million, as available for sale at December 31, 2006. Available for sale securities are presented at fair market value with the related unrealized gains or losses shown as a component of Stockholders’ Equity. Reflecting the changes in interest rates, at year end 2006 net unrealized losses on available for sale securities amounted to $257 thousand compared to $415 thousand in net unrealized losses in 2005.

Deposits.  At year-end 2006 total deposits amounted to $145.1 million compared to $148.3 million in the prior year.

Non-interest bearing demand deposits increased $1.2 million to $42.2 million at December 31, 2006, from $41.0 million at December 31, 2005. Interest-bearing demand deposits and savings deposits decreased $23.3 million to $57.5 million at December 31, 2006 from $80.8 million at December 31, 2005, partially attributable to low rates offered on these account types.  Time deposits, including, brokered certificates of deposit of $28.7 million, increased $18.8 million to $45.4 million at December 31, 2006 from $26.5 million at December 31, 2005. Christiana made use of brokered deposits on a larger scale during 2006 in order to replace runoff experienced in savings deposits, and instead of offering aggressive retail rates on certificates of deposit. Demand deposits at December 31, 2006 of $42.2 million represented 29% of total deposits compared to $41.0 million or 28% of total deposits in 2005. Savings deposits represented 40% of total deposits at the end of 2006 compared to 54% in the prior year. Finally, time deposits, including brokered deposits, represented 31% of total deposits compared to 18% in the prior year.

One of Christiana’s deposit strategies is the attraction and retention of core deposits.  Core deposits are non-brokered and measured by analyzing minimum levels of average balances over a two-year historical period.

The following table summarizes categories of Christiana’s deposits at December 31, 2005 and 2004:

	At December 31, 2006		At December 31, 2005
	Amount	% of Total	Amount	% of Total
	(In thousands)
Non-interest-bearing demand deposits	$42,228	29.1%	$40,968	27.6%
Interest-bearing deposits:
Savings and interest bearing demand	57,545	39.7	80,805	54.5
Time	45,352	31.2	26,530	17.9

Total Deposits	$145,125	100.0%	$148,303	100.0%

Borrowed Funds.  Christiana raises funds through a variety of sources including primarily retail deposits, brokered certificates of deposit, and Federal Home Loan Bank advances. This funding flexibility limits dependence on any one source of funds and generally lowers the cost of funds.  In making funding decisions management considers market conditions, prevailing interest rates, liquidity needs and the maturity profile of the balance sheet.  Total borrowed funds were $1.0 million at December 31, 2006, up from no borrowings at December 31, 2005. Borrowings are available to fund loan growth as well as to fund short-term deposit fluctuations.  Christiana had no outstanding long-term borrowings at December 31, 2006.

Stockholders’ Equity.  Stockholders’ equity totaled $19.1 million at December 31, 2006 compared to $16.0 million at December 31, 2005. The increase in stockholders’ equity primarily reflects the earnings during 2006, plus the issuance of shares to cover Christiana’s contribution of $130 thousand to its 401(k) plan, additional capital of $371 thousand related to the exercise of options, and a decrease in unrealized losses on securities classified as available-for-sale of approximately $104 thousand net of applicable federal taxes. The increased capital provides support for future growth and increased financial flexibility. At December 31, 2006, stockholders’ equity was 11% of total assets compared to 10% at December 31, 2005. Christiana met all of the minimum regulatory requirements and exceeded the levels required to be considered “well-capitalized” as defined in the regulations.

Non-performing Assets.  Non-performing assets, defined as loans on non-accrual status, loans past due 90 days and still accruing, and other real estate acquired through foreclosure, totaled $87 thousand at December 31, 2006 and zero at December 31, 2005.  Non-performing loans equaled 0.07% and 0.00% of total loans respectively, in each period.   A loan is placed on non-accrual status when principal or interest becomes 90 days or more past due (unless the loan is well secured and in the process of collection) or Christiana does not expect the loan to be fully repaid according to the terms of the loan agreement.  A non-accrual loan may not be restored to accrual status until principal and interest are no longer due and unpaid for a period of six months and when subsequent performance reduces the concern as to the collectibility of principal and interest.

Christiana did not own or hold any other real estate acquired through foreclosure as of December 31, 2006 or December 31, 2005.

Allowance for Loan Losses and Related Provision.  The allowance for loan losses was $1.2 million or 0.95% of total loans at December 31, 2006 compared to $937 thousand or 0.80% of total loans at December 31, 2005.

Christiana recorded a provision for loan losses of $303 thousand for the period ended December 31, 2006 compared to 118 thousand for the year ended December 31, 2005.  No loans were charger off during 2006 or 2005.

Comparison of Operating Results for Years Ended December 31, 2006 And 2005

General.  Net income was $2.5 million, or $1.56 per diluted share, for the year ended December 31, 2006 compared to $1.5 million, or $1.02 per diluted share, for the year ended 2005.  Net interest income was $7.1 million for the year ended December 31, 2006, compared to $6.0 million for the year ended 2005.

Interest Income.   Interest income increased $2.9 million, or 35%, to $11.3 million for the year ended December 31, 2006, compared to $8.4 million for the year ended 2005.  The most significant components contributing to the increase in interest income were an $18.1 million increase in the volume of earning assets augmented by higher loan volumes and higher yields. The average yield on interest-earning assets during 2006 was 7.30% compared to 6.11% in 2005.  The average yield on loans during 2006 was 8.18% compared to 6.92% in 2005.  The above pattern is consistent with Christiana’s emphasis on variable rate loans and the general interest rate environment described above.

Interest Expense.  Interest expense for the year ended December 31, 2006 increased $1.9 million to $4.2 million from the year ended 2005.  This was attributable to an increase of 149 basis points in the average cost of interest-bearing liabilities to 3.95% for the year ended December 31, 2006, from 2.46% for the year ended 2005.  In part, this reflects a shift in the composition of funding sources resulting in a lower proportion of interest free funds and a larger volume of higher-costs funding sources along with the impact of interest rate policies of the Federal Reserve Board over the past 3 years, offset by the early prepayment in earlier years of certain high coupon fixed rate borrowings.

In addition, the average balance of total interest-bearing liabilities increased $11.9 million to $106.8 million for the year ended December 31, 2006, from $94.9 million for the year ended 2005.

Net Interest Income.  Net interest income was $7.1 million for the year ended December 31, 2006, compared to $6.0 million for the year ended 2005.  The net interest margin increased in 2006 as earning rates on assets increased faster than the rates on interest-bearing deposits. The net interest margin was 4.57% in 2006 compared to 4.40% in 2005.

Christiana’s net interest income was impacted by the interest rate policies of the Federal Reserve Board (“FRB”) over the previous 3 years. Starting in the summer of 2004 the FRB implemented a series of rate increases which brought the prime rate from 4.00% in June 2004 to 8.25% in June 2006 and subsequently adopted a “wait and see” attitude making no further rate changes for the balance of 2006. As Christiana, generally, has had a larger amount of assets that re-price with changing interest rates (primarily floating rate loans) than liabilities, the net interest margin would tend to expand during rate increases and contract during rate declines.

Non-interest Income.  Non-interest income increased $1.8 million to $5.4 million for the year ended December 31, 2006, compared to the year ended 2005. The largest component of other income is trust and other asset management fees which represent 93% of other income. The remaining other income ($381 thousand for 2006, $350 thousand for 2005) largely represents fees charged for various banking services and earnings on bank-owned life insurance.

Through its trust department, Christiana delivers trust and asset management services to a variety of businesses and individuals generating fee income. Trust and asset management fees were $5.1 million in 2006 compared to $3.3 million in 2005, a growth of 55% during 2006. Assets under administration were $1.8 billion at year-end 2006 and 2005. Assets under management totaled $349.6 million at year-end 2006 compared to $511.8 million at year-end 2005.

Christiana considers revenue growth to be a better indicator of success in the trust business compared to other business volume statistics. Christiana does not consider assets under administration or assets under management to be particularly good indicators, as client asset levels may be affected by trust distributions and trust terminations, as well as the timing of new business and changes in market valuation. In addition, assets related to certain trust transactions may fluctuate significantly from one reporting period to the next, depending on the particular transaction. Finally, investment management is only one of many services provided to Christiana’s clients and is not necessarily indicative of the overall trust business. Strategically, Christiana sees opportunities for continued growth in the trust and asset management area and has made the necessary investment in infrastructure and personnel to support that growth.

Non-interest Expense.  Total non-interest expenses in 2006 were $8.2 million compared to $7.1 million in 2005, representing an increase of 15%.

The largest item within other expense is salaries and employee benefits, representing 59% of total in 2006. Also, trust operating expenses represent 6% and occupancy costs represent 5% of total other expense.

Salaries and employee benefits in 2006 totaled $4.9 million compared to $3.9 million in 2005. At December 31, 2006, there were 53 full time equivalent employees at Christiana compared to 41 full time equivalent employees at December 31, 2005. Christiana has provided for the growth in loans, deposits and trust services by staffing to maintain a high level of customer service while avoiding scale businesses.

Trust operating expenses for 2006 totaled $512 thousand compared to $383 thousand in 2005. The 2005 expense includes the benefit of a $67 thousand refund for certain charges that had been erroneously assessed to and paid by Christiana.

Christiana recognizes that support of the businesses selected requires a given level of staffing, training and infrastructure and remains committed to offering personal service in all of its key business areas.

Other administrative expense consists mainly of corporate insurance, professional fees, other processing costs and prepayment fees on long-term debt.  Other expense for the year ended December 31, 2006 equaled $2.4 million, compared to $2.4 million for the year ended 2005.  An increase of $246 thousand in insurance along with $56 thousand in processing costs were offset by the elimination of prepayment fees on long-term debt incurred in 2005.

Income Taxes.  Federal income taxes increased $522 thousand or 71% in 2006 to $1.3 million. The effective tax rates (Federal income taxes divided by income before income taxes) were 31.5% and 30.8% in 2006 and 2005, respectively. In general, the variances from the 34.0% Federal statutory rate consisted primarily of tax exempt earnings on bank-owned life insurance and the deduction of state taxes.

Christiana’s state tax expense is in the form of the Delaware Franchise Tax which is applied at a statutory rate of 4.9% on Christiana’s income before taxes. This expense increased 66% to $192 thousand in 2006 from $116 thousand in 2005.

Comparison of Operating Results for Years Ended December 31, 2005 and 2004

General.  Net income was $1.5 million, or $1.02 per diluted share, for the year ended December 31, 2005 compared to $966 thousand, or $0.68 per diluted share, for the year ended 2004.  Net interest income was $6.0 million for the year ended December 31, 2005, compared to $4.5 million for the year ended 2004.

Interest Income.   Interest income increased $2.2 million, or 35%, to $8.4 million for the year ended December 31, 2005, compared to $6.2 million for the year ended 2004.  The most significant components contributing to the increase in interest income was a $14.2 million increase in the volume of earning assets augmented by higher yields. The average yield on interest-earning assets during 2005 was 6.11% compared to 5.05% in 2004.  The average yield on loans during 2005 was 6.92% compared to 5.54% in 2004.  The above pattern is consistent with Christiana’s emphasis on variable rate loans and the general interest rate environment described above.

Interest Expense.  Interest expense for the year ended December 31, 2005 increased $621 thousand to $2.3 million from the year ended 2004.  This was attributable to an increase of 64 basis points in the average cost of interest-bearing liabilities to 2.46% for the year ended December 31, 2005, from 1.82% for the year ended 2004.  This primarily reflects the impact of interest rate policies of the Federal Reserve Board over the previous 2 years, offset by the early prepayment of certain high coupon fixed rate borrowings.

In addition, the average balance of total non-interest bearing demand deposits increased $8.3 million to $33.5 million for the year ended December 31, 2005, from $25.2 million for the year ended 2004.

 Net Interest Income.  Net interest income was $6.0 million for the year ended December 31, 2005, compared to $4.5 million for the year ended 2004.  The net interest margin increased in 2005 as earning rates on assets increased faster than the rates on interest-bearing deposits. The net interest margin was 4.40% in 2005 compared to 3.65% in 2004.

Non-interest Income.  Non-interest income increased $421 thousand to $3.6 million for the year ended December 31, 2005, compared to the year ended 2004. The largest component of other income is trust and other asset management fees which represented 90% of other income in 2005 and 88% for 2004. The remaining other income ($350 thousand for 2005, $390 thousand for 2004) largely represents fees charged for various banking services and earnings on bank-owned life insurance.

Through its trust department, Christiana delivers trust and asset management services to a variety of businesses and individuals generating fee income. Trust and asset management fees were $3.3 million in 2005 compared to $2.8 million in 2004, a growth of 16% during 2005. Assets under administration were $1.8 billion at year-end 2005 and 2004. Assets under management totaled $511.8 million at year-end 2005 compared to $666.7 million at year-end 2004.

Christiana considers revenue growth to be a better indicator of success in the trust business compared to other business volume statistics. Christiana does not consider assets under administration or assets under management to be particularly good indicators, as client asset levels may be affected by trust distributions and trust terminations, as well as the timing of new business and changes in market valuation. In addition, assets related to certain trust transactions may fluctuate significantly from one reporting period to the next, depending on the particular transaction. Finally, investment management is only one of many services provided to Christiana’s clients and is not necessarily indicative of the overall trust business. Strategically, Christiana sees opportunities for continued growth in the trust and asset management area and has made the necessary investment in infrastructure and personnel to support that growth.

Non-interest Expense.  Total other expenses in 2005 were $7.1 million compared to $6.1 million in 2004, representing an increase of 18%.

The largest item within other expense is salaries and employee benefits, representing 54% of total in 2005. Also, trust operating expenses and occupancy costs each represent 5% of total other expense.

Salaries and employee benefits in 2005 were $3.9 million in 2005 compared to $3.3 million in 2004. At December 31, 2005, there were 41 full time equivalent employees at Christiana compared to 40 full time equivalent employees at December 31, 2004. Commissions, incentive compensation, and normal merit and benefits cost increases have resulted in the increase in this cost over the prior year. Also, Christiana recognizes the need to add staff as increases in deposits and trust services continue in order to preserve a high level of customer service while avoiding scale businesses.

Trust operating expenses for 2005 totaled $383 thousand compared to $526 thousand in 2004.  The 2005 expense includes the benefit of a $67 thousand refund for certain charges that had been erroneously assessed to and paid by Christiana. Additionally, in 2004, Christiana incurred certain expenses amounting to $64 thousand directly related to the asset management business, which were not repeated in 2005.

Occupancy costs for 2005 amounted to $392 thousand compared to $391 thousand in 2004. Christiana continues to monitor the space occupied to meet the needs of its growing business, recognizes that support of the businesses selected requires a given level of staffing, training and infrastructure and remains committed to offering personal service in all of its key business areas.

Income Taxes.  Federal income taxes increased $290 thousand or 66% in 2005 to $732 thousand. The effective tax rates (Federal income taxes divided by income before income taxes) were 30.8% and 29.9% in 2005 and 2004, respectively. In general, the variances from the 34.0% Federal statutory rate consisted primarily of tax exempt earnings on bank-owned life insurance and the deduction of state taxes.

Christiana’s state tax expense is in the form of the Delaware Franchise Tax which is applied at a statutory rate of 4.9% on Christiana’s income before taxes. This expense increased 61% to $116 thousand in 2005 from $72 thousand in 2004.

Liquidity and Capital Resources.

Christiana reviews capital adequacy on an ongoing basis in conjunction with regulatory guidelines, asset size, balance sheet composition and risk profile characteristics, including asset quality, interest rate risk and liquidity needs.  An adequate capital base supports growth and expansion and protects against unexpected losses that cannot be covered by current year earnings.  Capital is generated through retained earnings and the issuance of common stock.

FDIC regulations require banks to maintain levels of regulatory capital.  Under the regulations in effect Christiana was required to maintain (i) a minimum leverage ratio of Tier I capital to average quarterly assets of 4.0 percent and (ii) minimum ratios of Tier I and total capital to risk-weighted capital of 4.0 percent and 8.0 percent, respectively. Under its prompt corrective action regulations, the FDIC is required to take certain regulatory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution’s financial statements.  The regulations establish a framework for the classification of institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.  Generally, an institution is considered well capitalized if it has a leverage Tier I capital ratio of 5.0 percent; a Tier I risk-based capital ratio of at least 6 percent; and a total risk-based capital ratio of at least 10 percent.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by the FDIC about capital components, risk weightings and other factors.  As of June 30, 2007, the most recent notification from the Federal Deposit Insurance Corporation (FDIC) categorized Christiana as well capitalized under the regulatory framework for prompt corrective action.  There are no conditions or events since the most recent notification that management believes have changed the prompt corrective action category.

The following is a summary of Christiana’s actual capital accounts and ratios as of June 30, 2007, December 31, 2006 and December 31, 2005, compared to the FDIC minimum capital adequacy requirements and the FDIC requirements for classification as a well-capitalized institution.

	FDIC Requirements

	Bank Actual		Minimum Capital Adequacy		For Classification as Well-Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2007

Leverage (Tier I Capital)	$20,489	12.42%	$6,599	4.00%	$8,248	5.00%
Risk-based capital:
Tier I	20,489	13.74%	5,965	4.00%	8,947	6.00%
Tier II	21,659	14.53%	11,925	8.00%	14,906	10.00%

December 31, 2006

Leverage (Tier I Capital)	$19,283	11.64%	$6,626	4.00%	$8,283	5.00%
Risk-based capital:
Tier I	19,283	12.81%	6,021	4.00%	9,032	6.00%
Tier II	20,523	13.63%	12,046	8.00%	15,057	10.00%

December 31, 2005

Leverage (Tier I Capital)	$16,257	10.91%	$5,962	4.00%	$7,453	5.00%
Risk-based capital:
Tier I	16,257	11.73%	5,545	4.00%	8,317	6.00%
Tier II	17,194	12.40%	11,090	8.00%	13,862	10.00%

Liquidity represents Christiana’s ability to generate funds to support asset growth, meet deposit withdrawals, maintain reserve requirements and otherwise operate on an ongoing basis.  An important component of Christiana’s asset and liability management structure is the level of liquidity available to meet the needs of its customers and the requirements of creditors.  Maturing investment securities are a relatively predictable source of funds.  However, deposit flows, calls of securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace.  These factors reduce the predictability of the timing of these sources of funds.

At June 30, 2007, cash and cash equivalents were $30.3 million compared to $5.4 million at year-end 2006.  Available for sale securities, net of pledges, were $16.7 million at June 30, 2007 and $14.8 million at year-end 2006.

Christiana offers a wide variety of deposit products to both consumers and commercial deposit customers. Christiana also utilizes wholesale funding, including brokered deposits, when, due to relative cost advantage, or availability, or increased diversification, it is advantageous to do so. At June 30, 2007 brokered deposits were $28.3 million or 17.4% of total deposits of $162.4 million compared to $28.7 million, or 20% of the $145.1 million in deposits at December 31, 2006.

Christiana is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”) and has access to FHLB overnight and term credit facilities. At June 30, 2007 and December 31, 2006 Christiana had unused borrowing capacity at the FHLB of $69.2 million and $65.7 million respectively. In addition, Christiana has the ability to borrow directly from the Federal Reserve Bank discount window.

Changes in cash and cash equivalents are classified as operating, investing and financing activities.

At June 30, 2007, net cash provided by operating activities equaled $1.1 million that consisted of net income adjusted for non-cash charges and the net change in other assets and other liabilities.  Net cash provided by investing activities totaled $7.4 million, primarily cash received from net repayments of loan principal of $6.6 million and proceeds from maturities of investment securities offset by the purchase of investment securities of $2.1 million and $2.0 million. Net cash provided by financing activities equaled $16.4 million and consisted mainly an increase in deposits.

At December 31, 2006, net cash provided by operating activities equaled $3.2 million that consisted of net income adjusted for non-cash charges and the net change in other assets and other liabilities.  Net cash used in investing activities amounted to $16.7 million consisting of the purchase of investment securities of $5.2 million offset by $3.4 million of cash received from proceeds of maturities of investment securities, $13.8 million of net loan growth and $874 thousand of incremental purchases of Federal Home Loan Bank stock.  Net cash used by financing activities totaled $1.9 million and consisted mainly of a decrease in deposits of $3.2 million offset by incremental Federal Home Loan Bank short-term advances of $1.0 million. When combined, cash and cash equivalents decreased $15.4 million in 2007.

Christiana was contractually obligated to make payments as of December 31, 2006 as follows:

Amounts in thousands (000)	Within 1 Year	After 1 Year But Within 3 Years	After 3 Years But Within 5 Years	After 5 Years	Total
	(In thousands)
Lease Obligations
Operating Lease Obligations	$ 408	$ 7 91	$ 768	$ 363	$ 2,330
Borrowings
Federal Home Loan Bank	$1,000	$ --	$ --	$ --	$1,000
Credit Commitments
Available lines of credit	$33,400	$ -	$ -	$ -	$33,400
Other loan commitments	4,800	-	-	-	4,800
Letter of Credit	320	-	-	-	320
Total credit commitments	38,520	-	-	-	38,520
Total	$39,928	$ 791	$ 768	$ 363	$41,850

Off-Balance Sheet Arrangements

Christiana is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such instruments are recorded in the financial statements when they become payable. Those instruments involve elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets included in this prospectus.  The contract or notional amount of those instruments reflects the extent of involvement Christiana has in particular classes of financial instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Christiana evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Christiana upon extension of credit, is based on management’s credit evaluation. Collateral held varies, but includes principally residential or commercial real estate. These financial instruments do not have, nor are they reasonably likely to have a current or future material effect on Christiana’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Management of Market Risk

Market risk is the exposure to economic loss that arises from changes in the values of certain financial instruments. The primary market risk exposure generally faced by a financial institution of the size and activities of Christiana is interest rate risk. Interest rate changes can impact Christiana’s liquidity and can cause fluctuations in its net interest income.

Christiana employs various management techniques to monitor and manage its exposure to interest rate risk and its liquidity position. The Board of Directors has established the Asset/Liability Committee (ALCO), which consists of Board members and senior management personnel, to monitor and control the interest rate risk and liquidity position at Christiana. The ALCO meets on a regular basis and is responsible for reviewing the rate sensitivity position of Christiana, approving policies and procedures and overseeing the formulation and implementation of strategies relating to balance sheet positions, earnings and liquidity.

Interest rate risk can be defined either by the effect it has on profits or how it affects the value of capital. Profits are affected by changes in interest rates and net interest income due to the re-pricing characteristics and maturity structure of interest-sensitive assets and liabilities.  Changes in the value of capital are measured by calculating the economic value of assets and liabilities under various rate environments. To maintain consistent profit performance and acceptable levels of economic capital in changing interest rate environments, Christiana actively monitors and manages the re-pricing characteristics and maturity structure of assets and liabilities within established policy guidelines.

Historically, the most common method of analyzing interest rate risk was to measure the maturity and re-pricing relationships between interest-earning assets and interest-bearing liabilities at a specific point-in-time, typically referred to as “Gaps.” A bank is considered liability-sensitive when the amount of interest-bearing liabilities exceeds the amount of interest-earning assets.

However, assets and liabilities with similar re-pricing and maturity characteristics may not re-price at the same time or to the same degree.  Although the Gap position does give a measure of the magnitude of risk, it cannot accurately predict the impact of changes in prevailing interest rates on net income.

At June 30, 2007 and December 31, 2006 the cumulative sum of liabilities expected to repay or re-price over the next 12 months exceeded the cumulative sum of assets expected to repay or re-price over the same period by 5.7% and 3.4% respectively. Conversely, at December 31, 2005, the cumulative sum of assets expected to repay or re-price over the next 12 months exceeded the cumulative sum of liabilities expected to repay or re-price over the same period by 10%. This change in position represents the outcome of a specific strategy to narrow the gap between re-pricing assets and re-pricing liabilities in the next 12 months. While the excess of rate-sensitive assets over rate-sensitive liabilities is a favorable factor that contributed to the improved net interest margin in the rising-rate environments of 2005 and 2006, if left unchanged, it could lead to a lower net interest margin in a declining rate environment.

The following table reflects Christiana Interest Sensitivity Gap position at June 30, 2007.

Statement of Interest Sensitivity Gap
	90 Days	91 to 180	181 to 365	1 to 5
(dollars in thousands)	or less	Days	Days	Years	Thereafter	Total
Rate sensitive assets:
Federal funds sold and	$30,055	-	-	-	-	$30,055
short-term investments
Investment securities	2,822	1,219	3,956	13,905	1,314	23,216
Loans, net of unearned income
Mortgage	54,279	1,562	1,815	30,295	8,904	96,855
Commercial	13,860	133	276	7,163	174	21,606
Consumer	3,773	153	33	352	24	4,335
Total rate sensitive assets	$104,789	$3,067	$6,080	$51,715	$10,416	$176,067
Rate sensitive liabilities:
Deposits:
Non-interest-bearing demand (1)	$19,883	$ 21	$ 42	$333	$31,517	$51,796
Interest bearing demand and Savings	64,642	-	-	-	-	64,642
Time	13,575	14,617	11,575	6,151	-	45,918
Borrowed funds	-	-	-	-	-	-
Long-term debt	-	-	-	-	-	-
Total rate sensitive liabilities	$98,100	$14,638	$11,617	$6,484	($31,517)	$162,356
Period gap	$6,689	($11,571)	($5,537)	$45,231	($21,101)	$13,711
Cumulative gap	$6,689	($4,882)	($10,419)	$34,812	$13,711	$13,711
Cumulative gap to total assets	3.6%	(2.6%)	(5.6%)	18.8%	7.4%	7.4%
(1)	Non-interest bearing demand deposits considered non-core are included with liabilities subject to repricing to allow for their replacement in the event of a withdrawal.

Christiana believes that the simulation of net interest income and the economic value of capital over varying interest rate cycles provide a more meaningful measure of interest rate risk.

Christiana also uses simulation modeling techniques to analyze the sensitivity of net interest income and the value of capital to movements in interest rates.  Christiana projects net interest income based on a flat rate scenario (base case) and then against varying rate scenarios over a rolling twelve-month time period.  Christiana’ modeling assumptions include contractual maturity and re-pricing characteristics of rate-sensitive assets and liabilities, and various assumptions regarding the impact of changing interest rates on prepayment speeds and other imbedded options of certain assets and liabilities.

Income simulation enables management to measure the probable effects on the balance sheet and earnings not only from changes in interest rates, but also of proposed strategies for responding to them.

Based on Christiana’s modeling results at June 30, 2007, an increase, or decrease, in interest rates of 200 basis points may increase net interest income over a twelve-month period by approximately $381 thousand or 5.9% or reduce net interest income by approximately $756 thousand, or 11.8%.  An immediate and permanent change of 200 basis points results in a 2.7% reduction in the value of capital if rates rise and a 2.3 % increase in the value of capital if rates fall by 200 basis points.  At June 30, 2007, these results were acceptable under Christiana’s policy guidelines.  Christiana cannot provide any assurance about the actual effect of changes in interest rates on net interest income or the value of capital.

The following table sets forth the estimated effects on Christiana’s net interest income for the periods indicated and reflects such change as a percentage of projected net interest income for the subsequent 12-month period.

Interest Rate Sensitivity
	200 Basis Point Rate Increase	200 Basis Point Rate Decrease
June 30, 2007	5.9%	(11.8%)
December 31, 2006	6.2%	(11.5%)

The income simulation analysis was based upon a variety of assumptions.  These assumptions include but are not limited to; asset mix, prepayment speeds on fixed rate loans, and the sensitivity of deposit interest rates to changes in the market.  As market conditions vary from the assumptions in the income simulation analysis, actual results will differ.  As a result, the income simulation analysis does not serve as a forecast of net interest income, nor do the calculations represent any actions that management may undertake in response to changes in interest rates.

Recent Accounting Pronouncements

FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) was released in July 2006.  FIN 48 establishes a recognition threshold and measurement for income tax positions recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.”  FIN 48 also prescribes a two-step evaluation process for tax positions.  The first step is recognition and the second is measurement.  For recognition, an enterprise judgmentally determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of related appeals or litigation processes, based on the technical merits of the position.  If the tax position meets the more-likely-than-not recognition threshold, it is measured and recognized in the financial statements as the largest amount of tax benefit that is greater than 50% likely of being realized. If a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial statements.

  Tax positions that meet the more-likely-than-not recognition threshold at the effective date of FIN 48 may be recognized or, may continue to be recognized, upon adoption of FIN 48.  The cumulative effect of applying the provisions of FIN 48 shall be reported as an adjustment to the opening balance of retained earnings for that fiscal year.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  Accordingly, Christiana adopted FIN 48 on January 1, 2007 and applied FIN 48 for all tax positions for which the statute of limitations remained open. As a result of the adoption of FIN 48, there was no material effect on Christiana’s consolidated financial position or results of operations.

Christiana is subject to U.S. Federal income tax as well as Delaware franchise tax which are also based on income.  Christiana is not currently undergoing any income tax examinations.

 In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements."   SFAS No. 157 defines fair value, establishes a framework for measuring fair value in Generally Accepted Accounting Principles, and enhances disclosures about fair value measurements.  SFAS No. 157 applies when other accounting pronouncements require fair value measurements; it does not require new fair value measurements.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years.  Earlier application is encouraged, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year.

On February 15, 2007 the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159), which gives entities the option to measure eligible financial assets, financial liabilities and commitments at fair value (i.e. the fair value option), on an instrument-by-instrument basis that are otherwise not permitted to be accounted for at fair value under other accounting standards.  The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a commitment.  Subsequent changes in fair value must be recorded in earnings.  Additionally, SFAS No. 159 allows for a one-time election for existing positions upon adoption, with the transition adjustment recorded to beginning retained earnings.

Christiana elected not to early adopt SFAS No. 159 and the related guidance of SFAS No. 157.

 Impact of Inflation and Changing Prices

The consolidated financial statements and accompanying notes of Christiana have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).  GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation.  The impact of inflation is reflected in the increased cost of Christiana’s operations.  Unlike industrial companies, Christiana’s assets and liabilities are primarily monetary in nature.  As a result, changes in market interest rates have a greater impact on performance than do the effects of inflation.